UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1−SA

SEMIANNUAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2021

Otis Gallery LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1921598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

335 Madison Ave, 4th Floor, New York, NY 10017
(Full mailing address of principal executive offices)

201-479-4408
(Issuer’s telephone number, including area code)

i

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
The information contained in this report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, each series of our company and the Otis Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager or the Otis Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.
All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described under the heading “Risk Factors” included in the Offering Statement (as defined below). Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
ii

ITEM 1.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Since its formation in December 2018, Otis Gallery LLC, a Delaware series limited liability company (“we,” “us,” “our” or “our company”), has been engaged primarily in acquiring and managing a collection of investment-grade art and collectibles (the “underlying assets”). Otis Wealth, Inc. is the manager of our company (“our manager”) and serves as the asset manager for the underlying assets owned by our company. We acquire the underlying assets from our manager financed through promissory notes issued to our manager, and develop the financial, offering and other materials to begin offering membership interests (“interests”) in series of our company (each, a “series”) through a mobile app-based investment platform called Otis (the “Otis Platform”). We offer and sell interests in a number of separate individual series, and investors in any series acquire a proportional share of income and liabilities as they pertain to a particular series. The sole asset of any given series at the time of an offering is the underlying asset related to such series (plus any cash reserves for future operating expenses), and the sole liability of any given series at the time of an offering is the promissory note related to the acquisition of such underlying asset. We conduct separate closings with respect to each offering. See the offering statement filed with the Securities and Exchange Commission (the “Commission”) on Form 1-A (as amended and supplemented, the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for additional details regarding our current offerings.
We are considered to be a development-stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced. As such, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on our manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including our manager’s ability to:
●
continue to source high-quality underlying assets at reasonable prices to securitize through the Otis Platform;
●
market the Otis Platform and the offerings in individual series and attract investors to the Otis Platform;
●
continue to develop the Otis Platform and provide the information and technology infrastructure to support the issuance of interests; and
●
find operating partners to manage the collection of underlying assets at a decreasing marginal cost per asset.
Neither our company nor any series has generated substantial revenues or profits since inception.
Recent Developments
Acquisitions & Dispositions

On June 25, 2021, Series Gallery Drop 020 entered into an agreement to sell the Series Gallery Drop 020 Asset, a 9.2 CGC-graded X-Men #1 comic book, for $225,000 versus the Series Gallery Drop 020 offering amount of $136,500. Pursuant to the agreement, consummation of the closing was conditioned up approval of the sale by holders of Series Gallery Drop 020 interests, which approval was received on July 1, 2021. The sale contains no other material terms and/or conditions. In connection with the sale, our manager assumed all outstanding but unpaid Series Gallery Drop 020 acquisition expenses and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of our company’s limited liability company agreement, dated February 1, 2019, as amended (the “operating agreement”). This will result in a net gain to holders of Series Gallery Drop 020 interests. The closing of the sale was consummated on July 9, 2021. Our manager, as the manager of Series Gallery Drop 020, has been appointed as liquidator and will distribute to holders of Series Gallery Drop 020 interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 020, after making provision for liabilities of Series Gallery Drop 020, if any. After making such distribution, our manager intends to wind up Series Gallery Drop 020 as the series will no longer have any assets or liabilities. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 020 Interests.
On December 4, 2020, Series Gallery Drop 025 sold the Series Gallery Drop 025 Asset, one painting by Derek Fordjour, No. 90, for $70,000 versus the Series Gallery Drop 025 offering amount of $70,000. In connection with the sale, our manager assumed all Series Gallery Drop 025 acquisition expenses and offering expenses and waived any and all rights to receive any sourcing fee, accrued but unpaid interest on the promissory note issued in connection with the acquisition of the Series Gallery Drop 025 Asset and the 10% distribution pursuant to Section 7.02 of our operating agreement, resulting in a realized gain of $6,000 from sale of the Series Gallery Drop 025 Asset. Our manager, as asset manager of Series Gallery Drop 025, was appointed as liquidator and, on August 31, 2021, finished distributing to holders of Series Gallery Drop 025 interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 025, after making provision for taxes and any other liabilities of Series Gallery Drop 025.
On July 20, 2021, Series Gallery Drop 027 entered into an agreement to sell the Series Gallery Drop 027 Asset, a 9.8 CGC-graded Teenage Mutant Ninja Turtles #1 comic book, for $180,000 versus the Series Gallery Drop 027 offering amount of $62,500. Pursuant to the agreement, consummation of the closing was conditioned up approval of the sale by holders of Series Gallery Drop 027 interests, which approval was received on July 21, 2021. The sale contains no other material terms and/or conditions. In connection with the sale, our manager assumed all outstanding but unpaid Series Gallery Drop 027 acquisition and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of the operating agreement. This will result in a net gain to holders of Series Gallery Drop 027 interests. The closing of the sale was consummated on July 28, 2021. Our manager, as the manager of Series Gallery Drop 027, has been appointed as liquidator and will distribute to holders of Series Gallery Drop 027 Interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 027, after making provision for liabilities of Series Gallery Drop 027, if any. After making such distribution, our manager intends to wind up Series Gallery Drop 027 as the series will no longer have any assets or liabilities. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 027 Interests.

On September 3, 2021, Series Gallery Drop 097 entered into an agreement to sell the Series Gallery Drop 097 Asset, a 9.8 A+ Wata-graded Halo: Combat Evolved game, for $301,000 versus the Series Gallery Drop 097 offering amount of $31,600. Pursuant to the agreement, consummation of the closing was conditioned up approval of the sale by holders of Series Gallery Drop 097 interests, which approval was received on September 3, 2021. The sale contains no other material terms and/or conditions. In connection with the sale, Otis Wealth, Inc. (the “Manager”) assumed all outstanding but unpaid Series Gallery Drop 097 acquisition and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of the operating agreement. This will result in a net gain to holders of Series Gallery Drop 097 interests. The closing of the sale was consummated on September 10, 2021. Our Manager, as the manager of Series Gallery Drop 097, has been appointed as liquidator and will distribute to holders of Series Gallery Drop 097 interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 097, after making provision for liabilities of Series Gallery Drop 097, if any. After making such distribution, the Manager intends to wind up Series Gallery Drop 097 as the series will no longer have any assets or liabilities. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 097 interests.
On September 15, 2021, we acquired the Series Gallery Drop 116 Asset from our manager in exchange for a note in the original principal amount of $225,000. This note does not bear interest and must be repaid within 14 business days of the final closing of the offering (i.e., when the offering is fully funded), provided that we may prepay the note at any time.
Impact of Coronavirus Pandemic
In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 has since spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and most states and localities in the United States and countries in Europe and Asia have implemented severe travel and social restrictions, including social distancing, “shelter-in-place” orders and restrictions on the types of businesses that may continue to operate. The impacts of the outbreak are unknown and rapidly evolving. Our principal office in New York State is closed, and we currently have limited access to our storage facility.
Our manager has taken steps to take care of its employees, including providing the ability for employees to work remotely. Our manager has also taken precautions with regard to employee, facility and office hygiene and implemented significant travel restrictions. Our manager is also assessing business continuity plans for all business units, including ours, in the context of COVID-19. This is a rapidly evolving situation, and our manager will continue to monitor and mitigate developments affecting its workforce. Our manager has reviewed and will continue to carefully review all rules, regulations and orders and will respond accordingly.
The continued spread of COVID-19 has also led to severe disruption and volatility in the global financial markets, which could increase our cost of capital and adversely affect our liquidity and ability to access capital markets in the future. The continued spread of COVID-19 has caused an economic slowdown and may cause a recession or other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The pandemic has had, and could have a significantly greater, material adverse effect on the United States economy as a whole and in our industry in particular.
If the spread of COVID-19 cannot be slowed and, ideally, contained, our business operations could be further delayed or interrupted. We expect that government and health authorities will announce new, or extend existing, restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. Our manager may also experience limitations in employee resources. In addition, our operations could be disrupted if any employee of our manager is suspected of having the virus, which could require quarantine of any such employees. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which COVID-19 may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this report, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic; the current financial, economic and capital markets environment; and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.
Further, the COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of art and other collectables. We expect the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the art and collectibles industry may take a significant amount of time to recover. Although we intend to hold and manage all of the assets marketed on the Otis Platform for an average of three to seven years, the COVID-19 outbreak and resulting economic uncertainty may impact the value of the underlying assets, and consequently the value of the interests.
Results of Operations
Revenues
Revenues are generated at the series level and are derived from the sale of each underlying asset in the associated series. For the six-month periods ended June 30, 2021 and 2020, no series generated any revenues.
We also intend to develop revenue-generating events (as described in the Offering Statement), allowing investors to enjoy the collection of art and collectibles acquired by us through events, museums and other programs, which we anticipate will enable the underlying assets to generate revenue for the applicable series to distribute dividends on a semiannual basis at the discretion of our manager.
Operating Expenses
The operating expenses incurred prior to the closing of an offering related to any of the underlying assets are being paid by our manager and recognized by our company as capital contributions and will not be reimbursed by the series. Each series will be responsible for its own operating expenses, such as storage, insurance or maintenance, beginning on the closing date of the offering for such series’ interests. Sourcing fees, which are treated as operating expenses, are paid to our manager as compensation for sourcing each underlying asset from the gross proceeds of the offering of each series’ interests.
For the six months ended June 30, 2021, we incurred $198,116 in operating expenses, as compared to $43,868 for the period ended June 30, 2020. The following table summarizes the operating expenses by category:
Operating Expense	Six-Month Period Ended June 30, 2021	Six-Month Period Ended June 30, 2020
Organizational costs	$64,040	$25,933
Insurance	$7,493	$1,781
Storage	$17,689	$1,083
Transportation	$4,031	$6,528
Sourcing fees	$104,864	$8,543
TOTALS	$198,116	$43,868

At the close of the respective offerings for the series, each individual series became responsible for operating expenses. Pre-closing operating expenses are incurred on the books of our company, and post-closing operating expenses incurred by each series with a closed offering are incurred and recorded on the books of the series. Our manager has agreed to pay and not be reimbursed for operating expenses incurred prior to the closing of each offering. The following table summarizes the operating expenses, which are composed of legal, accounting, audit, insurance and storage expenses, by our company and series for which the respective offerings had closed:
Series	Six-Month Period Ended June 30, 2021	Six-Month Period Ended June 30, 2020
Otis Gallery LLC	$6,475	$13,410
Series #KW	$2,836	$1,935
Series Drop 002	$1,346	$2,767
Series Drop 003	$1,369	$1,457
Series Drop 004	$1,739	$2,353
Series Drop 005	$1,691	$4,584
Series Drop 008	$685	$4,805
Series Drop 009	$2,954	$-
Series Drop 010	$1,312	$1,609
Series Gallery Drop 011	$1,306	$2,236
Series Gallery Drop 012	$1,978	$-
Series Gallery Drop 013	$4,076	$-
Series Gallery Drop 014	$1,346	$2,829
Series Gallery Drop 015	$1,626	$2,382
Series Gallery Drop 016	$1,286	$1,626
Series Gallery Drop 017	$1,459	$-
Series Gallery Drop 018	$1,241	$-
Series Gallery Drop 019	$1,282	$-
Series Gallery Drop 020	$1,703	$-
Series Gallery Drop 021	$1,325	$-
Series Gallery Drop 022	$1,066	$-
Series Gallery Drop 023	$570	$-
Series Gallery Drop 024	$616	$-
Series Gallery Drop 025(1)	$380	$-
Series Gallery Drop 026	$1,030	$-
Series Gallery Drop 027	$835	$-
Series Gallery Drop 028	$590	$-
Series Gallery Drop 029	$790	$-
Series Gallery Drop 030	$622	$-
Series Gallery Drop 031	$3,177	$-
Series Gallery Drop 032	$502	$-
Series Gallery Drop 033	$2,265	$-
Series Gallery Drop 034	$2,810	$-
Series Gallery Drop 035	$902	$-
Series Gallery Drop 036	$728	$-
Series Gallery Drop 037	$626	$-
Series Gallery Drop 038	$900	$-
Series Gallery Drop 039	$843	$-
Series Gallery Drop 040	$2,375	$-
Series Gallery Drop 041	$513	$-
Series Gallery Drop 042	$539	$-

Series Gallery Drop 043	$3,764	$-
Series Gallery Drop 044	$13,267	$-
Series Gallery Drop 045	$12,134	$-
Series Gallery Drop 046	$2,504	$-
Series Gallery Drop 047	$1,334	$-
Series Gallery Drop 048	$1,604	$-
Series Gallery Drop 049	$8,684	$-
Series Gallery Drop 050	$2,139	$-
Series Gallery Drop 051	$2,074	$-
Series Gallery Drop 052	$1,334	$-
Series Gallery Drop 053	$1,139	$-
Series Gallery Drop 054	$1,244	$-
Series Gallery Drop 055	$2,359	$-
Series Gallery Drop 056	$1,322	$-
Series Gallery Drop 057	$1,154	$-
Series Gallery Drop 058	$1,350	$-
Series Gallery Drop 059	$3,868	$-
Series Gallery Drop 060	$2,523	$-
Series Gallery Drop 061	$1,313	$-
Series Gallery Drop 062	$1,072	$-
Series Gallery Drop 063	$1,323	$-
Series Gallery Drop 064	$1,797	$-
Series Gallery Drop 065	$1,243	$-
Series Gallery Drop 066	$4,237	$-
Series Gallery Drop 067	$3,034	$-
Series Gallery Drop 068	$1,481	$-
Series Gallery Drop 069	$1,936	$-
Series Gallery Drop 070	$1,666	$-
Series Gallery Drop 071	$3,505	$-
Series Gallery Drop 072	$14,919	$-
Series Gallery Drop 073	$2,248	$-
Series Gallery Drop 074	$1,264	$-
Series Gallery Drop 076	$2,761	$-
Series Gallery Drop 077	$1,906	$-
Series Gallery Drop 078	$1,264	$-
Series Gallery Drop 079	$1,284	$-
Series Gallery Drop 080	$1,036	$-
Series Gallery Drop 082	$3,752	$-
Series Gallery Drop 083	$2,320	$-
Series Gallery Drop 086	$4,107	$-
Series Gallery Drop 089	$1,398	$-
Series Gallery Drop 093	$2,225	$-
Series Gallery Drop 095	$2,278	$-
Series Gallery Drop 096	$1,568	$-
Series Gallery Drop 097	$1,638	$-
Series Gallery Drop 098	$907	$-
Series Gallery Drop 100	$1,139	$-
Series Gallery Drop 104	$794	$-
Series Gallery Drop 107	$1,270	$-
TOTALS	$198,256	$43,868

(1)
In connection with the sale of the Series Gallery Drop 025 Asset, our manager assumed all Series Gallery Drop 025 acquisition expenses and offering expenses and waived any and all rights to receive any sourcing fee, accrued but unpaid interest on the promissory note issued in connection with the acquisition of the Series Gallery Drop 025 Asset and the 10% distribution pursuant to Section 7.02 of the operating agreement.
Other Expenses
For the six months ended June 30, 2021, we incurred no other expenses, as compared to $6,599 in other expenses in the form of interest expenses for the six months ended June 30, 2020. The following table summarizes the interest expenses by series:
Series	Six-Month Period Ended June 30, 2021	Six-Month Period Ended June 30, 2020
Series Gallery Drop 011	$-	$270
Series Gallery Drop 012	$-	$2,100
Series Gallery Drop 013	$-	$1,262
Series Gallery Drop 014	$-	$474
Series Gallery Drop 015	$-	$371
Series Gallery Drop 016	$-	$367
Series Gallery Drop 017	$-	$928
Series Gallery Drop 018	$-	$116
Series Gallery Drop 019	$-	$126
Series Gallery Drop 022	$-	$169
Series Gallery Drop 023	$-	$60
Series Gallery Drop 024	$-	$97
Series Gallery Drop 025(1)	$-	$258
TOTALS	$-	$6,599

(1)
In connection with the sale of the Series Gallery Drop 025 Asset, our manager assumed all Series Gallery Drop 025 acquisition expenses and offering expenses and waived any and all rights to receive any sourcing fee, accrued but unpaid interest on the promissory note issued in connection with the acquisition of the Series Gallery Drop 025 Asset and the 10% distribution pursuant to Section 7.02 of the operating agreement.
Net Loss
As a result of the cumulative effect of the foregoing factors, we generated net losses of $198,256 and $50,467 for the six months ended June 30, 2021 and 2020, respectively. The following table summarizes net loss by our company and series (any series not listed had no net loss or gain for the six months ended June 30, 2021):
Series	Six-Month Period Ended June 30, 2021	Six-Month Period Ended June 30, 2020
Otis Gallery LLC	$6,475	$13,410
Series #KW	$2,836	$1,935
Series Drop 002	$1,346	$2,767
Series Drop 003	$1,369	$1,457
Series Drop 004	$1,739	$2,353
Series Drop 005	$1,691	$4,584

Series Drop 008	$685	$4,805
Series Drop 009	$2,954	$-
Series Drop 010	$1,312	$1,609
Series Gallery Drop 011	$1,306	$2,506
Series Gallery Drop 012	$1,978	$-
Series Gallery Drop 013	$4,076	$-
Series Gallery Drop 014	$1,346	$3,304
Series Gallery Drop 015	$1,626	$2,753
Series Gallery Drop 016	$1,286	$1,993
Series Gallery Drop 017	$1,459	$-
Series Gallery Drop 018	$1,241	$-
Series Gallery Drop 019	$1,282	$-
Series Gallery Drop 020	$1,703	$-
Series Gallery Drop 021	$1,325	$-
Series Gallery Drop 022	$1,066	$-
Series Gallery Drop 023	$570	$-
Series Gallery Drop 024	$616	$-
Series Gallery Drop 025	$380	$-
Series Gallery Drop 026	$1,030	$-
Series Gallery Drop 027	$835	$-
Series Gallery Drop 028	$590	$-
Series Gallery Drop 029	$790	$-
Series Gallery Drop 030	$622	$-
Series Gallery Drop 031	$3,177	$-
Series Gallery Drop 032	$502	$-
Series Gallery Drop 033	$2,265	$-
Series Gallery Drop 034	$2,810	$-
Series Gallery Drop 035	$902	$-
Series Gallery Drop 036	$728	$-
Series Gallery Drop 037	$626	$-
Series Gallery Drop 038	$900	$-
Series Gallery Drop 039	$843	$-
Series Gallery Drop 040	$2,375	$-
Series Gallery Drop 041	$513	$-
Series Gallery Drop 042	$599	$-
Series Gallery Drop 043	$3,764	$-
Series Gallery Drop 044	$13,267	$-
Series Gallery Drop 045	$12,134	$-
Series Gallery Drop 046	$2,504	$-
Series Gallery Drop 047	$1,334	$-
Series Gallery Drop 048	$1,604	$-
Series Gallery Drop 049	$8,684	$-
Series Gallery Drop 050	$2,139	$-
Series Gallery Drop 051	$2,074	$-
Series Gallery Drop 052	$1,334	$-
Series Gallery Drop 053	$1,139	$-
Series Gallery Drop 054	$1,244	$-
Series Gallery Drop 055	$2,359	$-
Series Gallery Drop 056	$1,322	$-
Series Gallery Drop 057	$1,154	$-

Series Gallery Drop 058	$1,350	$-
Series Gallery Drop 059	$3,868	$-
Series Gallery Drop 060	$2,523	$-
Series Gallery Drop 061	$1,313	$-
Series Gallery Drop 062	$1,072	$-
Series Gallery Drop 063	$1,323	$-
Series Gallery Drop 064	$1,797	$-
Series Gallery Drop 065	$1,243	$-
Series Gallery Drop 066	$4,237	$-
Series Gallery Drop 067	$3,034	$-
Series Gallery Drop 068	$1,481	$-
Series Gallery Drop 069	$1,936	$-
Series Gallery Drop 070	$1,666	$-
Series Gallery Drop 071	$3,505	$-
Series Gallery Drop 072	$14,919	$-
Series Gallery Drop 073	$2,248	$-
Series Gallery Drop 074	$1,264	$-
Series Gallery Drop 076	$2,761	$-
Series Gallery Drop 077	$1,906	$-
Series Gallery Drop 078	$1,264	$-
Series Gallery Drop 079	$1,284	$-
Series Gallery Drop 080	$1,036	$-
Series Gallery Drop 082	$3,752	$-
Series Gallery Drop 083	$2,320	$-
Series Gallery Drop 086	$4,107	$-
Series Gallery Drop 089	$1,398	$-
Series Gallery Drop 093	$2,225	$-
Series Gallery Drop 095	$2,278	$-
Series Gallery Drop 096	$1,568	$-
Series Gallery Drop 097	$1,638	$-
Series Gallery Drop 098	$907	$-
Series Gallery Drop 100	$1,139	$-
Series Gallery Drop 104	$794	$-
Series Gallery Drop 107	$1,270	$-
TOTALS	$198,256	$50,467

Liquidity and Capital Resources
From inception, our company and each series have financed their business activities through capital contributions to our company and individual series from our manager. Our company and each series expect to continue to have access to capital financing from our manager going forward. However, there is no obligation or assurance that our manager will provide such required capital. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through additional capital contributions or the issuance of additional interests in any individual series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual series at the sole discretion of our manager. There can be no assurance that our manager will continue to fund such expenses. These factors raise substantial doubt about our company’s ability to continue as a going concern for the twelve months following the date of this filing.
Cash and Cash Equivalent Balances

As of June 30, 2021 and December 31, 2020, our company itself had no cash or cash equivalents on hand. Cash is held at the series level. On a total consolidated basis as of June 30, 2021 and December 31, 2020, series had $28,064 and $98,333 on hand, respectively. The following table summarizes the cash and cash equivalents by series:
Series	As of June 30, 2021	As of December 31, 2020
Series #KW	$125	$1,787
Series Drop 002	$774	$774
Series Drop 003	$61	$61
Series Drop 004	$710	$710
Series Drop 005	$445	$445
Series Drop 008	$818	$818
Series Drop 009	$2,587	$2,587
Series Drop 010	$11	$11
Series Gallery Drop 011	$97	$97
Series Gallery Drop 012	$2,494	$2,494
Series Gallery Drop 013	$388	$-
Series Gallery Drop 014	$154	$154
Series Gallery Drop 015	$5	$5
Series Gallery Drop 016	$127	$134
Series Gallery Drop 017	$259	$259
Series Gallery Drop 018	$65	$65
Series Gallery Drop 019	$7	$7
Series Gallery Drop 020	$485	$485
Series Gallery Drop 021	$180	$180
Series Gallery Drop 022	$866	$866
Series Gallery Drop 023	$103	$103
Series Gallery Drop 024	$153	$153
Series Gallery Drop 025	$8,359	$75,289
Series Gallery Drop 026	$715	$715
Series Gallery Drop 027	$440	$440
Series Gallery Drop 028	$119	$119
Series Gallery Drop 029	$383	$383
Series Gallery Drop 030	$169	$169
Series Gallery Drop 031	$294	$-
Series Gallery Drop 032	$12	$4,927
Series Gallery Drop 033	$120	$-
Series Gallery Drop 034	$2,940	$2,940
Series Gallery Drop 035	$506	$506
Series Gallery Drop 036	$322	$290
Series Gallery Drop 037	$143	$143
Series Gallery Drop 038	$35	$35
Series Gallery Drop 039	$62	$62
Series Gallery Drop 040	$43	$-
Series Gallery Drop 041	$49	$49
Series Gallery Drop 042	$71	$71
Series Gallery Drop 043	$50	$-
Series Gallery Drop 044	$50	$-
Series Gallery Drop 045	$50	$-
Series Gallery Drop 046	$50	$-
Series Gallery Drop 047	$50	$-

Series Gallery Drop 048	$50	$-
Series Gallery Drop 049	$50	$-
Series Gallery Drop 050	$50	$-
Series Gallery Drop 051	$50	$-
Series Gallery Drop 052	$50	$-
Series Gallery Drop 053	$50	$-
Series Gallery Drop 054	$50	$-
Series Gallery Drop 055	$50	$-
Series Gallery Drop 056	$50	$-
Series Gallery Drop 057	$50	$-
Series Gallery Drop 058	$50	$-
Series Gallery Drop 059	$50	$-
Series Gallery Drop 060	$50	$-
Series Gallery Drop 061	$50	$-
Series Gallery Drop 062	$50	$-
Series Gallery Drop 063	$50	$-
Series Gallery Drop 064	$50	$-
Series Gallery Drop 065	$50	$-
Series Gallery Drop 066	$-	$-
Series Gallery Drop 067	$18	$-
Series Gallery Drop 068	$50	$-
Series Gallery Drop 069	$50	$-
Series Gallery Drop 070	$50	$-
Series Gallery Drop 071	$50	$-
Series Gallery Drop 072	$50	$-
Series Gallery Drop 073	$50	$-
Series Gallery Drop 074	$50	$-
Series Gallery Drop 076	$50	$-
Series Gallery Drop 077	$50	$-
Series Gallery Drop 078	$50	$-
Series Gallery Drop 079	$50	$-
Series Gallery Drop 080	$50	$-
Series Gallery Drop 082	$50	$-
Series Gallery Drop 083	$50	$-
Series Gallery Drop 086	$50	$-
Series Gallery Drop 089	$50	$-
Series Gallery Drop 093	$50	$-
Series Gallery Drop 095	$50	$-
Series Gallery Drop 096	$50	$-
Series Gallery Drop 097	$50	$-
Series Gallery Drop 098	$50	$-
Series Gallery Drop 100	$50	$-
Series Gallery Drop 104	$50	$-
Series Gallery Drop 107	$50	$-
TOTALS	$28,064	$98,333

Series Subscriptions

Our company records membership contributions at the effective date. If the subscription is not funded upon issuance, we record a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date, the subscription receivable is reclassified as a contra account to members’ equity on the balance sheet. Each series has a minimum offering size that once met will result in the eventual successful subscription to and closing of the series offering. Subscriptions receivable consists of membership subscriptions received as of June 30, 2021 and December 31, 2020, as applicable, for which the minimum subscription requirement was met. As of June 30, 2021 and December 31, 2020, there were subscriptions receivable of $146,000 and $504,030, respectively. The following table summarizes the subscription receivable by series as of June 30, 2021 and December 31, 2020:
Series	Interests Subscribed for as of June 30, 2021	Subscription Amount as of June 30, 2021	Interests Subscribed for as of December 31, 2020	Subscription Amount as of December 31, 2020
Series Gallery Drop 013	-	$-	1,500	$90,000
Series Gallery Drop 031	-	$-	2,000	$48,000
Series Gallery Drop 033	-	$-	2,379	$23,790
Series Gallery Drop 040	-	$-	3,549	$35,490
Series Gallery Drop 043	-	$-	6,696	$66,960
Series Gallery Drop 045	-	$-	22,979	$229,790
Series Gallery Drop 052	-	$-	1,000	$10,000
Series Gallery Drop 075	5,830	$58,300	-	$-
Series Gallery Drop 094	2,280	$22,800	-	$-
Series Gallery Drop 102	1,480	$14,800	-	$-
Series Gallery Drop 103	1,840	$18,400	-	$-
Series Gallery Drop 108	3,170	$31,700	-	$-
TOTALS		$146,000		$504,030

Promissory Notes
In connection with the acquisition of the underlying assets from our manager, we have issued promissory notes to our manager which are due within 14 business days of the final closing of the related offering (i.e., when the offering is fully funded), provided that we may prepay the notes at any time. The following table summarizes these notes outstanding by series as of June 30, 2021 and December 31, 2020:
Series	Date Issued	Principal Amount	Interest Rate (1)	Balance June 30, 2021	Balance December 31, 2020
Series Gallery Drop 013	12/13/2019	$84,150	7.5%	$-	$85,728
Series Gallery Drop 031	07/31/2020	$43,750	7.25%	$-	$44,543
Series Gallery Drop 032	08/03/2020	$4,844	0%	$-	$4,844
Series Gallery Drop 033	07/31/2020	$21,475	7.25%	$-	$21,864
Series Gallery Drop 040	09/10/2020	$33,211	0%	$-	$33,211
Series Gallery Drop 043	10/06/2020	$63,000	0%	$-	$63,000
Series Gallery Drop 044	10/06/2020	$416,700	0%	$-	$416,700
Series Gallery Drop 045	10/06/2020	$216,000	0%	$-	$216,000
Series Gallery Drop 046	11/11/2020	$50,400	0%	$-	$50,400
Series Gallery Drop 047	11/11/2020	$28,800	0%	$-	$28,800
Series Gallery Drop 048	11/11/2020	$56,250	0%	$-	$56,250
Series Gallery Drop 049	11/23/2020	$214,500	0%	$-	$214,500
Series Gallery Drop 050	11/23/2020	$25,000	0%	$-	$25,000
Series Gallery Drop 051	11/23/2020	$28,999	0%	$-	$28,999

Series Gallery Drop 052	11/23/2020	$9,000	0%	$-	$9,000
Series Gallery Drop 053	11/23/2020	$78,000	0%	$-	$78,000
Series Gallery Drop 054	11/23/2020	$18,000	0%	$-	$18,000
Series Gallery Drop 055	12/18/2020	$45,100	0%	$-	$45,100
Series Gallery Drop 056	12/18/2020	$20,100	0%	$-	$20,100
Series Gallery Drop 057	12/18/2020	$17,100	0%	$-	$17,100
Series Gallery Drop 058	12/18/2020	$21,260	0%	$-	$21,260
Series Gallery Drop 059	12/18/2020	$73,700	0%	$-	$73,700
Series Gallery Drop 060	12/18/2020	$48,500	0%	$-	$48,500
Series Gallery Drop 061	12/18/2020	$21,989	0%	$-	$21,989
Series Gallery Drop 062	12/18/2020	$15,400	0%	$-	$15,400
Series Gallery Drop 063	12/18/2020	$20,000	0%	$-	$20,000
Series Gallery Drop 064	12/18/2020	$32,000	0%	$-	$32,000
Series Gallery Drop 075	02/05/2021	$55,350	0%	$55,350	$-
Series Gallery Drop 081	02/09/2021	$480,000	0%	$480,000	$-
Series Gallery Drop 084	03/09/2021	$52,000	0%	$52,000	$-
Series Gallery Drop 085	03/09/2021	$60,000	0%	$60,000	$-
Series Gallery Drop 087	03/09/2021	$231,009	0%	$231,009	$-
Series Gallery Drop 088	03/09/2021	$55,250	0%	$55,250	$-
Series Gallery Drop 090	03/09/2021	$98,850	0%	$98,850	$-
Series Gallery Drop 091	03/09/2021	$37,473	0%	$37,473	$-
Series Gallery Drop 092	03/09/2021	$217,356	0%	$217,356	$-
Series Gallery Drop 094	03/09/2021	$21,631	0%	$21,631	$-
Series Gallery Drop 099	03/10/2021	$130,000	0%	$130,000	$-
Series Gallery Drop 101	03/10/2021	$200,750	0%	$200,750	$-
Series Gallery Drop 102	04/23/2021	$14,060	0%	$14,060	$-
Series Gallery Drop 103	04/23/2021	$17,500	0%	$17,500	$-
Series Gallery Drop 105	04/23/2021	$61,780	0%	$61,780	$-
Series Gallery Drop 106	04/23/2021	$26,650	0%	$26,650	$-
Series Gallery Drop 108	04/29/2021	$30,118	0%	$30,118	$-
Series Gallery Drop 109	05/03/2021	$30,746	0%	$30,746	$-
Series Gallery Drop 110	06/08/2021	$10,080	0%	$10,080	$-
Series Gallery Drop 111	06/08/2021	$18,000	0%	$18,000	$-
Series Gallery Drop 112	06/08/2021	$57,000	0%	$57,000	$-
TOTALS				$1,905,603	$1,709,990

(1)
Interest is per annum, annualized over a three-month period from the date of issuance.
Due to Manager
To fund organizational and startup activities, as well as ongoing operating expenses for each series, such as legal, accounting, audit, storage and insurance expenses, not covered by proceeds from the offering for each such series’ interests, our manager has covered the expenses and costs of our company and each series thus far on a non-interest-bearing extension of revolving credit. Our company will evaluate when is best to repay our manager depending on operations and fundraising ability. In general, each series will repay our manager for funds extended for such expenses from the sale of each underlying asset in the associated series, or from revenue-generating events, if applicable. As of June 30, 2021, our company had $89,242 due to our manager for accounting, storage and insurance fees associated with and incurred on behalf of the series as detailed in the table below:
Series	Accounting Fees	Storage	Transportation	Insurance	Total Due to Manager

Otis Gallery LLC	$16,756	$-	$-	$-	$16,756
Series #KW	$1,463	$-	$-	$-	$1,463
Series Drop 002	$1,463	$144	$-	$28	$1,635
Series Drop 003	$1,462	$163	$-	$32	$1,657
Series Drop 004	$1,773	$213	$-	$42	$2,028
Series Drop 005	$1,462	$432	$-	$85	$1,979
Series Drop 008	$773	$168	$-	$33	$974
Series Drop 009	$1,463	$1,488	$-	$292	$3,243
Series Drop 010	$1,462	$115	$-	$23	$1,600
Series Gallery Drop 011	$1,462	$110	$-	$22	$1,594
Series Gallery Drop 012	$1,462	$672	$-	$132	$2,266
Series Gallery Drop 013	$995	$-	$-	$-	$995
Series Gallery Drop 014	$1,462	$144	$-	$28	$1,634
Series Gallery Drop 015	$1,772	$119	$-	$23	$1,914
Series Gallery Drop 016	$1,462	$94	$-	$18	$1,574
Series Gallery Drop 017	$1,462	$238	$-	$47	$1,747
Series Gallery Drop 018	$1,462	$56	$-	$11	$1,529
Series Gallery Drop 019	$1,462	$91	$-	$17	$1,570
Series Gallery Drop 020	$1,222	$643	$-	$126	$1,991
Series Gallery Drop 021	$1,461	$127	$-	$25	$1,613
Series Gallery Drop 022	$1,182	$144	$-	$28	$1,354
Series Gallery Drop 023	$772	$72	$-	$14	$858
Series Gallery Drop 024	$772	$110	$-	$22	$904
Series Gallery Drop 026	$772	$456	$-	$90	$1,318
Series Gallery Drop 027	$772	$293	$-	$58	$1,123
Series Gallery Drop 028	$772	$89	$-	$17	$878
Series Gallery Drop 029	$772	$256	$-	$50	$1,078
Series Gallery Drop 030	$772	$115	$-	$23	$910
Series Gallery Drop 031	$405	$-	$-	$-	$405
Series Gallery Drop 032	$772	$10	$-	$8	$790
Series Gallery Drop 033	$405	$-	$-	$-	$405
Series Gallery Drop 034	$772	$1,944	$-	$382	$3,098
Series Gallery Drop 035	$772	$349	$-	$69	$1,190
Series Gallery Drop 036	$772	$231	$-	$45	$1,048
Series Gallery Drop 037	$772	$119	$-	$23	$914
Series Gallery Drop 038	$772	$348	$-	$68	$1,188
Series Gallery Drop 039	$772	$300	$-	$59	$1,131
Series Gallery Drop 040	$405	$-	$-	$-	$405
Series Gallery Drop 041	$772	$24	$-	$5	$801
Series Gallery Drop 042	$772	$96	$-	$19	$887
Series Gallery Drop 043	$405	$-	$-	$-	$405
Series Gallery Drop 044	$405	$-	$-	$-	$405
Series Gallery Drop 045	$405	$-	$-	$-	$405
Series Gallery Drop 046	$405	$-	$-	$-	$405
Series Gallery Drop 047	$405	$-	$-	$-	$405
Series Gallery Drop 048	$405	$-	$-	$-	$405

Series Gallery Drop 049	$405	$-	$-	$-	$405
Series Gallery Drop 050	$405	$-	$-	$-	$405
Series Gallery Drop 051	$405	$-	$-	$-	$405
Series Gallery Drop 052	$405	$-	$-	$-	$405
Series Gallery Drop 056	$405	$-	$-	$-	$405
Series Gallery Drop 057	$405	$-	$-	$-	$405
Series Gallery Drop 058	$405	$-	$-	$-	$405
Series Gallery Drop 059	$715	$-	$-	$-	$715
Series Gallery Drop 060	$405	$-	$-	$-	$405
Series Gallery Drop 061	$405	$-	$-	$-	$405
Series Gallery Drop 062	$405	$-	$-	$-	$405
Series Gallery Drop 063	$405	$-	$-	$-	$405
Series Gallery Drop 064	$405	$-	$-	$-	$405
Series Gallery Drop 065	$405	$-	$-	$-	$405
Series Gallery Drop 066	$405	$-	$-	$-	$405
Series Gallery Drop 067	$405	$-	$-	$-	$405
Series Gallery Drop 068	$405	$-	$-	$-	$405
Series Gallery Drop 069	$405	$-	$-	$-	$405
Series Gallery Drop 070	$365	$-	$-	$-	$365
Series Gallery Drop 071	$365	$-	$-	$-	$365
Series Gallery Drop 072	$365	$-	$-	$-	$365
Series Gallery Drop 073	$365	$-	$-	$-	$365
Series Gallery Drop 074	$365	$-	$-	$-	$365
Series Gallery Drop 076	$365	$-	$-	$-	$365
Series Gallery Drop 077	$365	$-	$-	$-	$365
Series Gallery Drop 078	$365	$-	$-	$-	$365
Series Gallery Drop 079	$365	$-	$-	$-	$365
Series Gallery Drop 080	$365	$-	$-	$-	$365
Series Gallery Drop 082	$365	$-	$-	$-	$365
Series Gallery Drop 083	$365	$-	$-	$-	$365
Series Gallery Drop 086	$325	$-	$-	$-	$325
Series Gallery Drop 089	$325	$-	$-	$-	$325
Series Gallery Drop 093	$325	$-	$-	$-	$325
Series Gallery Drop 095	$325	$-	$-	$-	$325
Series Gallery Drop 096	$325	$-	$-	$-	$325
Series Gallery Drop 097	$325	$-	$-	$-	$325
Series Gallery Drop 098	$325	$-	$-	$-	$325
Series Gallery Drop 100	$325	$-	$-	$-	$325
Series Gallery Drop 104	$285	$-	$-	$-	$285
Series Gallery Drop 107	$285	$-	$-	$-	$285
TOTALS	$77,305	$9,973	$-	$1,964	$89,242

As of December 31, 2020, our company had $23,575 due to our manager for accounting, storage, transportation and insurance associated with and incurred on behalf of the series as detailed in the table below:
Series	Accounting Fees	Storage	Transportation	Insurance	Total Due to Manager

Otis Gallery LLC	$10,281	$-	$-	$-	$10,281
Series #KW	$368	$-	$-	$-	$368
Series Drop 002	$368	$-	$-	$-	$368
Series Drop 003	$367	$-	$-	$-	$367
Series Drop 004	$368	$-	$-	$-	$368
Series Drop 005	$367	$-	$-	$-	$367
Series Drop 008	$368	$-	$-	$-	$368
Series Drop 009	$368	$-	$-	$-	$368
Series Drop 010	$367	$-	$-	$-	$367
Series Gallery Drop 011	$367	$-	$-	$-	$367
Series Gallery Drop 012	$367	$-	$-	$-	$367
Series Gallery Drop 014	$367	$-	$-	$-	$367
Series Gallery Drop 015	$367	$-	$-	$-	$367
Series Gallery Drop 016	$367	$-	$-	$7	$374
Series Gallery Drop 017	$367	$-	$-	$-	$367
Series Gallery Drop 018	$367	$-	$-	$-	$367
Series Gallery Drop 019	$367	$-	$-	$-	$367
Series Gallery Drop 020	$367	$-	$-	$-	$367
Series Gallery Drop 021	$366	$-	$-	$-	$366
Series Gallery Drop 022	$367	$-	$-	$-	$367
Series Gallery Drop 023	$367	$-	$-	$-	$367
Series Gallery Drop 024	$367	$-	$-	$-	$367
Series Gallery Drop 025	$367	$-	$-	$-	$367
Series Gallery Drop 026	$367	$-	$-	$-	$367
Series Gallery Drop 027	$367	$-	$-	$-	$367
Series Gallery Drop 028	$367	$-	$-	$-	$367
Series Gallery Drop 029	$367	$-	$-	$-	$367
Series Gallery Drop 030	$367	$-	$-	$-	$367
Series Gallery Drop 032	$367	$10	$53	$8	$438
Series Gallery Drop 034	$367	$-	$-	$-	$367
Series Gallery Drop 035	$367	$-	$-	$-	$367
Series Gallery Drop 036	$367	$-	$-	$-	$367
Series Gallery Drop 037	$367	$-	$-	$-	$367
Series Gallery Drop 038	$367	$-	$-	$-	$367
Series Gallery Drop 039	$367	$-	$-	$-	$367
Series Gallery Drop 041	$367	$-	$-	$-	$367
Series Gallery Drop 042	$367	$-	$-	$-	$367
TOTALS	$23,497	$10	$53	$15	$23,575

Plan of Operations
We plan to launch approximately 50 to 100 additional offerings in the next twelve months. The proceeds from any offerings closed during the next twelve months will be used to acquire additional investment-grade art and other collectibles.
We believe that the proceeds from the offerings will satisfy our cash requirements for the next six months to implement the foregoing plan of operations.

Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.
Revenue Recognition
Our company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, and its related amendments, effective January 1, 2019.
We determine revenue recognition through the following steps:
  identification of a contract with a customer;
  identification of the performance obligations in the contract;

  determination of the transaction price;

  allocation of the transaction price to the performance obligations in the contract; and

  recognition of revenue when or as the performance obligations are satisfied.
Revenues are expected to be derived from the sale of each underlying asset in the associated series. As of December 31, 2020, Series Gallery Drop 025 recognized $6,000 revenue from gain upon sale of the Series Gallery Drop 025 Asset, and no other series recognized revenue as there were no other sales of underlying assets in such series.
Operating Expenses
After the closing of an offering of interests, each series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the underlying assets. Prior to the closing, operating expenses are borne by our manager and not reimbursed by the series. Our manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any operating expense reserves on the balance sheet of such series, our manager may pay such expenses and not seek reimbursement, loan the amount of the operating expenses to the applicable series or cause additional interests in such series to be issued.
Sourcing Fee: Our asset manager will be paid a fee as compensation for sourcing each underlying asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by our asset manager.

Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. We comply with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
See our annual report filed on Form 1-K with the Commission on April 30, 2021 for additional information.
Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Earnings (Loss) / Income per Membership Interest
Upon completion of an offering, each series intends to comply with accounting and disclosure requirement of ASC Topic 260, Earnings per Share. For each series, earnings (loss) / income per interest will be computed by dividing net (loss) / income for a particular series by the weighted average number of outstanding interests in that particular series during the year.
Recently Issued Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. Our company adopted this new standard effective January 1, 2019. The adoption of this standard did not have a material impact on our financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. Our company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

ITEM 2.  OTHER INFORMATION
We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period ended June 30, 2021, but was not reported.

ITEM 3.  FINANCIAL STATEMENTS

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$125	$774	$61	$710
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	125	774	61	710

OTHER ASSETS
Art and Other Collectible Assets	237,500	30,000	34,000	44,341
TOTAL OTHER ASSETS	237,500	30,000	34,000	44,341

TOTAL ASSETS	$237,625	$30,774	$34,061	$45,051

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	1,463	1,635	1,657	2,028
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	1,463	1,635	1,657	2,028
TOTAL CURRENT LIABILITIES	1,463	1,635	1,657	2,028

MEMBERS’ EQUITY
Contributed Capital	418	317	319	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	250,000	32,677	34,657	46,539
Distributions	-	-	-	-
Accumulated Deficit	(14,256)	(3,855)	(2,572)	(3,834)
TOTAL MEMBERS’ EQUITY	236,162	29,139	32,404	43,023

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$237,625	$30,774	$34,061	$45,051

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 006 Consol. Info	Series Drop 007 Consol. Info	Series Drop 008 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$-	$-	$818
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	445	-	-	818

OTHER ASSETS
Art and Other Collectible Assets	90,000	-	-	35,000
TOTAL OTHER ASSETS	90,000	-	-	35,000

TOTAL ASSETS	$90,445	$-	$-	$35,818

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	1,979	-	-	974
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	1,979	-	-	974
TOTAL CURRENT LIABILITIES	1,979	-	-	974

MEMBERS’ EQUITY
Contributed Capital	319	-	-	318
Equity Interest to Artist / Third party	-	-	-	8,000
Membership Contributions	94,164	-	-	31,758
Distributions	-	-	-	-
Accumulated Deficit	(6,017)	-	-	(5,232)
TOTAL MEMBERS’ EQUITY	88,466	-	-	34,844

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$90,445	$-	$-	$35,818

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,587	$11	$97	$2,494
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	2,587	11	97	2,494

OTHER ASSETS
Art and Other Collectible Assets	310,000	24,000	23,000	140,000
TOTAL OTHER ASSETS	310,000	24,000	23,000	140,000

TOTAL ASSETS	$312,587	$24,011	$23,097	$142,494

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	3,243	1,600	1,594	2,266
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	3,243	1,600	1,594	2,266
TOTAL CURRENT LIABILITIES	3,243	1,600	1,594	2,266

MEMBERS’ EQUITY
Contributed Capital	318	319	419	419
Equity Interest to Artist / Third party	-	-	5,000	-
Membership Contributions	322,729	24,755	19,805	149,614
Distributions	-	-	-	-
Accumulated Deficit	(13,703)	(2,663)	(3,721)	(9,805)
TOTAL MEMBERS’ EQUITY	309,344	22,411	21,503	140,228

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$312,587	$24,011	$23,097	$142,494

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

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ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$388	$154	$5	$127
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	388	154	5	127

OTHER ASSETS
Art and Other Collectible Assets	84,150	30,000	24,750	19,539
TOTAL OTHER ASSETS	84,150	30,000	24,750	19,539

TOTAL ASSETS	$84,538	$30,154	$24,755	$19,666

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	995	1,634	1,914	1,574
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	995	1,634	1,914	1,574
TOTAL CURRENT LIABILITIES	995	1,634	1,914	1,574

MEMBERS’ EQUITY
Contributed Capital	179	419	419	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	89,118	32,677	26,735	20,794
Distributions	-	-	-	-
Accumulated Deficit	(5,754)	(4,576)	(4,313)	(3,021)
TOTAL MEMBERS’ EQUITY	83,543	28,520	22,841	18,092

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$84,538	$30,154	$24,755	$19,666

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$259	$65	$7	$485
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	259	65	7	485

OTHER ASSETS
Art and Other Collectible Assets	49,500	11,600	18,900	134,000
TOTAL OTHER ASSETS	49,500	11,600	18,900	134,000

TOTAL ASSETS	$49,759	$11,665	$18,907	$134,485

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	1,747	1,529	1,570	1,991
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	1,747	1,529	1,570	1,991
TOTAL CURRENT LIABILITIES	1,747	1,529	1,570	1,991

MEMBERS’ EQUITY
Contributed Capital	319	319	320	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	53,471	11,883	22,279	135,163
Distributions	-	-	-	-
Accumulated Deficit	(5,778)	(2,066)	(5,262)	(2,988)
TOTAL MEMBERS’ EQUITY	48,012	10,136	17,337	132,494

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$49,759	$11,665	$18,907	$134,485

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$180	$866	$103	$153
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	180	866	103	153

OTHER ASSETS
Art and Other Collectible Assets	26,560	29,948	15,000	23,000
TOTAL OTHER ASSETS	26,560	29,948	15,000	23,000

TOTAL ASSETS	$26,740	$30,814	$15,103	$23,153

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	1,613	1,354	858	904
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	1,613	1,354	858	904
TOTAL CURRENT LIABILITIES	1,613	1,354	858	904

MEMBERS’ EQUITY
Contributed Capital	320	319	319	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	27,230	31,686	18,814	23,765
Distributions	-	-	-	-
Accumulated Deficit	(2,423)	(2,545)	(4,888)	(1,835)
TOTAL MEMBERS’ EQUITY	25,127	29,460	14,245	22,249

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$26,740	$30,814	$15,103	$23,153

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$8,359	$715	$440	$119
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	8,359	715	440	119

OTHER ASSETS
Art and Other Collectible Assets	-	95,000	61,000	18,500
TOTAL OTHER ASSETS	-	95,000	61,000	18,500

TOTAL ASSETS	$8,359	$95,715	$61,440	$18,619

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	8,355	-	-	-
Due to Manager	-	1,318	1,123	878
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	8,355	1,318	1,123	878
TOTAL CURRENT LIABILITIES	8,355	1,318	1,123	878

MEMBERS’ EQUITY
Contributed Capital	5,658	318	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	69,314	99,020	61,888	19,804
Distributions	(75,149)	-	-	-
Accumulated Deficit	181	(4,941)	(1,889)	(2,381)
TOTAL MEMBERS’ EQUITY	4	94,397	60,317	17,741

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$8,359	$95,715	$61,440	$18,619

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

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ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$383	$169	$294	$12
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	383	169	294	12

OTHER ASSETS
Art and Other Collectible Assets	53,309	24,000	43,750	4,844
TOTAL OTHER ASSETS	53,309	24,000	43,750	4,844

TOTAL ASSETS	$53,692	$24,169	$44,044	$4,856

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	1,078	910	405	790
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	1,078	910	405	790
TOTAL CURRENT LIABILITIES	1,078	910	405	790

MEMBERS’ EQUITY
Contributed Capital	318	318	79	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	54,461	27,726	47,530	4,951
Distributions	-	-	-	-
Accumulated Deficit	(2,165)	(4,785)	(3,970)	(1,203)
TOTAL MEMBERS’ EQUITY	52,614	23,259	43,639	4,066

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$53,692	$24,169	$44,044	$4,856

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$120	$2,940	$506	$322
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	120	2,940	506	322

OTHER ASSETS
Art and Other Collectible Assets	21,475	405,000	72,700	48,202
TOTAL OTHER ASSETS	21,475	405,000	72,700	48,202

TOTAL ASSETS	$21,595	$407,940	$73,206	$48,524

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	3,098	1,190	1,048
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	3,098	1,190	1,048
TOTAL CURRENT LIABILITIES	405	3,098	1,190	1,048

MEMBERS’ EQUITY
Contributed Capital	79	318	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	23,765	410,810	74,265	50,500
Distributions	-	-	-	-
Accumulated Deficit	(2,654)	(6,286)	(2,567)	(3,342)
TOTAL MEMBERS’ EQUITY	21,190	404,842	72,016	47,476

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$21,595	$407,940	$73,206	$48,524

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$143	$35	$62	$43
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	143	35	62	43

OTHER ASSETS
Art and Other Collectible Assets	24,758	72,405	62,500	33,211
TOTAL OTHER ASSETS	24,758	72,405	62,500	33,211

TOTAL ASSETS	$24,901	$72,440	$62,562	$33,254

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	914	1,188	1,131	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	914	1,188	1,131	405
TOTAL CURRENT LIABILITIES	914	1,188	1,131	405

MEMBERS’ EQUITY
Contributed Capital	319	318	318	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	26,240	72,765	66,800	35,145
Distributions	-	-	-	-
Accumulated Deficit	(2,572)	(1,831)	(5,687)	(2,375)
TOTAL MEMBERS’ EQUITY	23,987	71,252	61,431	32,849

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$24,901	$72,440	$62,562	$33,254

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$49	$71	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	49	71	50	50

OTHER ASSETS
Art and Other Collectible Assets	4,969	20,000	63,000	650,000
TOTAL OTHER ASSETS	4,969	20,000	63,000	650,000

TOTAL ASSETS	$5,018	$20,071	$63,050	$650,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	801	887	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	801	887	405	405
TOTAL CURRENT LIABILITIES	801	887	405	405

MEMBERS’ EQUITY
Contributed Capital	318	318	79	79
Equity Interest to Artist / Third party	-	-	-	150,000
Membership Contributions	5,445	20,790	66,330	512,833
Distributions	-	-	-	-
Accumulated Deficit	(1,546)	(1,924)	(3,764)	(13,267)
TOTAL MEMBERS’ EQUITY	4,217	19,184	62,645	649,645

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,018	$20,071	$63,050	$650,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	216,000	50,400	28,800	56,250
TOTAL OTHER ASSETS	216,000	50,400	28,800	56,250

TOTAL ASSETS	$216,050	$50,450	$28,850	$56,300

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	405	405
TOTAL CURRENT LIABILITIES	405	405	405	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	227,700	52,470	29,700	57,420
Distributions	-	-	-	-
Accumulated Deficit	(12,134)	(2,504)	(1,334)	(1,604)
TOTAL MEMBERS’ EQUITY	215,645	50,045	28,445	55,895

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$216,050	$50,450	$28,850	$56,300

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	214,500	27,500	29,000	9,000
TOTAL OTHER ASSETS	214,500	27,500	29,000	9,000

TOTAL ASSETS	$214,550	$27,550	$29,050	$9,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	405	405
TOTAL CURRENT LIABILITIES	405	405	405	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	222,750	29,205	30,640	9,900
Distributions	-	-	-	-
Accumulated Deficit	(8,684)	(2,139)	(2,074)	(1,334)
TOTAL MEMBERS’ EQUITY	214,145	27,145	28,645	8,645

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$214,550	$27,550	$29,050	$9,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	78,000	18,000	45,100	20,100
TOTAL OTHER ASSETS	78,000	18,000	45,100	20,100

TOTAL ASSETS	$78,050	$18,050	$45,150	$20,150

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	405	405
TOTAL CURRENT LIABILITIES	405	405	405	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	78,705	18,810	47,025	20,988
Distributions	-	-	-	-
Accumulated Deficit	(1,139)	(1,244)	(2,359)	(1,322)
TOTAL MEMBERS’ EQUITY	77,645	17,645	44,745	19,745

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$78,050	$18,050	$45,150	$20,150

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	17,100	21,260	73,700	48,500
TOTAL OTHER ASSETS	17,100	21,260	73,700	48,500

TOTAL ASSETS	$17,150	$21,310	$73,750	$48,550

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	715	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	715	405
TOTAL CURRENT LIABILITIES	405	405	715	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	17,820	22,176	76,824	50,589
Distributions	-	-	-	-
Accumulated Deficit	(1,154)	(1,350)	(3,868)	(2,523)
TOTAL MEMBERS’ EQUITY	16,745	20,905	73,035	48,145

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$17,150	$21,310	$73,750	$48,550

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	21,990	15,400	20,000	32,000
TOTAL OTHER ASSETS	21,990	15,400	20,000	32,000

TOTAL ASSETS	$22,040	$15,450	$20,050	$32,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	405	405
TOTAL CURRENT LIABILITIES	405	405	405	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	22,869	16,038	20,889	33,363
Distributions	-	-	-	-
Accumulated Deficit	(1,313)	(1,072)	(1,323)	(1,797)
TOTAL MEMBERS’ EQUITY	21,635	15,045	19,645	31,645

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,040	$15,450	$20,050	$32,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$18	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	-	18	50

OTHER ASSETS
Art and Other Collectible Assets	20,080	90,000	60,000	24,000
TOTAL OTHER ASSETS	20,080	90,000	60,000	24,000

TOTAL ASSETS	$20,130	$90,000	$60,018	$24,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	405	405	405
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	405	405	405
TOTAL CURRENT LIABILITIES	405	405	405	405

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	20,889	93,753	62,568	25,047
Distributions	-	-	-	-
Accumulated Deficit	(1,243)	(4,237)	(3,034)	(1,481)
TOTAL MEMBERS’ EQUITY	19,725	89,595	59,613	23,645

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,130	$90,000	$60,018	$24,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	35,128	31,200	75,000	280,000
TOTAL OTHER ASSETS	35,128	31,200	75,000	280,000

TOTAL ASSETS	$35,178	$31,250	$75,050	$280,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	405	365	365	365
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	405	365	365	365
TOTAL CURRENT LIABILITIES	405	365	365	365

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	36,630	32,472	78,111	294,525
Distributions	-	-	-	-
Accumulated Deficit	(1,936)	(1,666)	(3,505)	(14,919)
TOTAL MEMBERS’ EQUITY	34,773	30,885	74,685	279,685

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$35,178	$31,250	$75,050	$280,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info	Series Gallery Drop 075 Consol. Info	Series Gallery Drop 076 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$-	$50
Subscriptions Receivable	-	-	58,300	-
TOTAL CURRENT ASSETS	50	50	58,300	50

OTHER ASSETS
Art and Other Collectible Assets	44,280	20,910	55,350	55,350
TOTAL OTHER ASSETS	44,280	20,910	55,350	55,350

TOTAL ASSETS	$44,330	$20,960	$113,650	$55,400

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	55,350	-
Accounts Payable	-	-	-	-
Due to Manager	365	365	-	365
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	365	365	55,350	365
TOTAL CURRENT LIABILITIES	365	365	55,350	365

MEMBERS’ EQUITY
Contributed Capital	79	79	-	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	46,134	21,780	58,300	57,717
Distributions	-	-	-	-
Accumulated Deficit	(2,248)	(1,264)	-	(2,761)
TOTAL MEMBERS’ EQUITY	43,965	20,595	58,300	55,035

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,330	$20,960	$113,650	$55,400

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info	Series Gallery Drop 080 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	36,900	20,910	20,098	15,000
TOTAL OTHER ASSETS	36,900	20,910	20,098	15,000

TOTAL ASSETS	$36,950	$20,960	$20,148	$15,050

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Accounts Payable	-	-	-	-
Due to Manager	365	365	365	365
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	365	365	365	365
TOTAL CURRENT LIABILITIES	365	365	365	365

MEMBERS’ EQUITY
Contributed Capital	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	38,412	21,780	20,988	15,642
Distributions	-	-	-	-
Accumulated Deficit	(1,906)	(1,264)	(1,284)	(1,036)
TOTAL MEMBERS’ EQUITY	36,585	20,595	19,783	14,685

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$36,950	$20,960	$20,148	$15,050

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 081 Consol. Info	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 084 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$50	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	480,000	80,000	45,000	52,000
TOTAL OTHER ASSETS	480,000	80,000	45,000	52,000

TOTAL ASSETS	$480,000	$80,050	$45,050	$52,000

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	480,000	-	-	52,000
Accounts Payable	-	-	-	-
Due to Manager	-	365	365	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	480,000	365	365	52,000
TOTAL CURRENT LIABILITIES	480,000	365	365	52,000

MEMBERS’ EQUITY
Contributed Capital	-	79	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	83,358	46,926	-
Distributions	-	-	-	-
Accumulated Deficit	-	(3,752)	(2,320)	-
TOTAL MEMBERS’ EQUITY	-	79,685	44,685	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$480,000	$80,050	$45,050	$52,000

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 085 Consol. Info	Series Gallery Drop 086 Consol. Info	Series Gallery Drop 087 Consol. Info	Series Gallery Drop 088 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$50	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	50	-	-

OTHER ASSETS
Art and Other Collectible Assets	60,000	90,000	231,009	55,250
TOTAL OTHER ASSETS	60,000	90,000	231,009	55,250

TOTAL ASSETS	$60,000	$90,050	$231,009	$55,250

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	60,000	-	231,009	55,250
Accounts Payable	-	-	-	-
Due to Manager	-	325	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	60,000	325	231,009	55,250
TOTAL CURRENT LIABILITIES	60,000	325	231,009	55,250

MEMBERS’ EQUITY
Contributed Capital	-	79	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	93,753	-	-
Distributions	-	-	-	-
Accumulated Deficit	-	(4,107)	-	-
TOTAL MEMBERS’ EQUITY	-	89,725	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$60,000	$90,050	$231,009	$55,250

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 089 Consol. Info	Series Gallery Drop 090 Consol. Info	Series Gallery Drop 091 Consol. Info	Series Gallery Drop 092 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	23,904	98,850	37,473	217,356
TOTAL OTHER ASSETS	23,904	98,850	37,473	217,356

TOTAL ASSETS	$23,954	$98,850	$37,473	$217,356

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	98,850	37,473	217,356
Accounts Payable	-	-	-	-
Due to Manager	325	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	325	98,850	37,473	217,356
TOTAL CURRENT LIABILITIES	325	98,850	37,473	217,356

MEMBERS’ EQUITY
Contributed Capital	79	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	24,948	-	-	-
Distributions	-	-	-	-
Accumulated Deficit	(1,398)	-	-	-
TOTAL MEMBERS’ EQUITY	23,629	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$23,954	$98,850	$37,473	$217,356

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 094 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$50	$50
Subscriptions Receivable	-	22,800	-	-
TOTAL CURRENT ASSETS	50	22,800	50	50

OTHER ASSETS
Art and Other Collectible Assets	43,471	21,631	45,200	28,981
TOTAL OTHER ASSETS	43,471	21,631	45,200	28,981

TOTAL ASSETS	$43,521	$44,431	$45,250	$29,031

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	21,631	-	-
Accounts Payable	-	-	-	-
Due to Manager	325	-	325	325
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	325	21,631	325	325
TOTAL CURRENT LIABILITIES	325	21,631	325	325

MEMBERS’ EQUITY
Contributed Capital	79	-	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	45,342	22,800	47,124	30,195
Distributions	-	-	-	-
Accumulated Deficit	(2,225)	-	(2,278)	(1,568)
TOTAL MEMBERS’ EQUITY	43,196	22,800	44,925	28,706

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$43,521	$44,431	$45,250	$29,031

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 099 Consol. Info	Series Gallery Drop 100 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$-	$50
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	50	50	-	50

OTHER ASSETS
Art and Other Collectible Assets	30,000	14,000	130,000	18,520
TOTAL OTHER ASSETS	30,000	14,000	130,000	18,520

TOTAL ASSETS	$30,050	$14,050	$130,000	$18,570

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	130,000	-
Accounts Payable	-	-	-	-
Due to Manager	325	325	-	325
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	325	325	130,000	325
TOTAL CURRENT LIABILITIES	325	325	130,000	325

MEMBERS’ EQUITY
Contributed Capital	79	79	-	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	31,284	14,553	-	19,305
Distributions	-	-	-	-
Accumulated Deficit	(1,638)	(907)	-	(1,139)
TOTAL MEMBERS’ EQUITY	29,725	13,725	-	18,245

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$30,050	$14,050	$130,000	$18,570

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 101 Consol. Info	Series Gallery Drop 102 Consol. Info	Series Gallery Drop 103 Consol. Info	Series Gallery Drop 104 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$50
Subscriptions Receivable	-	14,800	18,400	-
TOTAL CURRENT ASSETS	-	14,800	18,400	50

OTHER ASSETS
Art and Other Collectible Assets	200,750	14,060	17,500	12,489
TOTAL OTHER ASSETS	200,750	14,060	17,500	12,489

TOTAL ASSETS	$200,750	$28,860	$35,900	$12,539

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	200,750	14,060	17,500	-
Accounts Payable	-	-	-	-
Due to Manager	-	-	-	285
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	200,750	14,060	17,500	285
TOTAL CURRENT LIABILITIES	200,750	14,060	17,500	285

MEMBERS’ EQUITY
Contributed Capital	-	-	-	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	14,800	18,400	12,969
Distributions	-	-	-	-
Accumulated Deficit	-	-	-	(794)
TOTAL MEMBERS’ EQUITY	-	14,800	18,400	12,254

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$200,750	$28,860	$35,900	$12,539

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 105 Consol. Info	Series Gallery Drop 106 Consol. Info	Series Gallery Drop 107 Consol. Info	Series Gallery Drop 108 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$50	$-
Subscriptions Receivable	-	-	-	31,700
TOTAL CURRENT ASSETS	-	-	50	31,700

OTHER ASSETS
Art and Other Collectible Assets	61,780	26,650	22,606	30,118
TOTAL OTHER ASSETS	61,780	26,650	22,606	30,118

TOTAL ASSETS	$61,780	$26,650	$22,656	$61,818

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	61,780	26,650	-	30,118
Accounts Payable	-	-	-	-
Due to Manager	-	-	285	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	61,780	26,650	285	30,118
TOTAL CURRENT LIABILITIES	61,780	26,650	285	30,118

MEMBERS’ EQUITY
Contributed Capital	-	-	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	23,562	31,700
Distributions	-	-	-	-
Accumulated Deficit	-	-	(1,270)	-
TOTAL MEMBERS’ EQUITY	-	-	22,371	31,700

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$61,780	$26,650	$22,656	$61,818

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 109 Consol. Info	Series Gallery Drop 110 Consol. Info	Series Gallery Drop 111 Consol. Info	Series Gallery Drop 112 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	30,746	10,080	18,000	57,000
TOTAL OTHER ASSETS	30,746	10,080	18,000	57,000

TOTAL ASSETS	$30,746	$10,080	$18,000	$57,000

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	30,746	10,080	18,000	57,000
Accounts Payable	-	-	-	-
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	30,746	10,080	18,000	57,000
TOTAL CURRENT LIABILITIES	30,746	10,080	18,000	57,000

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	-	-
Distributions	-	-	-	-
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$30,746	$10,080	$18,000	$57,000

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$28,064
Subscriptions Receivable	-	146,000
TOTAL CURRENT ASSETS	-	174,064

OTHER ASSETS
Art and Other Collectible Assets	-	7,444,641
TOTAL OTHER ASSETS	-	7,444,641

TOTAL ASSETS	$-	$7,618,705

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-
Notes Payable – related party	-	1,905,603
Accounts Payable	-	8,355
Due to Manager	16,756	89,242
Equity Due to Artist	-	-
TOTAL OTHER CURRENT LIABILITIES	16,756	2,003,200
TOTAL CURRENT LIABILITIES	16,756	2,003,200

MEMBERS’ EQUITY
Contributed Capital	7,282	28,875
Equity Interest to Artist / Third party	-	163,000
Membership Contributions	-	5,822,343
Distributions	-	(75,149)
Accumulated Deficit	(24,038)	(323,564)
TOTAL MEMBERS’ EQUITY	(16,756)	5,615,505

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$-	$7,618,705

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$1,787	$774	$61	$710
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	1,787	774	61	710

OTHER ASSETS
Art and Other Collectible Assets	237,500	30,000	34,000	44,341
TOTAL OTHER ASSETS	237,500	30,000	34,000	44,341

TOTAL ASSETS	$239,287	$30,774	$34,061	$45,051

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	368	368	367	368
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	368	368	367	368
TOTAL CURRENT LIABILITIES	368	368	367	368

MEMBERS’ EQUITY
Contributed Capital	339	238	240	239
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	250,000	32,677	34,657	46,539
Accumulated Deficit	(11,420)	(2,509)	(1,203)	(2,095)
TOTAL MEMBERS’ EQUITY	238,919	30,406	33,694	44,683

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$239,287	$30,774	$34,061	$45,051

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 006 Consol. Info	Series Drop 007 Consol. Info	Series Drop 008 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$-	$-	$818
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	445	-	-	818

OTHER ASSETS
Art and Other Collectible Assets	90,000	-	-	35,000
TOTAL OTHER ASSETS	90,000	-	-	35,000

TOTAL ASSETS	$90,445	$-	$-	$35,818

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	367	-	-	368
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	-	-	368
TOTAL CURRENT LIABILITIES	367	-	-	368

MEMBERS’ EQUITY
Contributed Capital	240	-	-	239
Equity Interest to Artist / Third party	-	-	-	8,000
Membership Contributions	94,164	-	-	31,758
Accumulated Deficit	(4,326)	-	-	(4,547)
TOTAL MEMBERS’ EQUITY	90,078	-	-	35,450

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$90,445	$-	$-	$35,818

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,587	$11	$97	$2,494
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	2,587	11	97	2,494

OTHER ASSETS
Art and Other Collectible Assets	310,000	24,000	23,000	140,000
TOTAL OTHER ASSETS	310,000	24,000	23,000	140,000

TOTAL ASSETS	$312,587	$24,011	$23,097	$142,494

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	368	367	367	367
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	368	367	367	367
TOTAL CURRENT LIABILITIES	368	367	367	367

MEMBERS’ EQUITY
Contributed Capital	239	240	340	340
Equity Interest to Artist / Third party	-	-	5,000	-
Membership Contributions	322,729	24,755	19,805	149,614
Accumulated Deficit	(10,749)	(1,351)	(2,415)	(7,827)
TOTAL MEMBERS’ EQUITY	312,219	23,644	22,730	142,127

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$312,587	$24,011	$23,097	$142,494

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$154	$5	$134
Subscriptions Receivable	90,000	-	-	-
TOTAL CURRENT ASSETS	90,000	154	5	134

OTHER ASSETS
Art and Other Collectible Assets	84,150	30,000	24,750	19,539
TOTAL OTHER ASSETS	84,150	30,000	24,750	19,539

TOTAL ASSETS	$174,150	$30,154	$24,755	$19,673

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$1,578	$-	$-	$-
Notes Payable – related party	84,150	-	-	-
Due to Manager	-	367	367	374
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	85,728	367	367	374
TOTAL CURRENT LIABILITIES	85,728	367	367	374

MEMBERS’ EQUITY
Contributed Capital	100	340	340	240
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	90,000	32,677	26,735	20,794
Accumulated Deficit	(1,678)	(3,230)	(2,687)	(1,735)
TOTAL MEMBERS’ EQUITY	88,422	29,787	24,388	19,299

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$174,150	$30,154	$24,755	$19,673

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$259	$65	$7	$485
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	259	65	7	485

OTHER ASSETS
Art and Other Collectible Assets	49,500	11,600	18,900	134,000
TOTAL OTHER ASSETS	49,500	11,600	18,900	134,000

TOTAL ASSETS	$49,759	$11,665	$18,907	$134,485

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	367	367	367	367
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	367	367	367
TOTAL CURRENT LIABILITIES	367	367	367	367

MEMBERS’ EQUITY
Contributed Capital	240	240	241	240
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	53,471	11,883	22,279	135,163
Accumulated Deficit	(4,319)	(825)	(3,980)	(1,285)
TOTAL MEMBERS’ EQUITY	49,392	11,298	18,540	134,118

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$49,759	$11,665	$18,907	$134,485

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$180	$866	$103	$153
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	180	866	103	153

OTHER ASSETS
Art and Other Collectible Assets	26,560	29,948	15,000	23,000
TOTAL OTHER ASSETS	26,560	29,948	15,000	23,000

TOTAL ASSETS	$26,740	$30,814	$15,103	$23,153

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	366	367	367	367
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	366	367	367	367
TOTAL CURRENT LIABILITIES	366	367	367	367

MEMBERS’ EQUITY
Contributed Capital	242	240	240	240
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	27,230	31,686	18,814	23,765
Accumulated Deficit	(1,098)	(1,479)	(4,318)	(1,219)
TOTAL MEMBERS’ EQUITY	26,374	30,447	14,736	22,786

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$26,740	$30,814	$15,103	$23,153

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$75,289	$715	$440	$119
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	75,289	715	440	119

OTHER ASSETS
Art and Other Collectible Assets	-	95,000	61,000	18,500
TOTAL OTHER ASSETS	-	95,000	61,000	18,500

TOTAL ASSETS	$75,289	$95,715	$61,440	$18,619

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	-
Due to Manager	367	367	367	367
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	367	367	367
TOTAL CURRENT LIABILITIES	367	367	367	367

MEMBERS’ EQUITY
Contributed Capital	5,047	239	239	239
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	69,314	99,020	61,888	19,804
Retained Earnings/(Accumulated Deficit)	561	(3,911)	(1,054)	(1,791)
TOTAL MEMBERS’ EQUITY	74,922	95,348	61,073	18,252

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$75,289	$95,715	$61,440	$18,619

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$383	$169	$-	$4,927
Subscriptions Receivable	-	-	48,000	-
TOTAL CURRENT ASSETS	383	169	48,000	4,927

OTHER ASSETS
Art and Other Collectible Assets	53,309	24,000	43,750	4,844
TOTAL OTHER ASSETS	53,309	24,000	43,750	4,844

TOTAL ASSETS	$53,692	$24,169	$91,750	$9,771

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$793	$-
Notes Payable – related party	-	-	43,750	4,844
Due to Manager	367	367	-	438
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	367	44,543	5,282
TOTAL CURRENT LIABILITIES	367	367	44,543	5,282

MEMBERS’ EQUITY
Contributed Capital	239	239	-	239
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	54,461	27,726	48,000	4,951
Accumulated Deficit	(1,375)	(4,163)	(793)	(701)
TOTAL MEMBERS’ EQUITY	53,325	23,802	47,207	4,489

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$53,692	$24,169	$91,750	$9,771

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$2,940	$506	$290
Subscriptions Receivable	23,790	-	-	-
TOTAL CURRENT ASSETS	23,790	2,940	506	290

OTHER ASSETS
Art and Other Collectible Assets	21,475	405,000	72,700	48,202
TOTAL OTHER ASSETS	21,475	405,000	72,700	48,202

TOTAL ASSETS	$45,265	$407,940	$73,206	$48,492

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$389	$-	$-	$-
Notes Payable – related party	21,475	-	-	-
Due to Manager	-	367	367	367
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	21,864	367	367	367
TOTAL CURRENT LIABILITIES	21,864	367	367	367

MEMBERS’ EQUITY
Contributed Capital	-	239	239	239
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	23,790	410,810	74,265	50,500
Accumulated Deficit	(389)	(3,476)	(1,665)	(2,614)
TOTAL MEMBERS’ EQUITY	23,401	407,573	72,839	48,125

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$45,265	$407,940	$73,206	$48,492

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$143	$35	$62	$-
Subscriptions Receivable	-	-	-	35,490
TOTAL CURRENT ASSETS	143	35	62	35,490

OTHER ASSETS
Art and Other Collectible Assets	24,758	72,405	62,500	33,211
TOTAL OTHER ASSETS	24,758	72,405	62,500	33,211

TOTAL ASSETS	$24,901	$72,440	$62,562	$68,701

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	-	33,211
Due to Manager	367	367	367	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	367	367	33,211
TOTAL CURRENT LIABILITIES	367	367	367	33,211

MEMBERS’ EQUITY
Contributed Capital	240	239	239	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	26,240	72,765	66,800	35,490
Accumulated Deficit	(1,946)	(931)	(4,844)	-
TOTAL MEMBERS’ EQUITY	24,534	72,073	62,195	35,490

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$24,901	$72,440	$62,562	$68,701

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$49	$71	$-	$-
Subscriptions Receivable	-	-	66,960	-
TOTAL CURRENT ASSETS	49	71	66,960	-

OTHER ASSETS
Art and Other Collectible Assets	4,969	20,000	63,000	650,000
TOTAL OTHER ASSETS	4,969	20,000	63,000	650,000

TOTAL ASSETS	$5,018	$20,071	$129,960	$650,000

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	-	-	63,000	416,700
Due to Manager	367	367	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	367	367	63,000	416,700
TOTAL CURRENT LIABILITIES	367	367	63,000	416,700

MEMBERS’ EQUITY
Contributed Capital	239	239	-	-
Equity Interest to Artist / Third party	-	-	-	233,300
Membership Contributions	5,445	20,790	66,960	-
Accumulated Deficit	(1,033)	(1,325)	-	-
TOTAL MEMBERS’ EQUITY	4,651	19,704	66,960	233,300

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,018	$20,071	$129,960	$650,000

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	229,790	-	-	-
TOTAL CURRENT ASSETS	229,790	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	216,000	50,400	28,800	56,250
TOTAL OTHER ASSETS	216,000	50,400	28,800	56,250

TOTAL ASSETS	$445,790	$50,400	$28,800	$56,250

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	216,000	50,400	28,800	56,250
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	216,000	50,400	28,800	56,250
TOTAL CURRENT LIABILITIES	216,000	50,400	28,800	56,250

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	229,790	-	-	-
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	229,790	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$445,790	$50,400	$28,800	$56,250

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	-	-	-	10,000
TOTAL CURRENT ASSETS	-	-	-	10,000

OTHER ASSETS
Art and Other Collectible Assets	214,500	25,000	29,000	9,000
TOTAL OTHER ASSETS	214,500	25,000	29,000	9,000

TOTAL ASSETS	$214,500	$25,000	$29,000	$19,000

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	214,500	25,000	29,000	9,000
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	214,500	25,000	29,000	9,000
TOTAL CURRENT LIABILITIES	214,500	25,000	29,000	9,000

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	-	10,000
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	-	-	-	10,000

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$214,500	$25,000	$29,000	$19,000

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	78,000	18,000	45,100	20,100
TOTAL OTHER ASSETS	78,000	18,000	45,100	20,100

TOTAL ASSETS	$78,000	$18,000	$45,100	$20,100

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	78,000	18,000	45,100	20,100
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	78,000	18,000	45,100	20,100
TOTAL CURRENT LIABILITIES	78,000	18,000	45,100	20,100

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	-	-
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$78,000	$18,000	$45,100	$20,100

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	17,100	21,260	73,700	48,500
TOTAL OTHER ASSETS	17,100	21,260	73,700	48,500

TOTAL ASSETS	$17,100	$21,260	$73,700	$48,500

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	17,100	21,260	73,700	48,500
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	17,100	21,260	73,700	48,500
TOTAL CURRENT LIABILITIES	17,100	21,260	73,700	48,500

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	-	-
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$17,100	$21,260	$73,700	$48,500

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscriptions Receivable	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	21,990	15,400	20,000	32,000
TOTAL OTHER ASSETS	21,990	15,400	20,000	32,000

TOTAL ASSETS	$21,990	$15,400	$20,000	$32,000

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$-	$-	$-
Notes Payable – related party	21,990	15,400	20,000	32,000
Due to Manager	-	-	-	-
Equity Due to Artist	-	-	-	-
TOTAL OTHER CURRENT LIABILITIES	21,990	15,400	20,000	32,000
TOTAL CURRENT LIABILITIES	21,990	15,400	20,000	32,000

MEMBERS’ EQUITY
Contributed Capital	-	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions	-	-	-	-
Accumulated Deficit	-	-	-	-
TOTAL MEMBERS’ EQUITY	-	-	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$21,990	$15,400	$20,000	$32,000

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 (AUDITED),
WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$98,333
Subscriptions Receivable	-	504,030
TOTAL CURRENT ASSETS	-	602,363

OTHER ASSETS
Art and Other Collectible Assets	-	4,253,511
TOTAL OTHER ASSETS	-	4,253,511

TOTAL ASSETS	$-	$4,855,874

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Interest Payable – related party	$-	$2,760
Notes Payable – related party	-	1,707,230
Due to Manager	10,281	23,575
Equity Due to Artist	-	-
TOTAL OTHER CURRENT LIABILITIES	10,281	1,733,565
TOTAL CURRENT LIABILITIES	10,281	$1,733,565

MEMBERS’ EQUITY
Contributed Capital	7,282	21,313
Equity Interest to Artist / Third party	-	246,300
Membership Contributions	-	2,980,004
Accumulated Deficit	(17,563)	(125,308)
TOTAL MEMBERS’ EQUITY	(10,281)	3,122,309

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$-	$4,855,874

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	1,174	1,174	1,484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	1,662	172	195	255
Total Operating Expenses	2,836	1,346	1,369	1,739
Loss from Operations	(2,836)	(1,346)	(1,369)	(1,739)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,836)	(1,346)	(1,369)	(1,739)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,836)	$(1,346)	$(1,369)	$(1,739)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.28)	$(1.35)	$(1.37)	$(1.74)
Weighted Average Membership Interests	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 008 Consol. Info	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	484	1,174	1,174
Sourcing	-	-	-	-
Transportation, Storage and Insurance	517	201	1,780	138
Total Operating Expenses	1,691	685	2,954	1,312
Net Loss from Operations	(1,691)	(685)	(2,954)	(1,312)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,691)	(685)	(2,954)	(1,312)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,691)	$(685)	$(2,954)	$(1,312)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.35)	$(0.86)	$(0.91)	$(1.31)
Weighted Average Membership Interests	1,250	800	3,250	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	1,174	1,149	1,174
Sourcing	-	-	1,800	-
Transportation, Storage and Insurance	132	804	1,127	172
Total Operating Expenses	1,306	1,978	4,076	1,346
Net Loss from Operations	(1,306)	(1,978)	(4,076)	(1,346)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,306)	(1,978)	(4,076)	(1,346)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,306)	$(1,978)	$(4,076)	$(1,346)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.63)	$(0.99)	$(2.72)	$(1.35)
Weighted Average Membership Interests	800	2,000	1,500	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,484	1,174	1,174	1,174
Sourcing	-	-	-	-
Transportation, Storage and Insurance	142	112	285	67
Total Operating Expenses	1,626	1,286	1,459	1,241
Net Loss from Operations	(1,626)	(1,286)	(1,459)	(1,241)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,626)	(1,286)	(1,459)	(1,241)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,626)	$(1,286)	$(1,459)	$(1,241)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.63)	$(1.29)	$(1.46)	$(2.59)
Weighted Average Membership Interests	1,000	1,000	1,000	480

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	934	1,174	894
Sourcing	-	-	-	-
Transportation, Storage and Insurance	108	769	151	172
Total Operating Expenses	1,282	1,703	1,325	1,066
Net Loss from Operations	(1,282)	(1,703)	(1,325)	(1,066)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,282)	(1,703)	(1,325)	(1,066)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,282)	$(1,703)	$(1,325)	$(1,066)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.71)	$(0.94)	$(1.20)	$(1.07)
Weighted Average Membership Interests	750	1,820	1,100	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	484	240	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	86	132	-	546
Total Operating Expenses	570	616	240	1,030
Net Income/(Loss) from Operations	(570)	(616)	(240)	(1,030)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(570)	(616)	(240)	(1,030)
Provision for Income taxes	-	-	(140)	-
Net Income/(Loss)	$(570)	$(616)	$(380)	$(1,030)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.57)	$(0.62)	$(0.38)	$(0.52)
Weighted Average Membership Interests	1,000	1,000	1,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	484	484	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	351	106	306	138
Total Operating Expenses	835	590	790	622
Net Loss from Operations	(835)	(590)	(790)	(622)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(835)	(590)	(790)	(622)
Provision for Income taxes	-	-	-	-
Net Loss	$(835)	$(590)	$(790)	$(622)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.17)	$(0.30)	$(0.16)	$(0.31)
Weighted Average Membership Interests	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	484	534	484
Sourcing	1,987	-	1,584	-
Transportation, Storage and Insurance	656	18	147	2,326
Total Operating Expenses	3,177	502	2,265	2,810
Net Loss from Operations	(3,177)	(502)	(2,265)	(2,810)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,177)	(502)	(2,265)	(2,810)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,177)	$(502)	$(2,265)	$(2,810)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.59)	$(0.10)	$(0.94)	$(0.14)
Weighted Average Membership Interests	2,000	5,000	2,400	20,750

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	452	484	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	418	276	142	416
Total Operating Expenses	902	728	626	900
Net Loss from Operations	(902)	(728)	(626)	(900)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(902)	(728)	(626)	(900)
Provision for Income taxes	-	-	-	-
Net Loss	$(902)	$(728)	$(626)	$(900)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.24)	$(0.14)	$(0.24)	$(0.12)
Weighted Average Membership Interests	3,750	5,100	2,650	7,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	534	484	484
Sourcing	-	1,594	-	-
Transportation, Storage and Insurance	359	247	29	115
Total Operating Expenses	843	2,375	513	599
Net Loss from Operations	(843)	(2,375)	(513)	(599)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(843)	(2,375)	(513)	(599)
Provision for Income taxes	-	-	-	-
Net Loss	$(843)	$(2,375)	$(513)	$(599)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.12)	$(0.67)	$(0.09)	$(0.29)
Weighted Average Membership Interests	6,750	3,550	5,500	2,100

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	2,687	10,440	10,762	1,409
Transportation, Storage and Insurance	543	2,293	838	561
Total Operating Expenses	3,764	13,267	12,134	2,504
Net Loss from Operations	(3,764)	(13,267)	(12,134)	(2,504)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,764)	(13,267)	(12,134)	(2,504)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,764)	$(13,267)	$(12,134)	$(2,504)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.56)	$(0.28)	$(0.53)	$(0.47)
Weighted Average Membership Interests	6,700	46,670	23,000	5,300

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	324	255	7,324	1,503
Transportation, Storage and Insurance	476	815	826	102
Total Operating Expenses	1,334	1,604	8,684	2,139
Net Loss from Operations	(1,334)	(1,604)	(8,684)	(2,139)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,334)	(1,604)	(8,684)	(2,139)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,334)	$(1,604)	$(8,684)	$(2,139)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.44)	$(0.28)	$(0.39)	$(0.73)
Weighted Average Membership Interests	3,000	5,800	22,500	2,950

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	483	534	534	534
Sourcing	1,428	743	287	619
Transportation, Storage and Insurance	163	57	318	91
Total Operating Expenses	2,074	1,334	1,139	1,244
Net Loss from Operations	(2,074)	(1,334)	(1,139)	(1,244)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,074)	(1,334)	(1,139)	(1,244)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,074)	$(1,334)	$(1,139)	$(1,244)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.67)	$(1.33)	$(0.14)	$(0.65)
Weighted Average Membership Interests	3,100	1,000	7,950	1,900

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	1,651	711	554	684
Transportation, Storage and Insurance	174	77	66	132
Total Operating Expenses	2,359	1,322	1,154	1,350
Net Loss from Operations	(2,359)	(1,322)	(1,154)	(1,350)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,359)	(1,322)	(1,154)	(1,350)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,359)	$(1,322)	$(1,154)	$(1,350)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.50)	$(0.62)	$(0.64)	$(0.60)
Weighted Average Membership Interests	4,750	2,120	1,800	2,240

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	844	534	533	534
Sourcing	2,605	1,802	695	479
Transportation, Storage and Insurance	419	187	85	59
Total Operating Expenses	3,868	2,523	1,313	1,072
Net Loss from Operations	(3,868)	(2,523)	(1,313)	(1,072)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,868)	(2,523)	(1,313)	(1,072)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,868)	$(2,523)	$(1,313)	$(1,072)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.50)	$(0.49)	$(0.57)	$(0.66)
Weighted Average Membership Interests	7,760	5,110	2,310	1,620

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	584
Sourcing	712	1,140	632	3,306
Transportation, Storage and Insurance	77	123	77	347
Total Operating Expenses	1,323	1,797	1,243	4,237
Net Loss from Operations	(1,323)	(1,797)	(1,243)	(4,237)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,323)	(1,797)	(1,243)	(4,237)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,323)	$(1,797)	$(1,243)	$(4,237)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.63)	$(0.53)	$(0.59)	$(0.45)
Weighted Average Membership Interests	2,110	3,370	2,110	9,470

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	566	534	534	494
Sourcing	2,236	855	1,266	1,051
Transportation, Storage and Insurance	232	92	136	121
Total Operating Expenses	3,034	1,481	1,936	1,666
Net Loss from Operations	(3,034)	(1,481)	(1,936)	(1,666)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,034)	(1,481)	(1,936)	(1,666)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,034)	$(1,481)	$(1,936)	$(1,666)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.48)	$(0.59)	$(0.52)	$(0.51)
Weighted Average Membership Interests	6,320	2,530	3,700	3,280

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	494
Sourcing	2,721	13,340	1,583	689
Transportation, Storage and Insurance	290	1,085	171	81
Total Operating Expenses	3,505	14,919	2,248	1,264
Net Loss from Operations	(3,505)	(14,919)	(2,248)	(1,264)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,505)	(14,919)	(2,248)	(1,264)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,505)	$(14,919)	$(2,248)	$(1,264)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.44)	$(0.50)	$(0.48)	$(0.57)
Weighted Average Membership Interests	7,890	29,750	4,660	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 076 Consol. Info	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	494
Sourcing	2,054	1,270	689	713
Transportation, Storage and Insurance	213	142	81	77
Total Operating Expenses	2,761	1,906	1,264	1,284
Net Loss from Operations	(2,761)	(1,906)	(1,264)	(1,284)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,761)	(1,906)	(1,264)	(1,284)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,761)	$(1,906)	$(1,264)	$(1,284)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.47)	$(0.49)	$(0.57)	$(0.61)
Weighted Average Membership Interests	5,830	3,880	2,200	2,120

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 080 Consol. Info	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 086 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	454
Sourcing	484	2,949	1,652	3,306
Transportation, Storage and Insurance	58	309	174	347
Total Operating Expenses	1,036	3,752	2,320	4,107
Net Loss from Operations	(1,036)	(3,752)	(2,320)	(4,107)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,036)	(3,752)	(2,320)	(4,107)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,036)	$(3,752)	$(2,320)	$(4,107)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.66)	$(0.45)	$(0.49)	$(0.43)
Weighted Average Membership Interests	1,580	8,420	4,740	9,470

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 089 Consol. Info	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	454	454	454	454
Sourcing	852	1,604	1,650	1,002
Transportation, Storage and Insurance	92	167	174	112
Total Operating Expenses	1,398	2,225	2,278	1,568
Net Loss from Operations	(1,398)	(2,225)	(2,278)	(1,568)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,398)	(2,225)	(2,278)	(1,568)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,398)	$(2,225)	$(2,278)	$(1,568)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.55)	$(0.49)	$(0.48)	$(0.51)
Weighted Average Membership Interests	2,520	4,580	4,760	3,050

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 100 Consol. Info	Series Gallery Drop 104 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	454	454	454	414
Sourcing	1,068	399	613	332
Transportation, Storage and Insurance	116	54	72	48
Total Operating Expenses	1,638	907	1,139	794
Net Loss from Operations	(1,638)	(907)	(1,139)	(794)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,638)	(907)	(1,139)	(794)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,638)	$(907)	$(1,139)	$(794)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.52)	$(0.62)	$(0.58)	$(0.61)
Weighted Average Membership Interests	3,160	1,470	1,950	1,310

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 107 Consol. Info	Unallocated	Total Consolidated
Operating Income
Gain on Sale of Asset	$-	$-	$-
Gross Profit	-	-	-

Operating Expense
Organizational Costs	414	6,475	64,040
Sourcing	769	-	104,864
Transportation, Storage and Insurance	87	-	29,212
Total Operating Expenses	1,270	6,475	198,116
Net Loss from Operations	(1,270)	(6,475)	(198,116)

Other Expenses
Interest Expense – related party	-	-	-
Total Other Expenses	-	-	-

Income/(Loss) Before Income Taxes	(1,270)	(6,475)	(198,116)
Provision for Income taxes	-	-	(140)
Net Loss	$(1,270)	$(6,475)	$(198,256)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.53)	N/A	N/A
Weighted Average Membership Interests	2,380	N/A	N/A

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Gallery Drop 002 Consol. Info	Series Gallery Drop 003 Consol. Info	Series Gallery Drop 004 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	865	979	990	987
Sourcing	-	1,234	280	-
Transportation, Storage and Insurance	1,070	554	187	1,366
Total Operating Expenses	1,935	2,767	1,457	2,353
Net Loss from Operations	(1,935)	(2,767)	(1,457)	(2,353)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Net Loss	$(1,935)	$(2,767)	$(1,457)	$(2,353)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.19)	$(2.77)	$(1.46)	$(2.35)
Weighted Average Membership Interests	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 005 Consol. Info	Series Gallery Drop 008 Consol. Info	Series Gallery Drop 009 Consol. Info		Series Gallery Drop 010 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-		$-	$-
Gross Profit	-	-		-	-

Operating Expense
Organizational Costs	1,013	990		625	1,089
Sourcing	2,018	1,120		-	385
Transportation, Storage and Insurance	1,553	2,695		-	135
Total Operating Expenses	4,584	4,805		625	1,609
Net Loss from Operations	(4,584)	(4,805)		(625)	(1,609)

Other Expenses
Interest Expense – related party	-	-		-	-
Total Other Expenses	-	-		-	-

Net Loss	$(4,584)	$(4,805)		$(625)	$(1,609)

Basic and Diluted Income/(Loss) per Membership Interest	$(3.67)	$(6.01)	$	N/A	$(1.61)
Weighted Average Membership Interests	1,250	800		1	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info		Series Gallery Drop 013 Consol. Info		Series Gallery Drop 014 Consol. Info
Operating Income
Gain on Sale of Asset	$-		$-		$-	$-
Gross Profit	-		-		-	-

Operating Expense
Organizational Costs	915		625		625	950
Sourcing	400		-		-	1,521
Transportation, Storage and Insurance	921		-		-	358
Total Operating Expenses	2,236		625		625	2,829
Net Loss from Operations	(2,236)		(625)		(625)	(2,829)

Other Expenses
Interest Expense – related party	270		2,100		1,262	475
Total Other Expenses	270		2,100		1,262	475

Net Loss	$(2,506)		$(2,725)		$(1,887)	$(3,304)

Basic and Diluted Income/(Loss) per Membership Interest	$(3.13)	$	N/A	$	N/A	$(3.30)
Weighted Average Membership Interests	800		1		1	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info	Series Gallery Drop 017 Consol. Info		Series Gallery Drop 018 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-		$-		$-
Gross Profit	-	-		-		-

Operating Expense
Organizational Costs	980	890		-		-
Sourcing	945	640		-		-
Transportation, Storage and Insurance	457	96		-		-
Total Operating Expenses	2,382	1,626		-		-
Net Loss from Operations	(2,382)	(1,626)		-		-

Other Expenses
Interest Expense – related party	371	367		928		116
Total Other Expenses	371	367		928		116

Net Loss	$(2,753)	$(1,993)		$(928)		$(116)

Basic and Diluted Income/(Loss) per Membership Interest	$(2.75)	$(1.99)	$	N/A	$	N/A
Weighted Average Membership Interests	1,000	1,000		1		1

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 019 Consol. Info		Series Gallery Drop 022 Consol. Info		Series Gallery Drop 023 Consol. Info		Series Gallery Drop 024 Consol. Info
Operating Income
Gain on Sale of Asset		$-		$-		$-		$-
Gross Profit		-		-		-		-

Operating Expense
Organizational Costs		-		-		-		-
Sourcing		-		-		-		-
Transportation, Storage and Insurance		-		-		-		-
Total Operating Expenses		-		-		-		-
Net Loss from Operations		-		-		-		-

Other Expenses
Interest Expense – related party		126		169		60		97
Total Other Expenses		126		169		60		97

Net Loss		$(126)		$(169)		$(60)		$(97)

Basic and Diluted Income/(Loss) per Membership Interest	$	N/A	$	N/A	$	N/A	$	N/A
Weighted Average Membership Interests		1		1		1		1

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info		Unallocated		Total Consolidated
Operating Income
Gain on Sale of Asset		$-		$-		$-
Gross Profit		-		-		-

Operating Expense
Organizational Costs		-		13,410		25,933
Sourcing		-		-		8,543
Transportation, Storage and Insurance		-		-		9,392
Total Operating Expenses		-		13,410		43,868
Net Loss from Operations		-		(13,410)		(43,868)

Other Expenses
Interest Expense – related party		258		-		6,599
Total Other Expenses		258		-		6,599

Net Loss		$(258)		$(13,410)		$(50,467)

Basic and Diluted Income/(Loss) per Membership Interest	$	N/A	$	N/A	$	N/A
Weighted Average Membership Interests		1		1		1

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Gallery Drop 002 Consol. Info	Series Gallery Drop 003 Consol. Info	Series Gallery Drop 004 Consol. Info
Balance, January 1, 2020	$240,357	$31,680	$34,860	$-
Membership Contributions	-	1,320	140	47,000
Less: Brokerage Fees	-	(323)	(343)	(461)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	(1,935)	(2,767)	(1,457)	(2,353)
Balance, June 30, 2020	$238,422	$29,910	$33,200	$44,186

Balance, January 1, 2021	$238,919	$30,406	$33,694	$44,683
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(2,836)	(1,346)	(1,369)	(1,739)
Balance, June 30, 2021	$236,162	$29,139	$32,404	$43,023

	Series Gallery Drop 005 Consol. Info	Series Gallery Drop 006 Consol. Info	Series Gallery Drop 007 Consol. Info	Series Gallery Drop 008 Consol. Info
Balance, January 1, 2020	$93,404	$-	$-	$31,800
Membership Contributions	1,596	-	-	8,200
Less: Brokerage Fees	(836)	-	-	(242)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	(4,584)	-	-	(4,805)
Balance, June 30, 2020	$89,580	$-	$-	$34,953

Balance, January 1, 2021	$90,078	$-	$-	$35,450
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	-	-	79
Distributions	-	-	-	-
Net Loss	(1,691)	-	-	(685)
Balance, June 30, 2021	$88,466	$-	$-	$34,844

 See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 009 Consol. Info	Series Gallery Drop 010 Consol. Info	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info
Balance, January 1, 2020	$-	$24,975	$(68)	$(525)
Membership Contributions	-	25	25,000	-
Less: Brokerage Fees	-	(245)	(195)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	625	-	-	625
Distributions	-	-	-	-
Net Loss	(625)	(1,609)	(2,506)	(2,725)
Balance, June 30, 2020	$-	$23,146	$22,231	$(2,625)

Balance, January 1, 2021	$312,219	$23,644	$22,730	$142,127
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(2,954)	(1,312)	(1,306)	(1,978)
Balance, June 30, 2021	$309,344	$22,411	$21,503	$140,228

	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info
Balance, January 1, 2020	$(316)	$(88)	$(93)	$-
Membership Contributions	-	33,000	27,000	21,000
Less: Brokerage Fees	-	(323)	(266)	(206)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	625	-	-	-
Distributions	-	-	-	-
Net Loss	(1,887)	(3,304)	(2,753)	(1,993)
Balance, June 30, 2020	$(1,578)	$29,285	$23,888	$18,801

Balance, January 1, 2021	$88,422	$29,787	$24,388	$19,299
Membership Contributions	-	-	-	-
Less Brokerage Fees	(882)	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(4,076)	(1,346)	(1,626)	(1,286)
Balance, June 30, 2021	$83,543	$28,520	$22,841	$18,092

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	21,270	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	(928)	(116)	(126)	-
Balance, June 30, 2020	$(928)	$(116)	$21,144	$-

Balance, January 1, 2021	$49,392	$11,298	$18,540	$134,118
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,459)	(1,241)	(1,282)	(1,703)
Balance, June 30, 2021	$48,012	$10,136	$17,337	$132,494

	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	27,450	30,784	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	(169)	(60)	(97)
Balance, June 30, 2020	$27,450	$30,615	$(60)	$(97)

Balance, January 1, 2021	$26,374	$30,447	$14,736	$22,786
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	78	79	79	79
Distributions	-	-	-	-
Net Loss	(1,325)	(1,066)	(570)	(616)
Balance, June 30, 2021	$25,127	$29,460	$14,245	$22,249

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	(258)	-	-	-
Balance, June 30, 2020	$(258)	$-	$-	$-

Balance, January 1, 2021	$74,922	$95,348	$61,073	$18,252
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	611	79	79	79
Distributions	(75,149)	-	-	-
Net Loss	(380)	(1,030)	(835)	(590)
Balance, June 30, 2021	$4	$94,397	$60,317	$17,741

	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$53,325	$23,802	$47,207	$4,489
Membership Contributions	-	-	-	-
Less Brokerage Fees	-	-	(470)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(790)	(622)	(3,177)	(502)
Balance, June 30, 2021	$52,614	$23,259	$43,639	$4,066

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$23,401	$407,573	$72,839	$48,125
Membership Contributions	210	-	-	-
Less Brokerage Fees	(235)	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(2,265)	(2,810)	(902)	(728)
Balance, June 30, 2021	$21,190	$404,842	$72,016	$47,476

	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$24,534	$72,073	$62,195	$35,490
Membership Contributions	-	-	-	10
Less Brokerage Fees	-	-	-	(355)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(626)	(900)	(843)	(2,375)
Balance, June 30, 2021	$23,987	$71,252	$61,431	$32,849

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$4,651	$19,704	$66,960	$233,300
Membership Contributions	-	-	40	517,500
Less Brokerage Fees	-	-	(670)	(4,667)
Equity to Artist / Third Party	-	-	-	(83,300)
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(513)	(599)	(3,764)	(13,267)
Balance, June 30, 2021	$4,217	$19,184	$62,645	$649,645

	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$229,790	$-	$-	$-
Membership Contributions	210	53,000	30,000	58,000
Less Brokerage Fees	(2,300)	(530)	(300)	(580)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(12,134)	(2,504)	(1,334)	(1,604)
Balance, June 30, 2021	$215,645	$50,045	$28,445	$55,895

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$10,000
Membership Contributions	225,000	29,500	30,640	-
Less Brokerage Fees	(2,250)	(295)	-	(100)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(8,684)	(2,139)	(2,074)	(1,334)
Balance, June 30, 2021	$214,145	$27,145	$28,645	$8,645

	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	79,500	19,000	47,500	21,200
Less Brokerage Fees	(795)	(190)	(475)	(212)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,139)	(1,244)	(2,359)	(1,322)
Balance, June 30, 2021	$77,645	$17,645	$44,745	$19,745

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	18,000	22,400	77,600	51,100
Less Brokerage Fees	(180)	(224)	(776)	(511)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,154)	(1,350)	(3,868)	(2,523)
Balance, June 30, 2021	$16,745	$20,905	$73,035	$48,145

	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	23,100	16,200	21,100	33,700
Less Brokerage Fees	(231)	(162)	(211)	(337)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,313)	(1,072)	(1,323)	(1,797)
Balance, June 30, 2021	$21,635	$15,045	$19,645	$31,645

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY FOR/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	21,100	94,700	63,200	25,300
Less Brokerage Fees	(211)	(947)	(632)	(253)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,243)	(4,237)	(3,034)	(1,481)
Balance, June 30, 2021	$19,725	$89,595	$59,613	$23,645

	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	37,000	32,800	78,900	297,500
Less Brokerage Fees	(370)	(328)	(789)	(2,975)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,936)	(1,666)	(3,505)	(14,919)
Balance, June 30, 2021	$34,773	$30,885	$74,685	$279,685

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info	Series Gallery Drop 075 Consol. Info	Series Gallery Drop 076 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	46,600	22,000	58,300	58,300
Less Brokerage Fees	(466)	(220)	-	(583)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	-	79
Distributions	-	-	-	-
Net Loss	(2,248)	(1,264)	-	(2,761)
Balance, June 30, 2021	$43,965	$20,595	$58,300	$55,035

	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info	Series Gallery Drop 080 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	38,800	22,000	21,200	15,800
Less Brokerage Fees	(388)	(220)	(212)	(158)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(1,906)	(1,264)	(1,284)	(1,036)
Balance, June 30, 2021	$36,585	$20,595	$19,783	$14,685

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 086 Consol. Info	Series Gallery Drop 089 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	84,200	47,400	94,700	25,200
Less Brokerage Fees	(842)	(474)	(947)	(252)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	79
Distributions	-	-	-	-
Net Loss	(3,752)	(2,320)	(4,107)	(1,398)
Balance, June 30, 2021	$79,685	$44,685	$89,725	$23,629

	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 094 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	45,800	22,800	47,600	30,500
Less Brokerage Fees	(458)	-	(476)	(305)
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	-	79	79
Distributions	-	-	-	-
Net Loss	(2,225)	-	(2,278)	(1,568)
Balance, June 30, 2021	$43,196	$22,800	$44,925	$28,706

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 100 Consol. Info	Series Gallery Drop 102 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	31,600	14,700	19,500	14,800
Less Brokerage Fees	(316)	(147)	(195)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	79	79	79	-
Distributions	-	-	-	-
Net Loss	(1,638)	(907)	(1,139)	-
Balance, June 30, 2021	$29,725	$13,725	$18,245	$14,800

	Series Gallery Drop 103 Consol. Info	Series Gallery Drop 104 Consol. Info	Series Gallery Drop 107 Consol. Info	Series Gallery Drop 108 Consol. Info
Balance, January 1, 2020	$-	$-	$-	$-
Membership Contributions	-	-	-	-
Less: Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	-	-	-
Distributions	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2020	$-	$-	$-	$-

Balance, January 1, 2021	$-	$-	$-	$-
Membership Contributions	18,400	13,100	23,800	31,700
Less Brokerage Fees	-	(131)	(238)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contributions	-	79	79	-
Distributions	-	-	-	-
Net Loss	-	(794)	(1,270)	-
Balance, June 30, 2021	$18,400	$12,254	$22,371	$31,700

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED) AND JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
Balance, January 1, 2020	$-	$455,986
Membership Contributions	-	243,785
Less: Brokerage Fees	-	(3,440)
Equity to Artist / Third Party	-	-
Capital Contributions	13,125	15,000
Distributions	-	-
Net Loss	(13,410)	(50,467)
Balance, June 30, 2020	$(285)	$660,864

Balance, January 1, 2021	$(10,281)	$3,122,309
Membership Contributions	-	2,873,810
Less Brokerage Fees	-	(31,471)
Equity to Artist / Third Party	-	(83,300)
Capital Contributions	-	7,562
Distributions	-	(75,149)
Net Loss	(6,475)	(198,256)
Balance, June 30, 2021	$(16,756)	$5,615,505

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,836)	$(1,346)	$(1,369)	$(1,739)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,836)	(1,346)	(1,369)	(1,739)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,095	1,267	1,290	1,660
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,174	1,346	1,369	1,739

Cash at Beginning of Period	1,787	774	61	710
Net Increase (Decrease) In Cash	(1,662)	-	-	-
Cash at End of Period	$125	$774	$61	$710

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 006 Consol. Info	Series Drop 007 Consol. Info	Series Drop 008 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,691)	$-	$-	$(685)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,691)	-	-	(685)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,612	-	-	606
Capital Contribution	79	-	-	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,691	-	-	685

Cash at Beginning of Period	445	-	-	818
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$445	$-	$-	$818

Supplemental Disclosure of Non-Cash Financing Activities:				-
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,954)	$(1,312)	$(1,306)	$(1,978)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,954)	(1,312)	(1,306)	(1,978)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,875	1,233	1,227	1,899
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,954	1,312	1,306	1,978

Cash at Beginning of Period	2,587	11	97	2,494
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$2,587	$11	$97	$2,494

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(4,076)	$(1,346)	$(1,626)	$(1,286)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	(1,578)	-	-	-
Total Adjustments	(1,578)	-	-	-
Net Cash Flows Used In Operating Activities	(5,654)	(1,346)	(1,626)	(1,286)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(84,150)	-	-	-
Net Proceeds from/(Repayments to) Manager	995	1,267	1,547	1,200
Capital Contribution	79	79	79	79
Membership Contribution	89,118	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	6,042	1,346	1,626	1,279

Cash at Beginning of Period	-	154	5	134
Net Increase (Decrease) In Cash	388	-	-	(7)
Cash at End of Period	$388	$154	$5	$127

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,459)	$(1,241)	$(1,282)	$(1,703)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,459)	(1,241)	(1,282)	(1,703)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,380	1,162	1,203	1,624
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,459	1,241	1,282	1,703

Cash at Beginning of Period	259	65	7	485
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$259	$65	$7	$485

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info		Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,325)		$(1,066)	$(570)	$(616)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-		-	-	-
Interest Payable	-		-	-	-
Total Adjustments	-		-	-	-
Net Cash Flows Used In Operating Activities	(1,325)		(1,066)	(570)	(616)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-		-	-	-
Net Cash Flows Provided By Investing Activities	-		-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,247		987	491	537
Capital Contribution	78		79	79	79
Membership Contribution	-		-	-	-
Distribution	-		-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,325		1,066	570	616

Cash at Beginning of Period	180		866	103	153
Net Increase (Decrease) In Cash	-		-	-	-
Cash at End of Period	$180		$866	$103	$153

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-		$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-		-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-		-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-		$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(380)	$(1,030)	$(835)	$(590)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	8,355	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	8,355	-	-	-
Net Cash Flows Used In Operating Activities	7,975	(1,030)	(835)	(590)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	(367)	951	756	511
Capital Contribution	611	79	79	79
Membership Contribution	-	-	-	-
Distribution	(75,149)	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	(74,905)	1,030	835	590

Cash at Beginning of Period	75,289	715	440	119
Net Increase (Decrease) In Cash	(66,930)	-	-	-
Cash at End of Period	$8,359	$715	$440	$119

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(790)	$(622)	$(3,177)	$(502)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	(793)	-
Total Adjustments	-	-	(793)	-
Net Cash Flows Used In Operating Activities	(790)	(622)	(3,970)	(502)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(43,750)	(4,844)
Net Proceeds from/(Repayments to) Manager	711	543	405	352
Capital Contribution	79	79	79	79
Membership Contribution	-	-	47,530	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	790	622	4,264	(4,413)

Cash at Beginning of Period	383	169	-	4,927
Net Increase (Decrease) In Cash	-	-	294	(4,915)
Cash at End of Period	$383	$169	$294	$12

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,265)	$(2,810)	$(902)	$(728)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	(389)	-	-	-
Total Adjustments	(389)	-	-	-
Net Cash Flows Used In Operating Activities	(2,654)	(2,810)	(902)	(728)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(21,475)	-	-	-
Net Proceeds from/(Repayments to) Manager	405	2,731	823	681
Capital Contribution	79	79	79	79
Membership Contribution	23,765	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,774	2,810	902	760

Cash at Beginning of Period	-	2,940	506	290
Net Increase (Decrease) In Cash	120	-	-	32
Cash at End of Period	$120	$2,940	$506	$322

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(626)	$(900)	$(843)	$(2,375)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(626)	(900)	(843)	(2,375)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	(33,211)
Net Proceeds from/(Repayments to) Manager	547	821	764	405
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	35,145
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	626	900	843	2,418

Cash at Beginning of Period	143	35	62	-
Net Increase (Decrease) In Cash	-	-	-	43
Cash at End of Period	$143	$35	$62	$43

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(513)	$(599)	$(3,764)	$(13,267)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(513)	(599)	(3,764)	(13,267)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(63,000)	(416,700)
Net Proceeds from/(Repayments to) Manager	434	520	405	(82,895)
Capital Contribution	79	79	79	79
Membership Contribution	-	-	66,330	512,833
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	513	599	3,814	13,317

Cash at Beginning of Period	49	71	-	-
Net Increase (Decrease) In Cash	-	-	50	50
Cash at End of Period	$49	$71	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(12,134)	$(2,504)	$(1,334)	$(1,604)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(12,134)	(2,504)	(1,334)	(1,604)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(216,000)	(50,400)	(28,800)	(56,250)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	227,700	52,470	29,700	57,420
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	12,184	2,554	1,384	1,654

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,684)	$(2,139)	$(2,074)	$(1,334)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(8,684)	(2,139)	(2,074)	(1,334)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	(2,500)	-	-
Net Cash Flows Provided By Investing Activities	-	(2,500)	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(214,500)	(25,000)	(29,000)	(9,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	222,750	29,205	30,640	9,900
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	8,734	4,689	2,124	1,384

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	2,500	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,139)	$(1,244)	$(2,359)	$(1,322)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,139)	(1,244)	(2,359)	(1,322)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(78,000)	(18,000)	(45,100)	(20,100)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	78,705	18,810	47,025	20,988
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,189	1,294	2,409	1,372

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,154)	$(1,350)	$(3,868)	$(2,523)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,154)	(1,350)	(3,868)	(2,523)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(17,100)	(21,260)	(73,700)	(48,500)
Net Proceeds from/(Repayments to) Manager	405	405	715	405
Capital Contribution	79	79	79	79
Membership Contribution	17,820	22,176	76,824	50,589
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,204	1,400	3,918	2,573

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,313)	$(1,072)	$(1,323)	$(1,797)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,313)	(1,072)	(1,323)	(1,797)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(21,990)	(15,400)	(20,000)	(32,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	22,869	16,038	20,889	33,363
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,363	1,122	1,373	1,847

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,243)	$(4,237)	$(3,034)	$(1,481)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,243)	(4,237)	(3,034)	(1,481)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(20,080)	(90,000)	(60,000)	(24,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	20,889	93,753	62,568	25,047
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,293	4,237	3,052	1,531

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	18	50
Cash at End of Period	$50	$-	$18	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	20,080	90,000	60,000	24,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,936)	$(1,666)	$(3,505)	$(14,919)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,936)	(1,666)	(3,505)	(14,919)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(35,128)	(31,200)	(75,000)	(280,000)
Net Proceeds from/(Repayments to) Manager	405	365	365	365
Capital Contribution	79	79	79	79
Membership Contribution	36,630	32,472	78,111	294,525
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,986	1,716	3,555	14,969

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	35,128	31,200	75,000	280,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info	Series Gallery Drop 075 Consol. Info	Series Gallery Drop 076 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,248)	$(1,264)	$-	$(2,761)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,248)	(1,264)	-	(2,761)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(44,280)	(20,910)	-	(55,350)
Net Proceeds from/(Repayments to) Manager	365	365	-	365
Capital Contribution	79	79	-	79
Membership Contribution	46,134	21,780	-	57,717
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,298	1,314	-	2,811

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	-	50
Cash at End of Period	$50	$50	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	44,280	20,910	55,350	55,350
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info	Series Gallery Drop 080 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,906)	$(1,264)	$(1,284)	$(1,036)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,906)	(1,264)	(1,284)	(1,036)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(36,900)	(20,910)	(20,098)	(15,000)
Net Proceeds from/(Repayments to) Manager	365	365	365	365
Capital Contribution	79	79	79	79
Membership Contribution	38,412	21,780	20,988	15,642
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,956	1,314	1,334	1,086

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	36,900	20,910	20,098	15,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 081 Consol. Info	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 084 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(3,752)	$(2,320)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	(3,752)	(2,320)	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(80,000)	(45,000)	-
Net Proceeds from/(Repayments to) Manager	-	365	365	-
Capital Contribution	-	79	79	-
Membership Contribution	-	83,358	46,926	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	3,802	2,370	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	50	50	-
Cash at End of Period	$-	$50	$50	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	480,000	80,000	45,000	52,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 085 Consol. Info	Series Gallery Drop 086 Consol. Info	Series Gallery Drop 087 Consol. Info	Series Gallery Drop 088 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(4,107)	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	(4,107)	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(90,000)	-	-
Net Proceeds from/(Repayments to) Manager	-	325	-	-
Capital Contribution	-	79	-	-
Membership Contribution	-	93,753	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	4,157	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	50	-	-
Cash at End of Period	$-	$50	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	60,000	90,000	231,009	55,250
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 089 Consol. Info	Series Gallery Drop 090 Consol. Info	Series Gallery Drop 091 Consol. Info	Series Gallery Drop 092 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,398)	$-	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,398)	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(23,904)	-	-	-
Net Proceeds from/(Repayments to) Manager	325	-	-	-
Capital Contribution	79	-	-	-
Membership Contribution	24,948	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,448	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	-	-
Cash at End of Period	$50	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	23,904	98,850	37,473	217,356
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 094 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,225)	$-	$(2,278)	$(1,568)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,225)	-	(2,278)	(1,568)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(43,471)	-	(45,200)	(28,981)
Net Proceeds from/(Repayments to) Manager	325	-	325	325
Capital Contribution	79	-	79	79
Membership Contribution	45,342	-	47,124	30,195
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,275	-	2,328	1,618

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	50	50
Cash at End of Period	$50	$-	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	43,471	21,631	45,200	28,981
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 099 Consol. Info	Series Gallery Drop 100 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,638)	$(907)	$-	$(1,139)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,638)	(907)	-	(1,139)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(30,000)	(14,000)	-	(18,520)
Net Proceeds from/(Repayments to) Manager	325	325	-	325
Capital Contribution	79	79	-	79
Membership Contribution	31,284	14,553	-	19,305
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,688	957	-	1,189

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	-	50
Cash at End of Period	$50	$50	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	30,000	14,000	130,000	18,520
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 101 Consol. Info	Series Gallery Drop 102 Consol. Info	Series Gallery Drop 103 Consol. Info	Series Gallery Drop 104 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$(794)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	(794)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	(12,489)
Net Proceeds from/(Repayments to) Manager	-	-	-	285
Capital Contribution	-	-	-	79
Membership Contribution	-	-	-	12,969
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	844

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	50
Cash at End of Period	$-	$-	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	200,750	14,060	17,500	12,489
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 105 Consol. Info	Series Gallery Drop 106 Consol. Info	Series Gallery Drop 107 Consol. Info	Series Gallery Drop 108 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$(1,270)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	(1,270)	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(22,606)	-
Net Proceeds from/(Repayments to) Manager	-	-	285	-
Capital Contribution	-	-	79	-
Membership Contribution	-	-	23,562	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	1,320	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	50	-
Cash at End of Period	$-	$-	$50	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	61,780	26,650	22,606	30,118
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 109 Consol. Info	Series Gallery Drop 110 Consol. Info	Series Gallery Drop 111 Consol. Info	Series Gallery Drop 112 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	-	-	-
Capital Contribution	-	-	-	-
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	30,746	10,080	18,000	57,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(6,475)	$(198,256)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	8,355
Interest Payable	-	(2,760)
Total Adjustments	-	5,595
Net Cash Flows Used In Operating Activities	(6,475)	(192,661)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	(2,500)
Net Cash Flows Provided By Investing Activities	-	(2,500)

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(2,990,257)
Net Proceeds from/(Repayments to) Manager	6,475	(17,633)
Capital Contribution	-	7,562
Membership Contribution	-	3,200,369
Distribution	-	(75,149)
Net Cash Flows Provided By/(Used In) Financing Activities	6,475	124,892

Cash at Beginning of Period	-	98,333
Net Increase (Decrease) In Cash	-	(70,269)
Cash at End of Period	$-	$28,064

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	3,191,130
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,935)	$(2,767)	$(1,457)	$(2,353)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,935)	(2,767)	(1,457)	(2,353)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(30,000)	(34,000)	(44,341)
Net Proceeds from/(Repayments to) Manager	(6,453)	2,653	861	2,231
Capital Contribution	-	-	-	-
Membership Contribution	-	32,677	34,657	46,539
Net Cash Flows Provided By/(Used In) Financing Activities	(6,453)	5,330	1,518	4,429

Cash at Beginning of Period	10,175	-	-	-
Net Increase (Decrease) In Cash	(8,388)	2,563	61	2,076
Cash at End of Period	$1,787	$2,563	$61	$2,076

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	237,500	30,000	34,000	44,341
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 008 Consol. Info	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(4,584)	$(4,805)	$(625)	$(1,609)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(4,584)	(4,805)	(625)	(1,609)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(90,000)	(27000)	-	(24,000)
Net Proceeds from/(Repayments to) Manager	865	4,680	-	1,485
Capital Contribution	-	-	625	-
Membership Contribution	94,164	31,758	-	24,755
Net Cash Flows Provided By/(Used In) Financing Activities	5,029	9,438	625	2,240

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	445	4,633	-	631
Cash at End of Period	$445	$4,633	$-	$631

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	90,000	35,000	310,000	24,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,506)	$(2,725)	$(1,887)	$(3,304)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	270	2,100	1,262	475
Total Adjustments	270	2,100	1,262	475
Net Cash Flows Used In Operating Activities	(2,236)	(625)	(625)	(2,829)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(18,000)	-	-	(30,000)
Net Proceeds from/(Repayments to) Manager	2,186	-	-	2,747
Capital Contribution	-	625	625	-
Membership Contribution	19,805	-	-	32,677
Net Cash Flows Provided By/(Used In) Financing Activities	3,991	625	625	5,424

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	1,755	-	-	2,595
Cash at End of Period	$1,755	$-	$-	$2,595

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	23,000	140,000	84,150	30,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,753)	$(1,993)	$(928)	$(116)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	371	367	928	116
Total Adjustments	371	367	928	116
Net Cash Flows Used In Operating Activities	(2,382)	(1,626)	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(24,750)	(19,539)	-	-
Net Proceeds from/(Repayments to) Manager	2,268	1,601	-	-
Capital Contribution	-	-	-	-
Membership Contribution	26,735	20,794	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	4,253	2,856	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	1,871	1,230	-	-
Cash at End of Period	$1,871	$1,230	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	24,750	19,539	49,500	11,600
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(126)	$-	$-	$(169)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	126	-	-	169
Total Adjustments	126	-	-	169
Net Cash Flows Used In Operating Activities	-	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	-	-	-
Capital Contribution	-	-	-	-
Membership Contribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	18,900	134,000	26,560	29,948
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(60)	$(97)	$(258)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-	-	-
Interest Payable	60	97	258	-
Total Adjustments	60	97	258	-
Net Cash Flows Used In Operating Activities	-	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	-	-	-
Capital Contribution	-	-	-	-
Membership Contribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	15,000	23,000	64,000	95,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2020 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(13,410)	$(50,467)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Gain on Sale of Asset	-	-
Interest Payable	-	6,599
Total Adjustments	-	6,599
Net Cash Flows Used In Operating Activities	(13,410)	(43,868)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-
Net Cash Flows Provided By Investing Activities	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(341,630)
Net Proceeds from/(Repayments to) Manager	285	15,410
Capital Contribution	13,125	15,000
Membership Contribution	-	364,560
Net Cash Flows Provided By/(Used In) Financing Activities	13,410	53,340

Cash at Beginning of Period	-	10,175
Net Increase (Decrease) In Cash	-	9,472
Cash at End of Period	$-	$19,647

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	1,593,788
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

NOTE 1: NATURE OF OPERATIONS
Otis Gallery LLC (the “Company”) is a series limited liability company formed on December 18, 2018 pursuant to Section 18-215 of the Delaware Limited Liability Company Act. The Company was formed to engage in the business of acquiring and managing a collection of investment-grade art and collectibles (such assets or group of assets, the “Underlying Assets”). The Company has created, and it is expected that the Company will continue to create, separate series of the Company (each, a “Series”), and that each Underlying Asset will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.
The Company is dependent upon additional capital resources for its planned principal operations and subject to significant risks and uncertainties, including failure to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.
Otis Wealth, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for each Series (the “Asset Manager”) to manage the Underlying Assets related to each Series. The Series acquire the Underlying Assets from the Manager financed through either non-interest-bearing or interest-bearing promissory notes issued to the Manager, and the Manager develops the financial, offering and other materials to begin offering the Interests through a mobile app-based investment platform called Otis (the “Otis Platform”).
The Company sells and intends to continue selling Interests in a number of separate individual Series. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of the closing of an offering related to that particular Series are an Underlying Asset (plus any cash reserves for future operating expenses). All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Company’s limited liability company agreement, dated February 1, 2019, as amended and restated from time to time (the “Operating Agreement”).
Operating Agreement
General

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

In accordance with the Operating Agreement, each Interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.
Voting Rights
The Manager has broad authority to take action with respect to the Company and any Series. Interest holders do not have any voting rights as an Interest holder in the Company or a Series except with respect to:
●
the removal of the Manager;
●
the dissolution of the Company upon the for-cause removal of the Managing Member; and
●
an amendment to the Operating Agreement that would:
o
adversely affect the rights of an Interest holder in any material respect;
o
reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;
o
change the situations in which the Company and any Series can be dissolved or terminated;
o
change the term of the Company (other than the circumstances provided in the Operating Agreement); or
o
give any person the right to dissolve the Company.
When entitled to vote on a matter, each Interest holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series must be approved by two thirds of the votes that may be cast by all Interest holders in any Series. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by all Interest holders in any Series present in person or represented by proxy.
Distributions Upon Liquidation

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation (as defined below)); and thereafter, (iii) first, 100% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution and second, (A) 10% to the Manager and (B) 90% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series).
Free Cash Flow Distributions
The Manager has sole discretion in determining what distributions of free cash flow, if any, are made to holders of Interests of each Series. Free cash flow consists of the net income (as determined under accounting principles generally accepted in the United States of America (“GAAP”)) generated by such Series plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the Underlying Asset related to such Series. The Manager may maintain free cash flow funds in a deposit account or an investment account for the benefit of the Series.
Any free cash flow generated by a Series from the utilization of the Underlying Asset related to such Series shall be applied within the Series in the following order of priority:
●
repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;
●
thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future operating expenses; and
●
thereafter by way of distribution to holders of the Interests of such Series (net of corporate income taxes applicable to the Series), which may include asset sellers of the Underlying Asset related to such Series or the Manager or any of its affiliates.
Manager’s Interest

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

At the closing of each offering, and unless otherwise set forth in the applicable Series designation, the Manager shall acquire a minimum of 2% and up to a maximum of 19.99% of the Interests sold in connection with each offering (of which the Manager may sell all or any portion from time to time following the closing of such offering) for the same price per share offered to all other potential investors, although such minimum and maximum thresholds may be waived or modified by the Manager in its sole discretion.
NOTE 2: GOING CONCERN
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Neither the Company nor any Series has generated substantial revenues or profits since inception.
On a total consolidated basis, the Company sustained net losses of $198,256 and $50,467 for the six-month periods ended June 30, 2021 and 2020, respectively. On a total consolidated basis, the Company had an accumulated deficit of $323,564 and $125,308 as of June 30, 2021 and December 31, 2020, respectively. On a total consolidated basis, the Company’s current liabilities exceed current assets by $1,829,136 as of June 30, 2021.
The Company’s ability to continue as a going concern for the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.
These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.
The accompanying consolidated financial statements include the accounts of Otis Gallery LLC as well as its Series required to be consolidated under GAAP. Significant intercompany accounts and transactions have been eliminated.
Use of Estimates

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

The preparation of consolidated financial statements in conformity with GAAP requires the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications of Prior Year Balances
Certain prior year balances were reclassified to conform to current year presentation.  There was no change in the Company’s net loss or net equity position from these reclassifications.
Cash and Cash Equivalents
The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2021 and December 31, 2020, the Company had no cash on hand. However, Series’ checking accounts hold funds, as presented in the consolidating supplemental information.
Subscriptions Receivable
The Company records membership contributions at the effective date. If subscriptions are not funded upon issuance, the Company records a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under the Financial Accounting Standards Board (“FASB”) ASC 505-10-45-2, the subscription receivables are reclassified as a contra account to members’ equity on the balance sheet. Each Series has a minimum offering size that, once met, will result in the eventual successful subscription to and closing of the Series. Subscriptions Receivable consists of membership subscriptions sold prior to year ended date for which the minimum subscription requirement was met. As of June 30, 2021 and December 31, 2020, the Company had $146,000 and $504,030 in Subscriptions Receivable, respectively.
Art and Other Collectible Assets
The Underlying Assets, including art and other collectible assets, are recorded at cost. The cost of the Underlying Asset includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to each Series incurred prior to the closing, including brokerage and sales fees and commissions (but excluding the brokerage fee referred to above), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

The Company treats the Underlying Assets as long-lived assets, and the Underlying Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
The Underlying Assets are purchased by the Series from the Manager in exchange for either a non-interest-bearing or an interest-bearing promissory note. The Series uses the proceeds of the offering to pay off the note. Acquisition expenses are typically paid for in advance by the Manager and are reimbursed by the Series from the proceeds of the offering. The Series also distributes the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.
Acquisition expenses related to a particular Series that are incurred prior to the closing of an offering are initially funded by the Manager but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.
To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the Series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the Underlying Asset. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.
As of June 30, 2021 and December 31, 2020, the Company’s total investment in the Underlying Assets across all Series was $7,444,641 and $4,253,511, respectively, as detailed in the table below. The Company does not believe any of its Underlying Assets were impaired as of June 30, 2021 and December 31, 2020.

Series	Series Description	As of June 30, 2021	As of Dec 31, 2020
Series #KW	2018 Saint Jerome Hearing the Trumpet of Last Judgement painting by Kehinde Wiley	$237,500	$237,500
Series Drop 002	Nike MAG Back to the Future (2016) Sneakers	30,000	30,000
Series Drop 003	The Incredible Hulk 181 Comic	34,000	34,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Drop 004	Collection of Supreme Skate Decks (Select Limited Edition Artist Collaborations)	44,341	44,341
Series Drop 005	2018 DOB and Arrows: Patchworks Skulls painting by Takashi Murakami and Virgil Abloh	90,000	90,000
Series Drop 006	1978 Rolex Daytona Ref. 6265 Big Red watch	-	-
Series Drop 007	2011 Hermes Birkin 35cm So Black handbag	-	-
Series Drop 008	2019 Series of Commissioned Paintings by fnnch	35,000	35,000
Series Drop 009	2012 Gone and Beyond painting by Kaws	310,000	310,000
Series Drop 010	Collection of Nike SB Dunks sneakers	24,000	24,000
Series Gallery Drop 011	2019 commissioned painting by Shelby and Sandy “Basketball”	23,000	23,000
Series Gallery Drop 012	2011 Love Is What You Want neon sculpture by Tracey Emin	140,000	140,000
Series Gallery Drop 013	2019 Grey Selenite Newspaper Machine sculpture by Daniel Arsham	84,150	84,150
Series Gallery Drop 014	Collection of 1985 Jordan 1 OG Sneakers	30,000	30,000
Series Gallery Drop 015	Collection of Supreme Skate Decks – Bundle II	24,750	24,750
Series Gallery Drop 016	Collection of Nike and Adidas Yeezy sneakers	19,539	19,539
Series Gallery Drop 017	2017 Colorbar Constellation 6 Painting by Derrick Adams	49,500	49,500
Series Gallery Drop 018	Tomb of Dracula 10 comic	11,600	11,600
Series Gallery Drop 019	2020 CHROMADYNAMICA MSS painting by Felipe Pantone	18,900	18,900
Series Gallery Drop 020	X-Men 1 comic	134,000	134,000
Series Gallery Drop 021	Collection of artist collaboration Nike sneakers	26,560	26,560
Series Gallery Drop 022	Collection of Nike Air Jordan 1 sneakers	29,948	29,948
Series Gallery Drop 023	2019 Cape Woman painting by Katherine Bradford	15,000	15,000
Series Gallery Drop 024	Fantastic Four 52 comic	23,000	23,000
Series Gallery Drop 025	2018 No. 90 painting by Derek Fordjour	-	-
Series Gallery Drop 026	Avengers 1 comic	95,000	95,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 027	Teenage Mutant Ninja Turtles 1 comic	61,000	61,000
Series Gallery Drop 028	Nike SB Dunk Low “Freddy Krueger” sneakers	18,500	18,500
Series Gallery Drop 029	Collection of Travis Scott collaboration Nike sneakers	53,309	53,309
Series Gallery Drop 030	2020 A Perfect Trade painting by Cleon Peterson	24,000	24,000
Series Gallery Drop 031	2020 Sneakers, Computers, Capri Sun painting by Katherine Bernhardt	43,750	43,750
Series Gallery Drop 032	Super Mario Bros. 3 “Right” NES game	4,844	4,844
Series Gallery Drop 033	Collection of 1985 Nike Air Jordan I sneakers	21,475	21,475
Series Gallery Drop 034	2003 Police Car painting by Banksy	405,000	405,000
Series Gallery Drop 035	2020 Triptych: Medical Bill paintings by MSCHF	72,700	72,700
Series Gallery Drop 036	Collection of streetwear collaboration Nike sneakers	48,202	48,202
Series Gallery Drop 037	Collection of sample and player-exclusive Nike Air Jordan sneakers	24,758	24,758
Series Gallery Drop 038	2003 LeBron James Topps Chrome 111 Refractor trading card	72,405	72,405
Series Gallery Drop 039	1985 Nike Air Jordan 1 TYPS PE sneakers	62,500	62,500
Series Gallery Drop 040	Collection of Nike Air Max sneakers	33,211	33,211
Series Gallery Drop 041	Dior collaboration Nike Air Jordan 1 Low sneakers	4,969	4,969
Series Gallery Drop 042	Collection of Nike Air Jordan sneakers known as “Kobe 3/ 8 PE Pack”	20,000	20,000
Series Gallery Drop 043	Futura collaboration Nike SB Dunk High “FLOM” sneakers	63,000	63,000
Series Gallery Drop 044	Nike Air Jordan 1 High “‘Shattered Backboard’ Origin Story” sneakers	650,000	650,000
Series Gallery Drop 045	Complete set of 1986 Fleer basketball trading cards	216,000	216,000
Series Gallery Drop 046	2000 SP Authentic 118 Tom Brady rookie trading card	50,400	50,400
Series Gallery Drop 047	1981 Topps 216 Joe Montana rookie trading card	28,800	28,800
Series Gallery Drop 048	2011 Hermès 35cm So Black Birkin handbag	56,250	56,250
Series Gallery Drop 049	2003 SP Authentic Limited LeBron James 148 trading card	214,500	214,500
Series Gallery Drop 050	Zelda II: The Adventure of Link NES game	27,500	25,000
Series Gallery Drop 051	2009 Topps Chrome Stephen Curry 101 trading card	29,000	29,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 052	Pokémon Blue Game Boy game	9,000	9,000
Series Gallery Drop 053	Pokémon Yellow Game Boy game	78,000	78,000
Series Gallery Drop 054	Golf NES game	18,000	18,000
Series Gallery Drop 055	1999 Pokémon 1st Edition Shadowless Holo Blastoise 2 trading card	45,100	45,100
Series Gallery Drop 056	1999 Pokémon 1st Edition Shadowless Holo Mewtwo 10 trading card	20,100	20,100
Series Gallery Drop 057	1999 Pokémon 1st Edition Shadowless Holo Raichu 14 trading card	17,100	17,100
Series Gallery Drop 058	2012-13 National Treasures Anthony Davis RPA trading card	21,260	21,260
Series Gallery Drop 059	Super Mario Bros. NES game	73,700	73,700
Series Gallery Drop 060	Daredevil 1 comic	48,500	48,500
Series Gallery Drop 061	1999 Pokémon 1st Edition Shadowless Holo Venusaur 15 trading card	21,990	21,990
Series Gallery Drop 062	Tetris and Tetris II NES games	15,400	15,400
Series Gallery Drop 063	2002-03 Panini Futebol Portugal Cristiano Ronaldo 137 trading card	20,000	20,000
Series Gallery Drop 064	2004-05 Panini Megacracks La Liga Lionel Messi 71 trading card	32,000	32,000
Series Gallery Drop 065	1996 Topps Chrome Allen Iverson #171 Refractor trading card	20,080	-
Series Gallery Drop 066	2013 Panini Immaculate Collection Giannis Antetokounmpo #131 RPA trading card	90,000	-
Series Gallery Drop 067	2003-04 SP Authentic Signatures #LJA LeBron James trading card	60,000	-
Series Gallery Drop 068	2007 Topps Chrome Kevin Durant #131 Refractor trading card	24,000	-
Series Gallery Drop 069	Emerging 15 Index: collection of 15 NBA Panini Prizm Silver trading cards	35,128	-
Series Gallery Drop 070	Contra NES game	31,200	-
Series Gallery Drop 071	2018 Panini Prizm Luka Doncic Prizm Mojo #280 trading card	75,000	-
Series Gallery Drop 072	2003 Exquisite Collection Noble Nameplates #LB LeBron James trading card	280,000	-
Series Gallery Drop 073	2003 SP Authentic Signatures #MJ Michael Jordan trading card	44,280	-
Series Gallery Drop 074	2018 Panini Prizm World Cup Kylian Mbappe Orange Prizm #80 trading card	20,910	-
Series Gallery Drop 075	2012 National Treasures Russell Wilson Rookie Signature Material Black #325 trading card	55,350	-

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 076	1996 Bowman’s Best Atomic Refractors Kobe Bryant #R23 trading card	55,350	-
Series Gallery Drop 077	1997 Brown’s Boxing Floyd Mayweather Jr. #51 trading card	36,900	-
Series Gallery Drop 078	1987 Converse Magic Johnson game-worn, signed sneakers	20,910	-
Series Gallery Drop 079	2012 National Treasures Kawhi Leonard #114 trading card	20,098	-
Series Gallery Drop 080	1972 Topps Julius Erving #195 trading card	15,000	-
Series Gallery Drop 081	1997 Metal Universe Precious Metal Gems Michael Jordan #23 trading card	480,000	-
Series Gallery Drop 082	2003 Finest LeBron James Refractor #133 trading card	80,000	-
Series Gallery Drop 083	1981 Topps Magic Johnson #21 trading card	45,000	-
Series Gallery Drop 084	2003-04 Topps Chrome Hobby Box sealed box of trading cards	52,000	-
Series Gallery Drop 085	1996-97 Topps Chrome Basketball Hobby Box sealed box of trading cards	60,000	-
Series Gallery Drop 086	2017 National Treasures #161 Patrick Mahomes II JSY AU Holo Silver trading card	90,000	-
Series Gallery Drop 087	1996 Flair Showcase Legacy Collection Row 0 #31 Kobe Bryant Rookie trading card	231,009	-
Series Gallery Drop 088	1980-81 Topps Basketball Wax Box sealed box of trading cards	55,250	-
Series Gallery Drop 089	2004 Panini Sports #89 Lionel Messi Mega Cracks Campeon trading card	23,904	-
Series Gallery Drop 090	1995 Pokémon Japanese Topsun Blue Back No Number Charizard trading card	98,850	-
Series Gallery Drop 091	1987 Fleer #59 Michael Jordan trading card	37,473	-
Series Gallery Drop 092	1986 Fleer Stickers #8 Michael Jordan Rookie trading card	217,356	-
Series Gallery Drop 093	2009 Bowman Chrome Draft Prospects Refractors #BDPP89 Mike Trout Signed Rookie trading card	43,471	-
Series Gallery Drop 094	2017 Kevin Durant Western Conference Semi-Finals game-worn jersey	21,631	-
Series Gallery Drop 095	2020 Kevin Durant Nets-debut game-worn jersey	45,200	-
Series Gallery Drop 096	2019 Panini Prizm Blue Ice #248 Zion Williamson Rookie trading card	28,981	-
Series Gallery Drop 097	Halo: Combat Evolved game	30,000	-

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 098	Super Mario Land game	14,000	-
Series Gallery Drop 099	Mike Tyson’s Punch-Out!! game	130,000	-
Series Gallery Drop 100	Collection of Street Fighter games	18,520	-
Series Gallery Drop 101	Nintendo World Championship game	200,750	-
Series Gallery Drop 102	2003 NetPro Glossy International Preview #P2 Serena Williams trading card	14,060	-
Series Gallery Drop 103	2003 NetPro Glossy #G2 Serena Williams Rookie trading card	17,500	-
Series Gallery Drop 104	Sealed Apple iPhone 2G A1203	12,489	-
Series Gallery Drop 105	2014 Panini Prizm World Cup #12 Lionel Messi Green Crystal Prizm trading card	61,780	-
Series Gallery Drop 106	1993 SP Foil #279 Derek Jeter Rookie trading card	26,650	-
Series Gallery Drop 107	1994 Miami Bumble Bee #8 Dwayne Johnson Rookie trading card	22,606	-
Series Gallery Drop 108	Kobe Bryant Last Game signed ticket	30,118	-
Series Gallery Drop 109	2001 SP Authentic Stars #45 Tiger Woods Rookie trading card	30,746	-
Series Gallery Drop 110	1984 Transformers G1 Optimus Prime “Pepsi Edition” toy	10,080	-
Series Gallery Drop 111	2002 Yu-Gi-Oh Blue-Eyes White Dragon LOB-001 First Edition trading card	18,000	-
Series Gallery Drop 112	Pokémon Red game	57,000	-
Totals		$7,444,641	$4,253,511

Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Revenue Recognition
The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019.
The Company determines revenue recognition through the following steps:
●
identification of a contract with a customer;
●
identification of the performance obligations in the contract;
●
determination of the transaction price;
●
allocation of the transaction price to the performance obligations in the contract; and
●
recognition of revenue when or as the performance obligations are satisfied.
Revenues are expected to be derived from the sale of each Underlying Asset in the associated Series. During the six-month periods ended June 30, 2021 and 2020, the Company recognized no revenue as there were no sales of Underlying Assets in any Series.
Operating Expenses

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

After the closing of an offering of Interests, each Series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the Underlying Assets. This includes transportation, import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing and utilization of the Underlying Assets; any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for a Series to be made available to investors in certain states, any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the Securities and Exchange Commission (the “Commission”); any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Manager or Asset Manager, in connection with the Underlying Assets; any withholding or transfer taxes imposed on the Company, a Series or any Interest holders as a result of its or their earnings, investments or withdrawals; any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements; any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series or the Manager in connection with the affairs of the Company or a Series; the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series; all custodial fees, costs and expenses in connection with the holding of an Underlying Asset; any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series; the cost of the audit of the annual consolidated financial statements of the Company or a Series and the preparation of tax returns and circulation of reports to Interest holders; any indemnification payments; the fees and expenses of counsel to the Company or a Series in connection with advice directly relating to its legal affairs; the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and any similar expenses that may be determined to be operating expenses, as determined by the Manager in its reasonable discretion.
Prior to the closing, operating expenses are borne by the Manager and not reimbursed by the Series. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Assets).

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

If the operating expenses exceed the amount of revenues generated from an Underlying Asset and cannot be covered by any operating expense reserves on the balance sheet of such Series, the Manager may (a) pay such operating expenses and not seek reimbursement; (b) loan the amount of the operating expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by such Underlying Asset (“Operating Expenses Reimbursement Obligation(s)”); and/or (c) cause additional Interests to be issued in the such Series in order to cover such additional amounts.
Sourcing Fee: The Asset Manager will be paid a fee as compensation for sourcing each Underlying Asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by the Asset Manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
Income Taxes
The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (the “IRC”), all Company taxable income or loss flows through to its sole member, the Manager. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on its individual tax return. However, the Company has elected, in accordance with the IRC, to treat each individual Series as separate subchapter C corporation for tax purposes. No tax provision has been recorded for any Series through the balance sheet date as each is in a taxable loss position and no further tax benefits can be reasonably anticipated.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized. The Company’s net operating loss carryforwards as of June 30, 2021 and December 31, 2020 were approximately $323,564 and $125,308, respectively, which produced net deferred tax assets of $84,450 and $32,706, respectively, using the Company’s estimated future effective tax rate of 26.1%. Based on consideration of the available evidence, including historical losses, the Company’s net deferred tax assets from its net operating loss carryforwards as of June 30, 2021 and December 31, 2020 are fully offset by a valuation allowance, and therefore, no tax benefit applicable to the loss for each individual Series for the periods ended June 30, 2021 and December 31, 2020 has been recognized. The net losses do not expire for federal income tax purposes.
The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.
The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.
Earnings (Loss) / Income per Interest
Upon completion of an offering, each Series intends to comply with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings (loss) / income per Interest (“EPI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the year.
As of June 30, 2021 and 2020, 89 and 11 Series, respectively, had closed offerings, and the (losses) / income per Interest for each Series were as follows (the following table excludes each Series that had only one Interest outstanding, held by the Manager, as of June 30, 2021 and 2020):

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

		6/30/2021		6/30/2020
Series	Interests	Net (Loss) / Income	EPI	Net (Loss) / Income	EPI
Series #KW	10,000	$(2,836)	$(0.28)	$(1,935)	$(0.19)
Series Drop 002	1,000	(1,346)	(1.35)	(2,767)	(2.77)
Series Drop 003	1,000	(1,369)	(1.37)	(1,457)	(1.46)
Series Drop 004	1,000	(1,739)	(1.74)	(2,353)	(2.35)
Series Drop 005	1,250	(1,691)	(1.35)	(4,584)	(3.67)
Series Drop 008	800	(685)	(0.86)	(4,805)	(6.01)
Series Drop 009	3,250	(2,954)	(0.91)	(625)	-
Series Drop 010	1,000	(1,312)	(1.31)	(1,609)	(1.61)
Series Gallery Drop 011	800	(1,306)	(1.63)	(2,506)	(3.13)
Series Gallery Drop 012	2,000	(1,978)	(0.99)	(2,725)	-
Series Gallery Drop 013	1,500	(4,076)	(2.72)	(1,887)	-
Series Gallery Drop 014	1,000	(1,346)	(1.35)	(3,304)	(3.30)
Series Gallery Drop 015	1,000	(1,626)	(1.63)	(2,753)	(2.75)
Series Gallery Drop 016	1,000	(1,286)	(1.29)	(1,993)	(1.99)
Series Gallery Drop 017	1,000	(1,459)	(1.46)	(928)	-
Series Gallery Drop 018	480	(1,241)	(2.59)	(116)	-
Series Gallery Drop 019	750	(1,282)	(1.71)	(126)	-
Series Gallery Drop 020	1,820	(1,703)	(0.94)	-	-
Series Gallery Drop 021	1,100	(1,325)	(1.20)	-	-
Series Gallery Drop 022	1,000	(1,066)	(1.07)	(169)	-
Series Gallery Drop 023	1,000	(570)	(0.57)	(60)	-
Series Gallery Drop 024	1,000	(616)	(0.62)	(97)	-
Series Gallery Drop 025	1,000	(380)	(0.38)	(258)	-
Series Gallery Drop 026	2,000	(1,030)	(0.52)	-	-
Series Gallery Drop 027	5,000	(835)	(0.17)	-	-
Series Gallery Drop 028	2,000	(590)	(0.30)	-	-
Series Gallery Drop 029	5,000	(790)	(0.16)	-	-
Series Gallery Drop 030	2,000	(622)	(0.31)	-	-
Series Gallery Drop 031	2,000	(3,177)	(1.59)	-	-
Series Gallery Drop 032	5,000	(502)	(0.10)	-	-
Series Gallery Drop 033	3,400	(2,265)	(0.94)	-	-
Series Gallery Drop 034	20,750	(2,810)	(0.14)	-	-
Series Gallery Drop 035	3,750	(902)	(0.24)	-	-
Series Gallery Drop 036	5,100	(728)	(0.14)	-	-
Series Gallery Drop 037	2,650	(626)	(0.24)	-	-
Series Gallery Drop 038	7,350	(900)	(0.12)	-	-
Series Gallery Drop 039	6,750	(843)	(0.12)	-	-

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 040	3,550	(2,375)	(0.67)	-	-
Series Gallery Drop 041	5,500	(513)	(0.09)	-	-
Series Gallery Drop 042	2,100	(599)	(0.29)	-	-
Series Gallery Drop 043	6,700	(3,764)	(0.56)	-	-
Series Gallery Drop 044	46,670	(13,267)	(0.28)	-	-
Series Gallery Drop 045	23,000	(12,134)	(0.53)	-	-
Series Gallery Drop 046	5,300	(2,504)	(0.47)	-	-
Series Gallery Drop 047	3,000	(1,334)	(0.44)	-	-
Series Gallery Drop 048	5,800	(1,604)	(0.28)	-	-
Series Gallery Drop 049	22,500	(8,684)	(0.39)	-	-
Series Gallery Drop 050	2,950	(2,139)	(0.73)	-	-
Series Gallery Drop 051	3,100	(2,074)	(0.67)	-	-
Series Gallery Drop 052	1,000	(1,334)	(1.33)	-	-
Series Gallery Drop 053	7,950	(1,139)	(0.14)	-	-
Series Gallery Drop 054	1,900	(1,244)	(0.65)	-	-
Series Gallery Drop 055	4,750	(2,359)	(0.50)	-	-
Series Gallery Drop 056	2,120	(1,322)	(0.62)	-	-
Series Gallery Drop 057	1,800	(1,154)	(0.64)	-	-
Series Gallery Drop 058	2,240	(1,350)	(0.60)	-	-
Series Gallery Drop 059	7,760	(3,868)	(0.50)	-	-
Series Gallery Drop 060	5,110	(2,523)	(0.49)	-	-
Series Gallery Drop 061	2,310	(1,313)	(0.57)	-	-
Series Gallery Drop 062	1,620	(1,072)	(0.66)	-	-
Series Gallery Drop 063	2,100	(1,323)	(0.63)	-	-
Series Gallery Drop 064	3,370	(1,797)	(0.53)	-	-
Series Gallery Drop 065	2,110	(1,243)	(0.59)	-	-
Series Gallery Drop 066	9,470	(4,237)	(0.45)	-	-
Series Gallery Drop 067	6,320	(3,034)	(0.48)	-	-
Series Gallery Drop 068	2,530	(1,481)	(0.59)	-	-
Series Gallery Drop 069	3,700	(1,936)	(0.52)	-	-
Series Gallery Drop 070	3,280	(1,666)	(0.51)	-	-
Series Gallery Drop 071	7,890	(3,505)	(0.44)	-	-
Series Gallery Drop 072	29,750	(14,919)	(0.50)	-	-
Series Gallery Drop 073	4,660	(2,248)	(0.48)	-	-
Series Gallery Drop 074	2,200	(1,264)	(0.57)	-	-
Series Gallery Drop 076	5,830	(2,761)	(0.47)	-	-
Series Gallery Drop 077	3,880	(1,906)	(0.49)	-	-
Series Gallery Drop 078	2,200	(1,264)	(0.57)	-	-
Series Gallery Drop 079	2,120	(1,284)	(0.61)	-	-
Series Gallery Drop 080	1,580	(1,036)	(0.66)	-	-

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 082	8,420	(3,752)	(0.45)	-	-
Series Gallery Drop 083	4,740	(2,320)	(0.49)	-	-
Series Gallery Drop 086	9,470	(4,107)	(0.43)	-	-
Series Gallery Drop 089	2,520	(1,398)	(0.55)	-	-
Series Gallery Drop 093	4,580	(2,225)	(0.49)	-	-
Series Gallery Drop 095	4,760	(2,278)	(0.48)	-	-
Series Gallery Drop 096	3,050	(1,568)	(0.51)	-	-
Series Gallery Drop 097	3,160	(1,638)	(0.52)	-	-
Series Gallery Drop 098	1,470	(907)	(0.62)	-	-
Series Gallery Drop 100	1,950	(1,139)	(0.58)	-	-
Series Gallery Drop 104	1,310	(794)	(0.61)	-	-
Series Gallery Drop 107	2,380	(1,270)	(0.53)	-	-

Allocation Methodology
To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various Interests in accordance with the Manager’s allocation policy. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to, as applicable, the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets or the number of Interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, it is anticipated that revenues and expenses will be allocated as follows:
Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Underlying Asset)
Revenue	Revenue from events and leasing opportunities for the asset	Allocable pro rata to the value of each Underlying Asset
	Asset sponsorship models	Allocable pro rata to the value of each Underlying Asset

Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Underwriting expense incurred outside of Brokerage Fee	Allocable pro rata to the number of Underlying Assets

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Legal expenses related to the submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
Audit and accounting work related to the regulatory paperwork or a series	Allocable pro rata to the number of Underlying Assets
Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of Underlying Assets
Compliance work, including diligence related to the preparation of a series	Allocable pro rata to the number of Underlying Assets

Acquisition Expense	Transportation of Underlying Asset as at time of acquisition	Allocable pro rata to the number of Underlying Assets
	Insurance of Underlying Asset as at time of acquisition	Allocable pro rata to the value of each Underlying Asset
	Preparation of marketing materials	Allocable pro rata to the number of Underlying Assets
	Pre-purchase inspection	Allocable pro rata to the number of Underlying Assets
	Interest expense in the case an Underlying Asset was pre-purchased us prior to the closing of an offering through a loan	Allocable directly to the applicable Underlying Asset
	Storage	Allocable pro rata to the number of Underlying Assets
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of Underlying Assets
	Custodial fees	Allocable pro rata to the number of Underlying Assets

Operating	Appraisal and valuation fees	Allocable pro rata to the number of Underlying Assets
Expense	Marketing expenses in connection with any revenue-generating event	Allocable pro rata to the value of each Underlying Asset

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Insurance	Allocable pro rata to the value of each Underlying Asset
Maintenance	Allocable directly to the applicable Underlying Asset
Transportation to any revenue-generating event	Allocable pro rata to the number of Underlying Assets
Ongoing reporting requirements (e.g., Reg A+ or Exchange Act reporting)	Allocable pro rata to the number of Underlying Assets
Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata to the number of Underlying Assets
Other revenue-generating event related expenses (e.g., location, catering, facility management, film and photography crew)	Allocable pro rata to the value of each Underlying Asset

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the value of each Underlying Asset

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice.
NOTE 4: RELATED PARTY TRANSACTIONS
In the normal course of business, the Series have and will acquire Underlying Assets from the Manager in exchange for promissory notes, which may or may not be interest bearing. Each note matures, and principal and accrued interest for each is due, within fourteen days of the closing of the offering for the associated Series. The principal balance due to the Manager as of June 30, 2021 was $1,905,603, with no interest payable to Manager, as detailed in the table below:

Series	Interest Rate(1)	Note Principal Payable	Note Interest Payable	Total Due to Manager
Series Gallery Drop 075	0%	$55,350	$-	$55,350
Series Gallery Drop 081	0%	480,000	-	480,000
Series Gallery Drop 084	0%	52,000	-	52,000
Series Gallery Drop 085	0%	60,000	-	60,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 087	0%	231,009	-	231,009
Series Gallery Drop 088	0%	55,250	-	55,250
Series Gallery Drop 090	0%	98,850	-	98,850
Series Gallery Drop 091	0%	37,473	-	37,473
Series Gallery Drop 092	0%	217,356	-	217,356
Series Gallery Drop 094	0%	21,631	-	21,631
Series Gallery Drop 099	0%	130,000	-	130,000
Series Gallery Drop 101	0%	200,750	-	200,750
Series Gallery Drop 102	0%	14,060	-	14,060
Series Gallery Drop 103	0%	17,500	-	17,500
Series Gallery Drop 105	0%	61,780	-	61,780
Series Gallery Drop 106	0%	26,650	-	26,650
Series Gallery Drop 108	0%	30,118	-	30,118
Series Gallery Drop 109	0%	30,746	-	30,746
Series Gallery Drop 110	0%	10,080	-	10,080
Series Gallery Drop 111	0%	18,000	-	18,000
Series Gallery Drop 112	0%	57,000	-	57,000
Total		$1,905,603	$-	$1,905,603

The principal balance due to the Manager as of December 31, 2020 was $1,707,230, with interest payable to Manager of $2,760 as detailed in the table below:

Series	Interest Rate(1)	Note Principal Payable	Note Interest Payable	Total Due to Manager
Series Gallery Drop 013	7.50%	$84,150	$1,578	$85,728
Series Gallery Drop 031	7.25%	43,750	793	44,543
Series Gallery Drop 032	0%	4,844	-	4,844
Series Gallery Drop 033	7.25%	21,475	389	21,864
Series Gallery Drop 040	0%	33,211	-	33,211
Series Gallery Drop 043	0%	63,000	-	63,000
Series Gallery Drop 044	0%	416,700	-	416,700
Series Gallery Drop 045	0%	216,000	-	216,000
Series Gallery Drop 046	0%	50,400	-	50,400
Series Gallery Drop 047	0%	28,800	-	28,800
Series Gallery Drop 048	0%	56,250	-	56,250
Series Gallery Drop 049	0%	214,500	-	214,500
Series Gallery Drop 050	0%	25,000	-	25,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 051	0%	29,000	-	29,000
Series Gallery Drop 052	0%	9,000	-	9,000
Series Gallery Drop 053	0%	78,000	-	78,000
Series Gallery Drop 054	0%	18,000	-	18,000
Series Gallery Drop 055	0%	45,100	-	45,100
Series Gallery Drop 056	0%	20,100	-	20,100
Series Gallery Drop 057	0%	17,100	-	17,100
Series Gallery Drop 058	0%	21,260	-	21,260
Series Gallery Drop 059	0%	73,700	-	73,700
Series Gallery Drop 060	0%	48,500	-	48,500
Series Gallery Drop 061	0%	21,990	-	21,990
Series Gallery Drop 062	0%	15,400	-	15,400
Series Gallery Drop 063	0%	20,000	-	20,000
Series Gallery Drop 064	0%	32,000	-	32,000
Total		$1,707,230	$2,760	$1,709,990

(1)
Notes with a 0% interest rate are non-interest bearing. The remaining notes bear interest at an annualized rate as stated over a three-month period.
Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

On April 15, 2021, Series Gallery Drop 044 entered into a Purchase and Sale Agreement Addendum with the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset. The Manager originally acquired the Series Gallery Drop 044 Underlying Asset from the prior owner of the Asset for a total cost of $650,000, of which $500,000 was paid in cash by the Manager and the remainder of which was paid in the form of in-kind consideration consisting of another asset then owned by the Manager, which was transferred to the prior Series Gallery Drop 044 Underlying Asset owner. The Manager acquired the in-kind consideration from an advisor to the Manager for a total cost of $150,000, all of which was paid on behalf of the Manager by Series Gallery Drop 044 in the form of the Series Gallery Drop 044 Interests to the advisor. In addition, the advisor invested $83,300 in cash in Series Gallery Drop 044 in a private placement transaction, with $50,800 paid in cash by the advisor and $32,500 paid by the advisor’s agreement to waive and not be paid the commission fee of the same amount owed to the advisor with respect to the acquisition of the Series Gallery Drop 044 Underlying Asset. Thus, the advisor received 23,330 Series Gallery Drop 044 Interests in the aggregate from the private placement transaction and the in-kind consideration. As the result of a mutual mistake, Series Gallery Drop 044 issued to the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset, a promissory note in the original principal amount of $416,700 instead of $467,500, being the actual cash amount spent by the Manager to acquire the Asset ($500,000) less the $32,500 commission, for which the Manager was reimbursed by Series Gallery Drop 044 on April 22, 2021 from the proceeds of the offering of Series Gallery Drop 044 Interests, as detailed in the use of proceeds in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time. Since the Manager will receive $50,800 less in cash than was paid to acquire the Series Gallery Drop 044 Underlying Asset from the prior Series Gallery Drop 044 Underlying Asset owner, Series Gallery Drop 044 agreed to satisfy such shortfall by paying to the Manager, in its capacity as seller of the Series Gallery Drop 044 Underlying Asset, $50,800 in cash pursuant to the addendum. Series Gallery Drop 044 is utilizing the cash proceeds from the sale of Series Gallery Drop 044 Interests to the advisor referred to above to satisfy such shortfall.
NOTE 5: DUE TO MANAGER
To fund its organizational costs and start-up activities as well as to advance funds on behalf of a Series to purchase assets, the Manager has covered the expenses and costs of the Company and its Series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire assets from the Series subscription proceeds (less the applicable management fees), as they are received. As of June 30, 2021, the Company had $89,242 due to the Manager for accounting, storage, transportation and insurance associated with and incurred on behalf of the Series as detailed in the table below:

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series	Accounting Fees	Storage	Insurance	Total
Series #KW	$1,463	$-	-	$1,463
Series Drop 002	1,463	144	28	1,635
Series Drop 003	1,462	163	32	1,657
Series Drop 004	1,773	213	42	2,028
Series Drop 005	1,462	432	85	1,979
Series Drop 008	773	168	33	974
Series Drop 009	1,463	1488	292	3,243
Series Drop 010	1,462	115	23	1,600
Series Gallery Drop 011	1,462	110	22	1,594
Series Gallery Drop 012	1,462	672	132	2,266
Series Gallery Drop 013	995	-	-	995
Series Gallery Drop 014	1,462	144	28	1,634
Series Gallery Drop 015	1,772	119	23	1,914
Series Gallery Drop 016	1,462	94	18	1,574
Series Gallery Drop 017	1,462	238	47	1,747
Series Gallery Drop 018	1,462	56	11	1,529
Series Gallery Drop 019	1,462	91	17	1,570
Series Gallery Drop 020	1,222	643	126	1,991
Series Gallery Drop 021	1,461	127	25	1,613
Series Gallery Drop 022	1,182	144	28	1,354
Series Gallery Drop 023	772	72	14	858
Series Gallery Drop 024	772	110	22	904
Series Gallery Drop 026	772	456	90	1,318
Series Gallery Drop 027	772	293	58	1,123
Series Gallery Drop 028	772	89	17	878
Series Gallery Drop 029	772	256	50	1,078
Series Gallery Drop 030	772	115	23	910
Series Gallery Drop 031	405	-	-	405
Series Gallery Drop 032	772	10	8	790
Series Gallery Drop 033	405	-	-	405
Series Gallery Drop 034	772	1944	382	3,098

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 035	772	349	69	1,190
Series Gallery Drop 036	772	231	45	1,048
Series Gallery Drop 037	772	119	23	914
Series Gallery Drop 038	772	348	68	1,188
Series Gallery Drop 039	772	300	59	1,131
Series Gallery Drop 040	405	-	-	405
Series Gallery Drop 041	772	24	5	801
Series Gallery Drop 042	772	96	19	887
Series Gallery Drop 043	405	-	-	405
Series Gallery Drop 044	405	-	-	405
Series Gallery Drop 045	405	-	-	405
Series Gallery Drop 046	405	-	-	405
Series Gallery Drop 047	405	-	-	405
Series Gallery Drop 048	405	-	-	405
Series Gallery Drop 049	405	-	-	405
Series Gallery Drop 050	405	-	-	405
Series Gallery Drop 051	405	-	-	405
Series Gallery Drop 052	405	-	-	405
Series Gallery Drop 053	405	-	-	405
Series Gallery Drop 054	405	-	-	405
Series Gallery Drop 055	405	-	-	405
Series Gallery Drop 056	405	-	-	405
Series Gallery Drop 057	405	-	-	405
Series Gallery Drop 058	405	-	-	405
Series Gallery Drop 059	715	-	-	715
Series Gallery Drop 060	405	-	-	405
Series Gallery Drop 061	405	-	-	405
Series Gallery Drop 062	405	-	-	405
Series Gallery Drop 063	405	-	-	405
Series Gallery Drop 064	405	-	-	405
Series Gallery Drop 065	405	-	-	405
Series Gallery Drop 066	405	-	-	405
Series Gallery Drop 067	405	-	-	405

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 068	405	-	-	405
Series Gallery Drop 069	405	-	-	405
Series Gallery Drop 070	365	-	-	365
Series Gallery Drop 071	365	-	-	365
Series Gallery Drop 072	365	-	-	365
Series Gallery Drop 073	365	-	-	365
Series Gallery Drop 074	365	-	-	365
Series Gallery Drop 076	365	-	-	365
Series Gallery Drop 077	365	-	-	365
Series Gallery Drop 078	365	-	-	365
Series Gallery Drop 079	365	-	-	365
Series Gallery Drop 080	365	-	-	365
Series Gallery Drop 082	365	-	-	365
Series Gallery Drop 083	365	-	-	365
Series Gallery Drop 086	325	-	-	325
Series Gallery Drop 089	325	-	-	325
Series Gallery Drop 093	325	-	-	325
Series Gallery Drop 095	325	-	-	325
Series Gallery Drop 096	325	-	-	325
Series Gallery Drop 097	325	-	-	325
Series Gallery Drop 098	325	-	-	325
Series Gallery Drop 100	325	-	-	325
Series Gallery Drop 104	285	-	-	285
Series Gallery Drop 107	285	-	-	285
Unallocated	16,756	-	-	16,756
Total	$77,305	$9,973	$1,964	$89,242

As of December 31, 2020, the Company had $23,575 due to the Manager for accounting, storage, transportation, insurance and sourcing fees associated with and incurred on behalf of the Series as detailed in the table below:

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series	Accounting Fees	Storage	Transportation	Insurance	Total
Series #KW	$368	$-	$-	$-	$368
Series Drop 002	368	-	-	-	368
Series Drop 003	367	-	-	-	367
Series Drop 004	368	-	-	-	368
Series Drop 005	367	-	-	-	367
Series Drop 008	368	-	-	-	368
Series Drop 009	368	-	-	-	368
Series Drop 010	367	-	-	-	367
Series Gallery Drop 011	367	-	-	-	367
Series Gallery Drop 012	367	-	-	-	367
Series Gallery Drop 014	367	-	-	-	367
Series Gallery Drop 015	367	-	-	-	367
Series Gallery Drop 016	367	-	-	7	374
Series Gallery Drop 017	367	-	-	-	367
Series Gallery Drop 018	367	-	-	-	367
Series Gallery Drop 019	367	-	-	-	367
Series Gallery Drop 020	367	-	-	-	367
Series Gallery Drop 021	366	-	-	-	366
Series Gallery Drop 022	367	-	-	-	367
Series Gallery Drop 023	367	-	-	-	367
Series Gallery Drop 024	367	-	-	-	367
Series Gallery Drop 025	367	-	-	-	367
Series Gallery Drop 026	367	-	-	-	367
Series Gallery Drop 027	367	-	-	-	367
Series Gallery Drop 028	367	-	-	-	367
Series Gallery Drop 029	367	-	-	-	367
Series Gallery Drop 030	367	-	-	-	367
Series Gallery Drop 032	367	10	53	8	438
Series Gallery Drop 034	367	-	-	-	367
Series Gallery Drop 035	367	-	-	-	367
Series Gallery Drop 036	367	-	-	-	367

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 037	367	-	-	-	367
Series Gallery Drop 038	367	-	-	-	367
Series Gallery Drop 039	367	-	-	-	367
Series Gallery Drop 041	367	-	-	-	367
Series Gallery Drop 042	367	-	-	-	367
Unallocated	10,281	-	-	-	10,281
Total	$23,497	$10	$53	$15	$23,575

NOTE 6: MEMBERS’ LIABILITY
The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.
NOTE 7: MEMBERS’ EQUITY
The members of each Series have certain rights with respect to the Series to which they are subscribed. Each Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the Underlying Asset held in that series after deduction of expense allocations and direct expenses attributable to the Underlying Asset, based on their percentage of the total outstanding Interests in that Series.
The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation or liability.
Series Subscriptions
During the six-month period ended June 30, 2021, the Company received and closed cash subscriptions of $3,231,840 (which amount includes $504,030 in cash subscriptions previously recorded as Subscriptions Receivable as of December 31, 2020) for the following Series:

Series Name	Interests Sold During Six-Month Period Ended 06/30/2021	Subscription Amount	Closed Date
Series Gallery Drop 013	1,500	$90,000	02/22/2021
Series Gallery Drop 031	2,000	48,000	01/21/2021

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 033	2,400	24,000	01/28/2021
Series Gallery Drop 040	3,550	35,500	01/29/2021
Series Gallery Drop 043	6,700	67,000	01/22/2021
Series Gallery Drop 044(1)	51,750	517,500	04/22/2021
Series Gallery Drop 045	23,000	230,000	01/19/2021
Series Gallery Drop 046	5,300	53,000	02/12/2021
Series Gallery Drop 047	3,000	30,000	02/12/2021
Series Gallery Drop 048	5,800	58,000	05/25/2021
Series Gallery Drop 049	22,500	225,000	02/01/2021
Series Gallery Drop 050	2,950	29,500	03/01/2021
Series Gallery Drop 051	3,064	30,640	01/26/2021
Series Gallery Drop 052	1,000	10,000	01/12/2021
Series Gallery Drop 053	7,950	79,500	04/08/2021
Series Gallery Drop 054	1,900	19,000	02/02/2021
Series Gallery Drop 055	4,750	47,500	04/05/2021
Series Gallery Drop 056	2,120	21,200	02/09/2021
Series Gallery Drop 057	1,800	18,000	02/09/2021
Series Gallery Drop 058	2,240	22,400	03/12/2021
Series Gallery Drop 059	7,760	77,600	03/09/2021
Series Gallery Drop 060	5,110	51,100	03/05/2021
Series Gallery Drop 061	2,310	23,100	02/09/2021
Series Gallery Drop 062	1,620	16,200	02/19/2021
Series Gallery Drop 063	2,110	21,100	03/02/2021
Series Gallery Drop 064	3,370	33,700	03/01/2021
Series Gallery Drop 065	2,110	21,100	03/23/2021
Series Gallery Drop 066	9,470	94,700	03/05/2021
Series Gallery Drop 067	6,320	63,200	06/03/2021
Series Gallery Drop 068	2,530	25,300	03/05/2021
Series Gallery Drop 069	3,700	37,000	03/05/2021
Series Gallery Drop 070	3,280	32,800	04/05/2021
Series Gallery Drop 071	7,890	78,900	03/25/2021
Series Gallery Drop 072	29,750	297,500	04/15/2021
Series Gallery Drop 073	4,660	46,600	06/11/2021
Series Gallery Drop 074	2,200	22,000	03/25/2021
Series Gallery Drop 076	5,830	58,300	04/27/2021
Series Gallery Drop 077	3,880	38,800	04/05/2021
Series Gallery Drop 078	2,200	22,000	04/15/2021

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 079	2,120	21,200	03/19/2021
Series Gallery Drop 080	1,580	15,800	03/19/2021
Series Gallery Drop 082	8,420	84,200	04/30/2021
Series Gallery Drop 083	4,740	47,400	05/14/2021
Series Gallery Drop 086	9,470	94,700	05/26/2021
Series Gallery Drop 089	2,520	25,200	04/19/2021
Series Gallery Drop 093	4,580	45,800	04/27/2021
Series Gallery Drop 095	4,760	47,600	06/18/2021
Series Gallery Drop 096	3,050	30,500	04/27/2021
Series Gallery Drop 097	3,160	31,600	05/05/2021
Series Gallery Drop 098	1,470	14,700	04/27/2021
Series Gallery Drop 100	1,950	19,500	06/22/2021
Series Gallery Drop 104	1,310	13,100	06/17/2021
Series Gallery Drop 107	2,380	23,800	06/24/2021
Total	312,884	$3,231,840

(1)
In addition to the 46,670 Series Gallery Drop 044 Interests sold pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, 5,080 Series Gallery Drop 044 Interests were sold to an advisor to the Manager in a private placement transaction.
During the year ended December 31, 2020, the Company received and closed cash subscriptions of $2,246,000 (which amount includes $216,719 in cash subscriptions previously recorded as Subscriptions Receivable as of December 31, 2019) for the following Series:

Series	Interests Sold During Year Ended 12/31/2020	Subscription Amount	Closed Date
Series Drop 002	1,000	$33,000	04/13/2020
Series Drop 003	1,000	35,000	03/18/2020
Series Drop 004	1,000	47,000	03/11/2020
Series Drop 005	1,250	95,000	03/06/2020
Series Drop 008	800	32,000	03/17/2020
Series Drop 009	3,250	325,000	10/02/2020
Series Drop 010	1,000	25,000	03/06/2020
Series Gallery Drop 011	800	20,000	05/21/2020
Series Gallery Drop 012	2,000	150,000	08/24/2020

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

Series Gallery Drop 014	1,000	33,000	04/21/2020
Series Gallery Drop 015	1,000	27,000	04/03/2020
Series Gallery Drop 016	1,000	21,000	05/29/2020
Series Gallery Drop 017	1,000	54,000	10/16/2020
Series Gallery Drop 018	480	12,000	08/14/2020
Series Gallery Drop 019	750	22,500	08/18/2020
Series Gallery Drop 020	1,820	136,500	09/30/2020
Series Gallery Drop 021	1,100	27,500	11/04/2020
Series Gallery Drop 022	1,000	32,000	08/14/2020
Series Gallery Drop 023	1,000	19,000	10/23/2020
Series Gallery Drop 024	1,000	24,000	08/17/2020
Series Gallery Drop 025	1,000	70,000	12/04/2020
Series Gallery Drop 026	2,000	100,000	09/11/2020
Series Gallery Drop 027	5,000	62,500	09/11/2020
Series Gallery Drop 028	2,000	20,000	11/20/2020
Series Gallery Drop 029	5,000	55,000	11/06/2020
Series Gallery Drop 030	2,000	28,000	12/01/2020
Series Gallery Drop 032	5,000	5,000	12/31/2020
Series Gallery Drop 034	20,750	415,000	11/02/2020
Series Gallery Drop 035	3,750	75,000	12/22/2020
Series Gallery Drop 036	5,100	51,000	12/16/2020
Series Gallery Drop 037	2,650	26,500	11/05/2020
Series Gallery Drop 038	7,350	73,500	11/05/2020
Series Gallery Drop 039	6,750	67,500	12/14/2020
Series Gallery Drop 041	5,500	5,500	12/16/2020
Series Gallery Drop 042	2,100	21,000	12/01/2020
Total	99,200	$2,246,000

As of June 30, 2021, the Company received subscriptions of $146,000 for the following Series, which have been recorded as Subscriptions Receivable pending closings of the Offerings below.

Series	Subscription Amount
Series Gallery Drop 075	$58,300
Series Gallery Drop 094	22,800
Series Gallery Drop 102	14,800
Series Gallery Drop 103	18,400
Series Gallery Drop 108	31,700
Total	$146,000

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

As of December 31, 2020, the Company received subscriptions of $504,030 for the following Series, which have been recorded as Subscriptions Receivable pending closings of the Offerings below.

Series	Subscription Amount
Series Gallery Drop 013	$90,000
Series Gallery Drop 031	48,000
Series Gallery Drop 033	23,790
Series Gallery Drop 040	35,490
Series Gallery Drop 043	66,960
Series Gallery Drop 045	229,790
Series Gallery Drop 052	10,000
Total	$504,030

Interest Issuances Related to Underlying Asset Acquisitions
In certain instances, Interests in a particular Series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series (for example, Interests issued as partial consideration or to an advisor through which the Company acquired the Underlying Asset), in each case as described in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time. During the six-month period ended June 30, 2021, the Company had issued the following such Interests:
Series	Interests Issued During Six-Month Period Ended 06/30/2021
Series Gallery Drop 065	502
Series Gallery Drop 071	2,500
Series Gallery Drop 072	5,250
Series Gallery Drop 086	27,000

During the year ended December 31, 2020, the Company issued the following such Interests:
Series	Interests Issued During Year Ended 12/31/2020
Series Drop 008	200
Series Gallery Drop 011	200
Series Gallery Drop 034	500
Series Gallery Drop 044	23,330

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective January 1, 2019. The adoption of this standard did not have a material impact on the Company’s financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
The Company does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.
NOTE 9: COMMITMENTS AND CONTINGENCIES
The Company is not currently involved with and does not know of any pending or threatened litigation against the Company, its member or its Manager.
In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 has since spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and most states and localities in the United States and countries in Europe and Asia have implemented severe travel and social restrictions, including social distancing, “shelter-in-place” orders and restrictions on the types of businesses that may continue to operate. The impacts of the outbreak are unknown and rapidly evolving. The Manager’s principal office in New York State is closed, and the Company currently has limited access to its storage facility.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

The Manager has taken steps to take care of its employees, including providing the ability for employees to work remotely. The Manager has also taken precautions with regard to employee, facility and office hygiene and implemented significant travel restrictions. The Manager is also assessing business continuity plans for all business units, including ours, in the context of COVID-19. This is a rapidly evolving situation, and the Manager will continue to monitor and mitigate developments affecting its workforce. The Manager has reviewed and will continue to carefully review all rules, regulations and orders and will respond accordingly.
The continued spread of COVID-19 has also led to severe disruption and volatility in the global financial markets, which could increase our cost of capital and adversely affect our liquidity and ability to access capital markets in the future. The continued spread of COVID-19 has caused an economic slowdown and may cause a recession or other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The pandemic has had, and could have a significantly greater, material adverse effect on the United States economy as a whole and in our industry in particular.
If the spread of COVID-19 cannot be slowed and, ideally, contained, our business operations could be further delayed or interrupted. The Company expects that government and health authorities will announce new, or extend existing, restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. The Manager may also experience limitations in employee resources. In addition, our operations could be disrupted if any employee of the Manager is suspected of having the virus, which could require quarantine of any such employees. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.
The extent to which COVID-19 may impact our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic; the current financial, economic and capital markets environment; and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.
Further, the COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of art and other collectables. The Company expects the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the art and collectibles industry may take a significant amount of time to recover. Although the Company intends to hold and manage all of the assets marketed on the Otis Platform for an average of three to seven years, the COVID-19 outbreak and resulting economic uncertainty may impact the value of the underlying assets, and consequently the value of the interests.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

NOTE 10: SUBSEQUENT EVENTS
The Company has evaluated subsequent events through September 27, 2021, the date the consolidated financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements, except as set forth below.
Subsequent to June 30, 2021, the Company offered Series Gallery Drop 110 Interests, Series Gallery Drop 111 Interests, Series Gallery Drop 112 Interests, Series Gallery Drop 113 Interests, Series Gallery Drop 114 Interests and Series Gallery Drop 115 Interests to the general public.
Subsequent to June 30, 2021, the Company acquired the following Underlying Assets from the Manager as follows:

Date	Series	Underlying Asset	Note Principal Amount(1)
07/08/21	Series Gallery Drop 113	Mario Kart 64 game	$55,000
07/08/21	Series Gallery Drop 114	Collection of all three original Nike Air Yeezy 1’s	12,807
07/08/21	Series Gallery Drop 115	Special Marvel Edition #15 comic	15,700
09/15/21	Series Gallery Drop 116	1999 Pokémon 1st Edition Shadowless Holo Charizard trading card	$225,000

(1)
Each note does not bear interest, must be repaid within 14 business days of the final closing of the offering (i.e., when the offering is fully funded) and may be prepaid at any time.
Subsequent to June 30, 2021, the following offerings of Interests closed, and such Series raised the following amounts net of brokerage fees and offering expenses:

Date	Series	Amount Raised
07/01/21	Series Gallery Drop 102	$14,602
07/08/21	Series Gallery Drop 075	57,667
07/08/21	Series Gallery Drop 094	22,522

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

07/13/21	Series Gallery Drop 109	31,333
08/04/21	Series Gallery Drop 091	38,956
08/04/21	Series Gallery Drop 101	209,137
08/10/21	Series Gallery Drop 110	10,444
08/12/21	Series Gallery Drop 099	135,382
08/19/21	Series Gallery Drop 103	18,166
08/27/21	Series Gallery Drop 115	16,285
08/31/21	Series Gallery Drop 112	59,350
08/31/21	Series Gallery Drop 113	57,271
09/03/21	Series Gallery Drop 114	13,315
09/14/21	Series Gallery Drop 111	18,661
09/23/21	Series Gallery Drop 105	$64,300

Subsequent to June 30, 2021, the following Series repaid the promissory notes issued by each such Series to the Manager and outstanding prior to June 30, 2021 as follows:

Repayment Date	Series	Note Issuance Date	Note Principal Amount	Interest Rate(1)
07/06/21	Series Gallery Drop 102	04/23/2021	$14,060	0%
07/09/21	Series Gallery Drop 075	02/05/2021	55,350	0%
07/09/21	Series Gallery Drop 094	03/09/2021	21,631	0%
07/28/21	Series Gallery Drop 109	05/03/2021	30,746	0%
08/04/21	Series Gallery Drop 091	03/09/2021	37,473	0%
08/04/21	Series Gallery Drop 101	03/10/2021	200,750	0%
08/11/21	Series Gallery Drop 110	06/08/2021	10,080	0%
08/13/21	Series Gallery Drop 099	03/10/2021	130,000	0%
08/19/21	Series Gallery Drop 103	04/23/2021	17,500	0%
08/30/21	Series Gallery Drop 115	07/08/2021	15,700	0%
09/01/21	Series Gallery Drop 112	06/08/2021	57,000	0%
09/01/21	Series Gallery Drop 113	07/08/2021	55,000	0%
09/03/21	Series Gallery Drop 114	07/08/2021	12,807	0%
09/15/21	Series Gallery Drop 111	06/08/2021	18,000	0%
09/23/21	Series Gallery Drop 105	04/23/2021	$61,780	0%

(1)
Notes with a 0% interest rate were non-interest bearing.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

On July 1, 2021, Series Gallery Drop 020 sold the Underlying Asset of such series, a 9.2 CGC-graded X-Men #1 comic book, for $225,000 versus the Series Gallery Drop 020 offering amount of $136,500. In connection with the sale, the Manager assumed all outstanding but unpaid Series Gallery Drop 020 acquisition expenses and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of the Operating Agreement, resulting in a realized gain of $91,000 from sale of the Series Gallery Drop 020 Underlying Asset. The Manager, as the manager of Series Gallery Drop 020, was appointed as liquidator and began distributing to holders of Series Gallery Drop 020 Interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 020, after making provision for liabilities of Series Gallery Drop 020, if any. After completing such distribution, the Manager intends to wind up Series Gallery Drop 020 as the series will no longer have any assets or liabilities. Prior to the sale of the Series Gallery Drop 020 Asset, the Manager elected for Series Gallery Drop 020 to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, all Series Gallery Drop 020 taxable income or loss flows through to the members. Therefore, no provision for income tax has been recorded in the statements. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 020 Interests.
On July 28, 2021, Series Gallery Drop 027 sold the Underlying Asset of such series, a 9.8 CGC-graded Teenage Mutant Ninja Turtles #1 comic book, for $180,000 versus the Series Gallery Drop 027 offering amount of $62,500. In connection with the sale, the Manager assumed all outstanding but unpaid Series Gallery Drop 027 acquisition and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of the Operating Agreement, resulting in a realized gain of $119,000 from sale of the Series Gallery Drop 027 Underlying Asset. The Manager, as the manager of Series Gallery Drop 027, was appointed as liquidator and began distributing to holders of Series Gallery Drop 027 Interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 027, after making provision for liabilities of Series Gallery Drop 027, if any. After completing such distribution, the Manager intends to wind up Series Gallery Drop 027 as the series will no longer have any assets or liabilities. Prior to the sale of the Series Gallery Drop 027 Asset, the Manager elected for Series Gallery Drop 027 to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, all Series Gallery Drop 027 taxable income or loss flows through to the members. Therefore, no provision for income tax has been recorded in the statements. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 027 Interests.
On August 16, 2021, the Manager reimbursed Series Gallery Drop 025 for a $136 expense incurred on the Manager’s behalf in connection with the distribution of funds to holders of Series Gallery Drop 025 Interests.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2021 AND 2020

On December 4, 2020, Series Gallery Drop 025 sold the Underlying Asset for such series, one painting by Derek Fordjour, No. 90, for $70,000 versus the Series Gallery Drop 025 offering amount of $70,000. In connection with the sale, the Manager assumed all Series Gallery Drop 025 acquisition expenses and offering expenses and waived any and all rights to receive any sourcing fee, accrued but unpaid interest on the promissory note issued in connection with the acquisition of the Series Gallery Drop 025 Underlying Asset and the 10% distribution pursuant to Section 7.02 of the Operating Agreement, resulting in a realized gain of $6,000 from sale of the Series Gallery Drop 025 Underlying Asset. The Manager, as Asset Manager of Series Gallery Drop 025, was appointed as liquidator and, on August 31, 2021, finished distributing to holders of Series Gallery Drop 025 Interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 025, after making provision for taxes and any other liabilities of Series Gallery Drop 025.
On September 10, 2021, Series Gallery Drop 097 sold the Underlying Asset of such series, a 9.8 A+ Wata-graded Halo: Combat Evolved game, for $301,000 versus the Series Gallery Drop 097 offering amount of $31,600. In connection with the sale, the Manager assumed all outstanding but unpaid Series Gallery Drop 097 acquisition and offering expenses and waived any and all rights to receive the 10% distribution pursuant to Section 7.02 of the Operating Agreement, resulting in a realized gain of $271,000 from sale of the Series Gallery Drop 097 Underlying Asset. The Manager, as the manager of Series Gallery Drop 097, was appointed as liquidator and began distributing to holders of Series Gallery Drop 097 Interests all of the remaining assets (which consist only of cash) of Series Gallery Drop 097, after making provision for liabilities of Series Gallery Drop 097, if any. After completing such distribution, the Manager intends to wind up Series Gallery Drop 097 as the series will no longer have any assets or liabilities. Prior to the sale of the Series Gallery Drop 097 Asset, the Manager elected for Series Gallery Drop 097 to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, all Series Gallery Drop 097 taxable income or loss flows through to the members. Therefore, no provision for income tax has been recorded in the statements. For the avoidance of doubt, the liquidator has not withheld any distribution for taxes related to the gain on the sale for individual holders of Series Gallery Drop 097 Interests.

ITEM 4.  EXHIBITS

Exhibit No.	Description
2.1	Certificate of Formation of Otis Gallery LLC (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.2	Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.3
First Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

2.4	Second Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.4 to the Current Report on Form 1-U filed on October 5, 2020)
3.1	Series Designation for Series #KW Interests (incorporated by reference to Exhibit 3.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
3.2	Series Designation for Series Drop 002 Interests (incorporated by reference to Exhibit 3.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.3	Series Designation for Series Drop 003 Interests (incorporated by reference to Exhibit 3.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.4	Series Designation for Series Drop 004 Interests (incorporated by reference to Exhibit 3.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.5	Series Designation for Series Drop 005 Interests (incorporated by reference to Exhibit 3.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.6	Series Designation for Series Drop 008 Interests (incorporated by reference to Exhibit 3.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.7	Series Designation for Series Drop 009 Interests (incorporated by reference to Exhibit 3.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.8	Series Designation for Series Drop 010 Interests (incorporated by reference to Exhibit 3.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.9	Series Designation for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 3.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.10	Series Designation for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 3.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.11	Series Designation for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 3.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.12	Series Designation for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.13	Series Designation for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.14	Series Designation for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.15	Series Designation for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.16	Series Designation for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 3.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

3.17	Series Designation for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 3.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.18	Series Designation for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 3.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.19	Series Designation for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 3.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.20	Series Designation for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 3.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.21	Series Designation for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 3.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.22	Series Designation for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 3.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.23	Series Designation for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 3.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.24	Series Designation for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 3.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.25	Series Designation for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 3.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.26	Series Designation for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 3.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.27	Series Designation for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 3.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.28	Series Designation for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 3.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.29	Series Designation for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 3.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.30	Series Designation for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 3.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.31	Series Designation for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 3.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.32	Series Designation for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 3.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.33	Series Designation for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 3.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.34	Series Designation for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 3.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.35	Series Designation for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 3.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.36	Series Designation for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 3.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.37	Series Designation for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 3.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.38	Series Designation for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 3.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

3.39	Series Designation for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 3.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.40	Series Designation for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 3.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.41	Series Designation for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 3.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.42	Amended and Restated Series Designation for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 3.42 to the Current Report on Form 1-U filed on November 10, 2020)
3.43	Series Designation for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 3.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.44	Series Designation for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 3.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.45	Series Designation for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 3.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.46	Series Designation for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 3.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.47	Series Designation for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 3.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.48	Series Designation for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 3.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.49	Series Designation for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 3.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.50	Series Designation for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 3.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.51	Series Designation for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 3.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.52	Series Designation for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 3.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.53	Series Designation for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 3.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.54	Series Designation for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 3.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.55	Series Designation for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 3.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.56	Series Designation for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 3.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.57	Series Designation for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 3.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.58	Series Designation for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 3.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.59	Series Designation for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 3.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.60	Series Designation for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 3.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.61	Series Designation for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 3.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

3.62	Series Designation for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 3.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.63	Series Designation for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 3.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.64	Series Designation for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 3.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.65	Series Designation for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 3.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.66	Series Designation for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 3.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.67	Series Designation for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 3.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.68	Series Designation for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 3.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.69	Series Designation for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 3.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.70	Series Designation for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 3.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.71	Series Designation for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 3.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.72	Series Designation for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 3.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.73	Series Designation for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 3.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.74	Series Designation for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 3.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.75	Series Designation for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 3.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.76	Series Designation for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 3.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.77	Series Designation for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 3.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.78	Series Designation for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 3.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.79	Series Designation for Series Gallery Drop 081 Interests (incorporated by reference to Exhibit 3.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.80	Series Designation for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 3.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.81	Series Designation for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 3.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.82	Series Designation for Series Gallery Drop 084 Interests (incorporated by reference to Exhibit 3.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.83	Series Designation for Series Gallery Drop 085 Interests (incorporated by reference to Exhibit 3.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

3.84	Series Designation for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 3.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.85	Series Designation for Series Gallery Drop 087 Interests (incorporated by reference to Exhibit 3.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.86	Series Designation for Series Gallery Drop 088 Interests (incorporated by reference to Exhibit 3.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.87	Series Designation for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 3.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.88	Series Designation for Series Gallery Drop 090 Interests (incorporated by reference to Exhibit 3.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.89	Series Designation for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 3.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.90	Series Designation for Series Gallery Drop 092 Interests (incorporated by reference to Exhibit 3.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.91	Series Designation for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 3.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.92	Series Designation for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 3.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.93	Series Designation for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 3.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.94	Series Designation for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 3.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.95	Series Designation for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 3.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.96	Series Designation for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 3.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.97	Series Designation for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 3.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.98	Series Designation for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 3.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.99	Series Designation for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 3.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.100	Series Designation for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 3.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.101	Series Designation for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 3.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.102	Series Designation for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 3.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.103	Series Designation for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 3.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.104	Series Designation for Series Gallery Drop 106 Interests (incorporated by reference to Exhibit 3.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.105	Series Designation for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 3.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.106	Series Designation for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 3.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

3.107	Series Designation for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 3.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.108	Series Designation for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 3.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.109	Series Designation for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 3.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.110	Series Designation for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 3.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.111	Series Designation for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 3.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.112	Series Designation for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 3.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.113	Series Designation for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 3.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.114	Series Designation for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 3.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)
4.1	Form of Subscription Agreement for Series #KW Interests (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)
4.2	Form of Subscription Agreement for Series Drop 002 Interests (incorporated by reference to Exhibit 4.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.3	Form of Subscription Agreement for Series Drop 003 Interests (incorporated by reference to Exhibit 4.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.4	Form of Subscription Agreement for Series Drop 004 Interests (incorporated by reference to Exhibit 4.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.5	Form of Subscription Agreement for Series Drop 005 Interests (incorporated by reference to Exhibit 4.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.6	Form of Subscription Agreement for Series Drop 008 Interests (incorporated by reference to Exhibit 4.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.7	Form of Subscription Agreement for Series Drop 009 Interests (incorporated by reference to Exhibit 4.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.8	Form of Subscription Agreement for Series Drop 010 Interests (incorporated by reference to Exhibit 4.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.9	Form of Subscription Agreement for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 4.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.10	Form of Subscription Agreement for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 4.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.11	Form of Subscription Agreement for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 4.11 to the Current Report on Form 1-U filed on October 5, 2020)
4.12	Form of Subscription Agreement for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

4.13	Form of Subscription Agreement for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.14	Form of Subscription Agreement for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.15	Form of Subscription Agreement for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.16	Form of Subscription Agreement for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 4.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)
4.17	Form of Subscription Agreement for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 4.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.18	Form of Subscription Agreement for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 4.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.19	Form of Subscription Agreement for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 4.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.20	Form of Subscription Agreement for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 4.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.21	Form of Subscription Agreement for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 4.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.22	Form of Subscription Agreement for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 4.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.23	Form of Subscription Agreement for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 4.23 to the Current Report on Form 1-U filed on October 5, 2020)
4.24	Form of Subscription Agreement for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 4.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.25	Form of Subscription Agreement for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 4.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.26	Form of Subscription Agreement for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 4.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.27	Form of Subscription Agreement for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 4.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.28	Form of Subscription Agreement for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 4.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.29	Form of Subscription Agreement for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 4.29 to the Current Report on Form 1-U filed on October 5, 2020)
4.30	Form of Subscription Agreement for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 4.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.31	Form of Subscription Agreement for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 4.31 to the Current Report on Form 1-U filed on October 5, 2020)
4.32	Form of Subscription Agreement for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 4.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.33	Form of Subscription Agreement for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 4.33 to the Current Report on Form 1-U filed on October 5, 2020)

4.34	Form of Subscription Agreement for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 4.34 to the Current Report on Form 1-U filed on October 5, 2020)
4.35	Form of Subscription Agreement for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 4.35 to the Current Report on Form 1-U filed on October 5, 2020)
4.36	Form of Subscription Agreement for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 4.36 to the Current Report on Form 1-U filed on October 5, 2020)
4.37	Form of Subscription Agreement for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 4.37 to the Current Report on Form 1-U filed on October 5, 2020)
4.38	Form of Subscription Agreement for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 4.38 to the Current Report on Form 1-U filed on October 5, 2020)
4.39	Form of Subscription Agreement for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 4.39 to the Current Report on Form 1-U filed on October 5, 2020)
4.40	Form of Subscription Agreement for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 4.40 to the Current Report on Form 1-U filed on October 5, 2020)
4.41	Form of Subscription Agreement for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 4.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.42	Form of Subscription Agreement for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 4.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.43	Form of Subscription Agreement for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 4.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.44	Form of Subscription Agreement for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 4.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.45	Form of Subscription Agreement for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 4.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.46	Form of Subscription Agreement for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 4.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.47	Form of Subscription Agreement for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 4.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.48	Form of Subscription Agreement for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 4.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.49	Form of Subscription Agreement for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 4.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.50	Form of Subscription Agreement for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 4.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

4.51	Form of Subscription Agreement for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 4.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.52	Form of Subscription Agreement for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 4.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.53	Form of Subscription Agreement for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 4.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.54	Form of Subscription Agreement for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 4.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.55	Form of Subscription Agreement for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 4.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.56	Form of Subscription Agreement for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 4.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.57	Form of Subscription Agreement for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 4.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.58	Form of Subscription Agreement for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 4.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.59	Form of Subscription Agreement for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 4.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.60	Form of Subscription Agreement for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 4.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.61	Form of Subscription Agreement for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 4.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.62	Form of Subscription Agreement for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 4.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.63	Form of Subscription Agreement for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 4.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.64	Form of Subscription Agreement for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 4.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.65	Form of Subscription Agreement for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 4.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.66	Form of Subscription Agreement for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 4.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

4.67	Form of Subscription Agreement for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 4.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.68	Form of Subscription Agreement for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 4.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.69	Form of Subscription Agreement for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 4.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.70	Form of Subscription Agreement for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 4.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.71	Form of Subscription Agreement for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 4.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.72	Form of Subscription Agreement for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 4.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.73	Form of Subscription Agreement for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 4.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.74	Form of Subscription Agreement for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 4.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.75	Form of Subscription Agreement for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 4.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.76	Form of Subscription Agreement for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 4.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.77	Form of Subscription Agreement for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 4.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.78	Form of Subscription Agreement for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 4.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.79	Form of Subscription Agreement for Series Gallery Drop 081 Interests (incorporated by reference to Exhibit 4.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.80	Form of Subscription Agreement for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 4.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.81	Form of Subscription Agreement for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 4.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

4.82	Form of Subscription Agreement for Series Gallery Drop 084 Interests (incorporated by reference to Exhibit 4.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.83	Form of Subscription Agreement for Series Gallery Drop 085 Interests (incorporated by reference to Exhibit 4.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.84	Form of Subscription Agreement for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 4.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.85	Form of Subscription Agreement for Series Gallery Drop 087 Interests (incorporated by reference to Exhibit 4.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.86	Form of Subscription Agreement for Series Gallery Drop 088 Interests (incorporated by reference to Exhibit 4.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.87	Form of Subscription Agreement for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 4.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.88	Form of Subscription Agreement for Series Gallery Drop 090 Interests (incorporated by reference to Exhibit 4.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.89	Form of Subscription Agreement for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 4.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.90	Form of Subscription Agreement for Series Gallery Drop 092 Interests (incorporated by reference to Exhibit 4.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.91	Form of Subscription Agreement for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 4.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.92	Form of Subscription Agreement for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 4.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.93	Form of Subscription Agreement for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 4.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.94	Form of Subscription Agreement for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 4.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.95	Form of Subscription Agreement for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 4.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.96	Form of Subscription Agreement for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 4.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

4.97	Form of Subscription Agreement for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 4.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.98	Form of Subscription Agreement for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 4.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.99	Form of Subscription Agreement for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 4.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.100	Form of Subscription Agreement for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 4.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.101	Form of Subscription Agreement for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 4.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.102	Form of Subscription Agreement for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 4.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.103	Form of Subscription Agreement for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 4.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.104	Form of Subscription Agreement for Series Gallery Drop 106 Interests (incorporated by reference to Exhibit 4.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.105	Form of Subscription Agreement for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 4.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.106	Form of Subscription Agreement for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 4.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.107	Form of Subscription Agreement for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 4.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.108	Form of Subscription Agreement for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 4.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.109	Form of Subscription Agreement for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 4.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.110	Form of Subscription Agreement for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 4.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.111	Form of Subscription Agreement for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 4.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.112	Form of Subscription Agreement for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 4.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.113	Form of Subscription Agreement for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 4.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.114
Form of Subscription Agreement for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 4.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.1.1
Termination Agreement, dated October 5, 2020, between Otis Gallery LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.1 to the Current Report on Form 1-U filed on October 5, 2020)

6.1.2
Broker-Dealer Agreement, dated September 3, 2020, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.2 to the Current Report on Form 1-U filed on October 5, 2020)

6.2
Asset Management Agreement, dated February 19, 2019, between Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.3
Purchase and Sale Agreement, dated February 19, 2019, between Series #KW, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.3 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.4
Promissory Note issued by Series #KW, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 19, 2019 (incorporated by reference to Exhibit 6.4 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.5
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.6
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 002, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.7
Promissory Note issued by Series Drop 002, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.8
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.9
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 003, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.10
Promissory Note issued by Series Drop 003, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.11
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.12
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 004, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.13
Promissory Note issued by Series Drop 004, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.14
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.15
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 005, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.16
Promissory Note issued by Series Drop 005, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.17
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.18
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 008, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.19
Promissory Note issued by Series Drop 008, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.20
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.21
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 009, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.22
Promissory Note issued by Series Drop 009, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.23
Asset Management Agreement, dated September 16, 2019, between Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.24
Purchase and Sale Agreement, dated September 16, 2019, between Series Drop 010, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.25
Promissory Note issued by Series Drop 010, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 16, 2019 (incorporated by reference to Exhibit 6.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.26
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.27
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 011, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.28
Promissory Note issued by Series Gallery Drop 011, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.29
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.30
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 012, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.31
Promissory Note issued by Series Gallery Drop 012, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.32
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.33
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 013, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.34
Promissory Note issued by Series Gallery Drop 013, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.35
Asset Management Agreement, dated December 17, 2019, between Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.36
Purchase and Sale Agreement, dated December 17, 2019, between Series Gallery Drop 014, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.37
Promissory Note issued by Series Gallery Drop 014, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 17, 2019 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.38
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.39
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 015, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.40
Promissory Note issued by Series Gallery Drop 015, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.41
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.42
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 016, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.43
Promissory Note issued by Series Gallery Drop 016, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.44
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.45
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 017, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.46
Promissory Note issued by Series Gallery Drop 017, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.47
Asset Management Agreement, dated May 13, 2020, between Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.48
Purchase and Sale Agreement, dated May 13, 2020, between Series Gallery Drop 018, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.49
Promissory Note issued by Series Gallery Drop 018, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 13, 2020 (incorporated by reference to Exhibit 6.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.50
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.51
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 019, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.52
Promissory Note issued by Series Gallery Drop 019, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.53
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.54
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 020, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.55
Promissory Note issued by Series Gallery Drop 020, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.56
Asset Management Agreement, dated May 29, 2020, between Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.57
Purchase and Sale Agreement, dated May 29, 2020, between Series Gallery Drop 021, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.58
Promissory Note issued by Series Gallery Drop 021, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 29, 2020 (incorporated by reference to Exhibit 6.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.59
Asset Management Agreement, dated June 2, 2020, between Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.60
Purchase and Sale Agreement, dated June 2, 2020, between Series Gallery Drop 022, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.61
Promissory Note issued by Series Gallery Drop 022, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 2, 2020 (incorporated by reference to Exhibit 6.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.62
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.63
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 023, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.64
Promissory Note issued by Series Gallery Drop 023, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.65
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.66
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 024, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.67
Promissory Note issued by Series Gallery Drop 024, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.68
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.69
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 025, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.70
Promissory Note issued by Series Gallery Drop 025, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.71
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.72
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 026, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.73
Promissory Note issued by Series Gallery Drop 026, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.74
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.75
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 027, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.76
Promissory Note issued by Series Gallery Drop 027, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.77
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.78
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 028, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.79
Promissory Note issued by Series Gallery Drop 028, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.80
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.81
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 029, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.82
Promissory Note issued by Series Gallery Drop 029, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.83
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7,

6.84
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 030, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.85
Promissory Note issued by Series Gallery Drop 030, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.86
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.87
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 031, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.88
Promissory Note issued by Series Gallery Drop 031, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.89
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.90
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 032, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.91
Promissory Note issued by Series Gallery Drop 032, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.92
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.93
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 033, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.94
Promissory Note issued by Series Gallery Drop 033, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.95
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.96
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 034, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.97
Promissory Note issued by Series Gallery Drop 034, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.98
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.99
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 035, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.100
Promissory Note issued by Series Gallery Drop 035, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.101
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.102
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 036, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.103
Promissory Note issued by Series Gallery Drop 036, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.104
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.105
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 037, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.106
Promissory Note issued by Series Gallery Drop 037, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.107
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.108
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 038, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.109
Promissory Note issued by Series Gallery Drop 038, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.110
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.111
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 039, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.112
Promissory Note issued by Series Gallery Drop 039, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.113
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.114
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 040, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.115
Promissory Note issued by Series Gallery Drop 040, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.116
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.117
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 041, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.118
Promissory Note issued by Series Gallery Drop 041, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.119
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.120
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 042, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.121
Promissory Note issued by Series Gallery Drop 042, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.122
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.123
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 043, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.123 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.124
Promissory Note issued by Series Gallery Drop 043, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.124 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.125
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.125 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.1
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.2
Purchase and Sale Agreement, Addendum dated April 15, 2021, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126.2 to Form 1-K filed on April 30, 2021)

6.127
Promissory Note issued by Series Gallery Drop 044, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.127 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.128
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.128 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.129
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 045, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.129 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.130
Promissory Note issued by Series Gallery Drop 045, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.130 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.131
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.131 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.132
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 046, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.132 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.133
Promissory Note issued by Series Gallery Drop 046, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.133 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.134
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.134 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.135
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 047, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.135 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.136
Promissory Note issued by Series Gallery Drop 047, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.136 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.137
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.137 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.138
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 048, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.138 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.139
Promissory Note issued by Series Gallery Drop 048, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.139 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.140
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.140 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.141
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 049, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.141 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.142
Promissory Note issued by Series Gallery Drop 049, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.142 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.143
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.143 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.144
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 050, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.144 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.145
Promissory Note issued by Series Gallery Drop 050, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.145 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.146
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.146 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.147
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 051, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.147 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.148
Promissory Note issued by Series Gallery Drop 051, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.148 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.149
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.149 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.150
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 052, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.150 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.151
Promissory Note issued by Series Gallery Drop 052, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.151 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.152
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.152 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.153
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 053, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.153 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.154
Promissory Note issued by Series Gallery Drop 053, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.154 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.155
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.155 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.156
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 054, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.156 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.157
Promissory Note issued by Series Gallery Drop 054, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.157 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.158
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.158 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.159
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 055, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.159 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.160
Promissory Note issued by Series Gallery Drop 055, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.160 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.161
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.161 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.162
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 056, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.162 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.163
Promissory Note issued by Series Gallery Drop 056, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.163 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.164
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.164 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.165
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 057, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.165 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.166
Promissory Note issued by Series Gallery Drop 057, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.166 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.167
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.167 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.168
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 058, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.168 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.169
Promissory Note issued by Series Gallery Drop 058, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.169 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.170
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.170 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.171
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 059, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.171 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.172
Promissory Note issued by Series Gallery Drop 059, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.172 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.173
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.173 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.174
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 060, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.174 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.175
Promissory Note issued by Series Gallery Drop 060, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.175 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.176
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.176 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.177
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 061, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.177 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.178
Promissory Note issued by Series Gallery Drop 061, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.178 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.179
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.179 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.180
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 062, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.180 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.181
Promissory Note issued by Series Gallery Drop 062, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.181 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.182
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.182 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.183
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 063, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.183 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.184
Promissory Note issued by Series Gallery Drop 063, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.184 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.185
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.185 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.186
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 064, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.186 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.187
Promissory Note issued by Series Gallery Drop 064, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.187 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.188
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.188 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.189
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 065, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.189 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.190
Promissory Note issued by Series Gallery Drop 065, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.190 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.191
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.191 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.192
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 066, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.192 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.193
Promissory Note issued by Series Gallery Drop 066, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.193 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.194
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.194 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.195
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 067, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.195 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.196
Promissory Note issued by Series Gallery Drop 067, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.196 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.197
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.197 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.198
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 068, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.198 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.199
Promissory Note issued by Series Gallery Drop 068, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.199 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.200
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.200 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.201
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 069, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.201 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.202
Promissory Note issued by Series Gallery Drop 069, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.202 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.203
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.203 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.204
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 070, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.204 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.205
Promissory Note issued by Series Gallery Drop 070, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.205 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.206
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.206 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.207
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 071, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.207 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.208
Promissory Note issued by Series Gallery Drop 071, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.208 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.209
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.209 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.210
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 072, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.210 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.211
Promissory Note issued by Series Gallery Drop 072, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.211 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.212
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.212 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.213
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 073, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.213 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.214
Promissory Note issued by Series Gallery Drop 073, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.214 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.215
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.215 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.216
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 074, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.216 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.217
Promissory Note issued by Series Gallery Drop 074, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.217 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.218
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.218 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.219
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 075, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.219 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.220
Promissory Note issued by Series Gallery Drop 075, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.220 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.221
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.221 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.222
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 076, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.222 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.223
Promissory Note issued by Series Gallery Drop 076, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.223 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.224
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.224 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.225
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 077, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.225 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.226
Promissory Note issued by Series Gallery Drop 077, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.226 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.227
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.227 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.228
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 078, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.228 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.229
Promissory Note issued by Series Gallery Drop 078, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.229 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.230
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.230 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.231
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 079, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.231 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.232
Promissory Note issued by Series Gallery Drop 079, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.232 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.233
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.233 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.234
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 080, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.234 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.235
Promissory Note issued by Series Gallery Drop 080, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.235 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.236
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 081, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.236 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.237
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 081, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.237 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.238
Promissory Note issued by Series Gallery Drop 081, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.238 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.239
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.239 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.240
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 082, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.240 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.241
Promissory Note issued by Series Gallery Drop 082, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.241 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.242
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.242 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.243
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 083, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.243 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.244
Promissory Note issued by Series Gallery Drop 083, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.244 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.245
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 084, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.245 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.246
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 084, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.246 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.247
Promissory Note issued by Series Gallery Drop 084, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.247 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.248
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 085, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.248 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.249
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 085, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.249 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.250
Promissory Note issued by Series Gallery Drop 085, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.250 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.251
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.251 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.252
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 086, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.252 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.253
Promissory Note issued by Series Gallery Drop 086, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.253 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.254
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 087, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.254 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.255
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 087, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.255 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.256
Promissory Note issued by Series Gallery Drop 087, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.256 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.257
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 088, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.257 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.258
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 088, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.258 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.259
Promissory Note issued by Series Gallery Drop 088, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.259 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.260
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.260 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.261
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 089, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.261 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.262
Promissory Note issued by Series Gallery Drop 089, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.262 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.263
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 090, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.263 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.264
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 090, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.264 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.265
Promissory Note issued by Series Gallery Drop 090, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.265 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.266
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.266 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.267
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 091, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.267 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.268
Promissory Note issued by Series Gallery Drop 091, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.268 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.269
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 092, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.269 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.270
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 092, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.270 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.271
Promissory Note issued by Series Gallery Drop 092, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.271 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.272
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.272 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.273
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 093, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.273 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.274
Promissory Note issued by Series Gallery Drop 093, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.274 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.275
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.275 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.276
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 094, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.276 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.277
Promissory Note issued by Series Gallery Drop 094, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.277 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.278
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.278 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.279
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 095, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.279 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.280
Promissory Note issued by Series Gallery Drop 095, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.280 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.281
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.281 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.282
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 096, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.282 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.283
Promissory Note issued by Series Gallery Drop 096, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.283 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.284
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.284 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.285
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 097, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.285 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.286
Promissory Note issued by Series Gallery Drop 097, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.286 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.287
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.287 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.288
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 098, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.288 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.289
Promissory Note issued by Series Gallery Drop 098, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.289 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.290
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.290 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.291
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 099, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.291 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.292
Promissory Note issued by Series Gallery Drop 099, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.292 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.293
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.293 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.294
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 100, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.294 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.295
Promissory Note issued by Series Gallery Drop 100, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.295 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.296
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.296 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.297
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 101, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.297 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.298
Promissory Note issued by Series Gallery Drop 101, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.298 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.299
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.299 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.300
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 102, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.300 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.301
Promissory Note issued by Series Gallery Drop 102, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.301 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.302
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.302 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.303
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 103, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.303 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.304
Promissory Note issued by Series Gallery Drop 103, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.304 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.305
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.305 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.306
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 104, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.306 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.307
Promissory Note issued by Series Gallery Drop 104, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.307 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.308
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.308 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.309
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 105, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.309 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.310
Promissory Note issued by Series Gallery Drop 105, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.310 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.311
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 106, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.311 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.312
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 106, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.312 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.313
Promissory Note issued by Series Gallery Drop 106, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.313 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.314
Asset Management Agreement, dated April 24, 2021, between Otis Wealth, Inc. and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.314 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.315
Purchase and Sale Agreement, dated April 24, 2021, between Series Gallery Drop 107, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.315 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.316
Promissory Note issued by Series Gallery Drop 107, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 24, 2021 (incorporated by reference to Exhibit 6.316 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.317
Asset Management Agreement, dated April 29, 2021, between Otis Wealth, Inc. and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.317 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.318
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 108, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.318 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.319
Promissory Note issued by Series Gallery Drop 108, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.319 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.320
Asset Management Agreement, dated May 3, 2021, between Otis Wealth, Inc. and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.320 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.321
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 109, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.321 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.322
Promissory Note issued by Series Gallery Drop 109, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.322 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.323
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.323 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.324
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 110, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.324 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.325
Promissory Note issued by Series Gallery Drop 110, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.325 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.326
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.326 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.327
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 111, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.327 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.328
Promissory Note issued by Series Gallery Drop 111, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.328 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.329
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.329 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.330
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 112, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.330 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.331
Promissory Note issued by Series Gallery Drop 112, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.331 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.332
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.332 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.333
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 113, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.333 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.334
Promissory Note issued by Series Gallery Drop 113, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.334 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.335
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.335 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.336
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 114, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.336 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.337
Promissory Note issued by Series Gallery Drop 114, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.337 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.338
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.338 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.339
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 115, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.339 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.340
Promissory Note issued by Series Gallery Drop 115, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.340 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.341
Asset Management Agreement, dated September 15, 2021, between Otis Wealth, Inc. and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.341 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.342
Purchase and Sale Agreement, dated September 15, 2021, between Series Gallery Drop 116, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.342 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.343
Promissory Note issued by Series Gallery Drop 116, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 15, 2021 (incorporated by reference to Exhibit 6.343 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

8.1
Second Amended and Restated Escrow Agreement, dated July 9, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)

8.2
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.3
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.4
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.5
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.6
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.7
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.8
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.9
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.10
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.11
Amendment to Escrow Agreement, dated September 16, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.12
Second Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.13
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.14
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.15
Escrow Agreement, dated September 17, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.16
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.17
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.18
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.19
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Current Report

8.20
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.21
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.22
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.23
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.24
Escrow Agreement, dated May 14, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

8.25
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.26
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.26 to the Post-Qualification Offering Statement on From 1-A POS filed on June 4, 2020)

8.27
Escrow Agreement, dated June 1, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.28
Escrow Agreement, dated June 3, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.29
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.30
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.31
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.31 to the Current Report

8.32
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.33
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.34
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.35
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020

8.36
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.37
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.37 to the Current Report on Form 1-U filed on October 5, 2020)

8.38
Escrow Agreement, dated August 6, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.39
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.39 to the Current Report on Form 1-U filed on October 5, 2020)

8.40
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.41
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.41 to the Current Report on Form 1-U filed on October 5, 2020)

8.42
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.42 to the Current Report on Form 1-U filed on October 5, 2020)

8.43
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.43 to the Current Report on Form 1-U filed on October 5, 2020)

8.44
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.44 to the Current Report on Form 1-U filed on October 5, 2020)

8.45
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.45 to the Current Report on Form 1-U filed on October 5, 2020)

8.46
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.46 to the Current Report on Form 1-U filed on October 5, 2020)

8.47
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.47 to the Current Report on Form 1-U filed on October 5, 2020)

8.48
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.48 to the Current Report on Form 1-U filed on October 5, 2020)

8.49
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.50
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.51
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.52
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.53
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.54
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.55
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.56
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.57
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.58
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.59
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.60
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.61
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.62
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.63
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.64
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.65
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.66
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.67
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.68
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.69
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.70
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.71
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.72
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.73
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.74
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.75
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.76
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.77
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.78
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.79
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.80
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.81
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.82
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.83
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.84
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.85
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.86
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.87
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 081, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.88
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.89
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.90
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 084, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.91
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 085, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.92
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.93
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 087, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.94
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 088, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.95
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.96
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 090, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.97
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.98
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 092, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.99
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.100
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.101
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.102
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.103
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.104
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.105
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.106
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.107
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.108
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.109
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.110
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.111
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.112
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 106, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.113
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.114
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.115
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.116
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.117
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.118
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.119
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.120
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.121
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.122
Escrow Agreement, dated September 15, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: September 28, 2021	OTIS GALLERY LLC By: Otis Wealth, Inc., its managing member

/s/ Michael Karnjanaprakorn
Name: Michael Karnjanaprakorn
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Michael Karnjanaprakorn		Chief Executive Officer and Director of Otis Wealth, Inc. (principal executive officer and principal financial and accounting officer)	September 28, 2021
Michael Karnjanaprakorn

Otis Wealth, Inc.		Managing Member	September 28, 2021

By:	/s/ Michael Karnjanaprakorn
Name: Michael Karnjanaprakorn
Title: Chief Executive Officer